    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 1997

                                                              FILE NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                           BAXTER INTERNATIONAL INC.
           (Exact Name of the Registrant as Specified in its Charter)

               DELAWARE                                  2834                                 36-0781620
   (State or Other Jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    Incorporation or Organization)           Classification Code Number)                Identification Number)

                           BAXTER INTERNATIONAL INC.
                               ONE BAXTER PARKWAY
                           DEERFIELD, ILLINOIS 60015
                                 (847) 948-2000
              (Address, Including Zip Code, and Telephone Number,
        Including Area Code of Registrant's Principal Executive Offices)

                            JAY P. WERTHEIM, ESQUIRE
                           ASSOCIATE GENERAL COUNSEL
                         BAXTER HEALTHCARE CORPORATION
                             17221 RED HILL AVENUE
                            IRVINE, CALIFORNIA 92614
                                 (714) 250-2500
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code of Agent For Service)
                         ------------------------------
                                WITH COPIES TO:

        JOSEPH J. GIUNTA, ESQUIRE                A. ROBERT THORUP, ESQUIRE
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP          RAY, QUINNEY & NEBEKER
          300 SOUTH GRAND AVENUE                    79 SOUTH MAIN STREET
      LOS ANGELES, CALIFORNIA 90071              SALT LAKE CITY, UTAH 84111
              (213) 687-5000                           (801) 323-3359

                         ------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
              UPON CONSUMMATION OF THE MERGER (AS DEFINED HEREIN).
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE        REGISTRATION FEE
        SECURITIES TO BE REGISTERED           BE REGISTERED (2)       PER SHARE       OFFERING PRICE (3)         (4)
------------------------------------------------------------------------------------------------------------------------
Common Stock ($1 par value per share) (1)...      5,641,649         Not applicable       $223,349,397          $67,682
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to securities of the Registrant, including common stock and associated Baxter Rights (as defined herein), to be issued to holders of common stock of Research Medical, Inc. ("RMI Common Stock") in connection with the Merger (as herein described).

(2) Represents the number of shares of the Registrant's Common Stock issuable upon consummation of the Merger, given an exchange ratio of .5857, which assumes (i) a common stock price of the Registrant of $40.125, the lowest closing price of the Registrant's Common Stock as reported by the New York Stock Exchange (the "NYSE") from July 1, 1996 through February 3, 1997 (adjusted for stock dividends and stock splits), and (ii) a number of shares of RMI Common Stock to be received by the Registrant in the Merger of 9,632,319, the number of shares outstanding, fully diluted, on February 3, 1997. This amount is estimated solely for the purpose of calculating the Registration Fee.

(3) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the "Securities Act"), this amount represents the maximum aggregate offering price which would be computed by using the average of the high and low prices for shares of RMI Common Stock as reported by the Nasdaq National Market on February 3, 1997. This amount is estimated solely for the purpose of calculating the Registration Fee.

(4) A fee of $45,108 was paid on December 23, 1996 pursuant to Rule 14a-6 and Rule 0-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in respect of the Merger upon the filing by Research Medical, Inc. of preliminary proxy statement materials relating thereto. Pursuant to Rule 457(b) under the Securities Act and Section 14(g)(1)(B) of the Exchange Act and Rule 0-11 promulgated thereunder, the amount of such previously paid fee may be credited against the registration fee payable in connection with this filing. Accordingly, only $22,574 of the total registration fee of $67,682, equal to 1/33 of one percent of the estimated Proposed Maximum Aggregate Offering Price of $223,349,397, as calculated in accordance with Section 6(b) of the Securities Act, is required to be paid with this Registration Statement.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [LOGO]

                                                                February 7, 1997

Dear Shareholder:

    You are cordially invited to attend a special meeting ("Special Meeting") of the shareholders of Research Medical, Inc. ("RMI") to be held at
[                   ], Salt Lake City, Utah, on March [  ], 1997, at 10:00 a.m.,
local time. At that Special Meeting, you will be asked to consider and vote on an Amended and Restated Agreement and Plan of Merger, dated as of December 3, 1996, as amended and restated on February 4, 1997, (the "Merger Agreement"), pursuant to which RMI will be acquired by Baxter International Inc. ("Baxter") by means of a merger ("Merger") of Baxter CVG Services III, Inc., a wholly owned subsidiary of Baxter, with and into RMI, resulting in RMI becoming a wholly owned subsidiary of Baxter.

    The Merger Agreement provides for the conversion and exchange of each and every outstanding share of RMI common stock into a fraction of a share of Baxter common stock, the numerator of such fraction being $23.50 and the denominator being the Baxter Stock Price, as defined in the Merger Agreement.

    In addition to describing the terms and conditions of the Merger Agreement, the enclosed Proxy Statement/Prospectus sets forth information, including summary financial data, about RMI and Baxter. The complete text of the Merger Agreement appears as Annex A to the Proxy Statement/Prospectus. Please carefully review all of these materials and consider the information contained in them. Your vote on the Merger is important. APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF RMI COMMON STOCK.

    YOUR BOARD OF DIRECTORS BELIEVES THE MERGER IS IN THE BEST INTERESTS OF RMI'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

    Regardless of the size of your holdings, it is important that your shares be voted at the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, sign, date, and mail, as soon as possible, the enclosed proxy in the postage-paid envelope provided. We appreciate the continued support of our shareholders and look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                                       [SIG]

                                          Gary L. Crocker
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                             RESEARCH MEDICAL, INC.
                                ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MARCH [  ], 1997

                            ------------------------

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Research
Medical, Inc. ("RMI") will be held at [                   ], Salt Lake City,
Utah, on March   , 1997, at 10:00 a.m., local time (the "Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy Statement/Prospectus:

    1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of December 3, 1996, as amended and restated on February 4, 1997, (the "Merger Agreement"), by and among Baxter International Inc. ("Baxter"), Baxter CVG Services III, Inc. ("Purchaser") and RMI and the transactions contemplated thereby, including the merger (the "Merger") of Purchaser with and into RMI.

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    The Merger Agreement is set forth in Annex A of the accompanying Proxy Statement/Prospectus.

    The RMI Board of Directors has fixed the close of business on January 29, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting. A list of RMI shareholders entitled to vote at the Special Meeting will be available for examination, during ordinary business hours, at the corporate offices at 6864 South 300 West, Midvale, Utah during the 10 days prior to the Special Meeting.

    Common Stock, par value, $0.50 per share, of RMI is the only security of RMI whose holders are entitled to vote upon the proposals to be presented at the Special Meeting.

    Your vote is important regardless of the number of shares you own. Each shareholder, even though he or she now plans to attend the Special Meeting, is requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise. Any shareholder present at the Special Meeting or at any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Special Meeting.

                                          By Order of the Board of Directors,

                                                          [SIG]

                                          Mark W. Winn
                                          SENIOR VICE PRESIDENT AND SECRETARY

February 7, 1997

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL
                        TO APPROVE THE MERGER AGREEMENT
          PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY
                  IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             RESEARCH MEDICAL, INC.
                                PROXY STATEMENT
                               ------------------

                           BAXTER INTERNATIONAL INC.
                                   PROSPECTUS

    This Proxy Statement/Prospectus (this "Proxy Statement/Prospectus") is being furnished to holders of common stock, par value $.50 per share ("Company Common Stock"), of Research Medical, Inc., a Utah corporation ("RMI" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of shareholders of the Company to be held
on March   , 1997 at 10:00 a.m., local time, at [__________], Salt Lake City,
Utah and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, shareholders of the Company will consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of December 3, 1996, as amended and restated on February 4, 1997, by and among Baxter International Inc., a Delaware corporation ("Baxter"), Baxter CVG Services III, Inc., a Utah corporation and a wholly owned subsidiary of Baxter ("Purchaser"), and the Company, a copy of which is attached hereto as Annex A and is incorporated herein by reference (such agreement, as it may be amended, modified, or supplemented from time to time, will be referred to as the "Merger Agreement"). The Merger Agreement provides, subject to the satisfaction or waiver of certain conditions, that Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Baxter. Upon consummation of the Merger, each share of Company Common Stock (excluding shares held by any wholly owned subsidiary of the Company or by Baxter, or by any subsidiary of Baxter) shall be cancelled and shall be converted into the right to receive (the "Merger Consideration") the fraction of a share of common stock, par value $1 per share of Baxter ("Baxter Shares"), the numerator of which fraction shall be $23.50 and the denominator of which shall be the Baxter Stock Price (as defined below), with cash being paid in lieu of any fractional share interest.

    For purposes of calculating the Merger Consideration, the "Baxter Stock Price" shall be an amount equal to the average closing sale price of a Baxter Share on the New York Stock Exchange ("NYSE"), as such closing sale price shall be reported in THE WALL STREET JOURNAL or, if not available, such other authoritative publication as may be reasonably selected by Baxter, for the ten
(10) consecutive trading days ending on and including the second trading day prior to the date of the Special Meeting at which the Merger Agreement is approved. Because the number of shares of the common stock, $1.00 par value per share, of Baxter ("Baxter Common Stock") to be received by shareholders of RMI ("Shareholders") will be determined based on the average closing price of Baxter Common Stock over the ten trading day period ending on and including the second trading day prior to the date of the Special Meeting, and because the price of Baxter Common Stock is subject to fluctuation, the number of shares of Baxter Common Stock that Shareholders will receive in the Merger may increase or decrease from the number of shares such Shareholders would receive based on the current market price for Baxter Common Stock. Moreover, the value of Baxter Common Stock to be received by Shareholders through the Merger may fluctuate following the Effective Time. There is no minimum or maximum fraction or number of Baxter Shares that may be issued under the provisions of the Merger Agreement.

    FOLLOWING DETERMINATION OF THE BAXTER STOCK PRICE ON THE SECOND TRADING DAY PRIOR TO THE SPECIAL MEETING, SHAREHOLDERS CAN OBTAIN THE BAXTER STOCK PRICE AND THE SPECIFIC FRACTION OF A BAXTER SHARE INTO WHICH EACH SHARE OF RMI WILL BE CONVERTED BY CONTACTING MORROW & CO., INC. (THE "SOLICITATION AGENT") AT (800) 662-5200 (TOLL FREE). PROXIES AND REVOCATIONS OF PROXIES MAY BE DELIVERED AT ANY TIME PRIOR TO THE TAKING OF THE VOTE AT THE SPECIAL MEETING, INCLUDING BY FACSIMILE TO THE SOLICITATION AGENT AT (212) 754-8300.

    Each Baxter Share received also includes an associated Baxter Share Right to purchase Baxter Preferred Stock at a purchase price of $70 per Unit, subject to adjustment. The Baxter Rights, which only become exercisable in certain events, were issued pursuant to a Rights Agreement dated March 20, 1989 between Baxter and First National Bank of Chicago, its Rights Agent.

    This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of the Company on or about February 11, 1997.

    This Proxy Statement/Prospectus also constitutes Baxter's Prospectus, filed with the Securities and Exchange Commission as part of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Registration Statement"), with respect to the Baxter Shares to be issued in connection with the Merger. RMI has supplied all the information contained herein with respect to itself and its subsidiaries, and Baxter has supplied all the information contained herein with respect to itself, its subsidiaries, and Purchaser.
                           --------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

        The date of this Proxy Statement/Prospectus is February 7, 1997.

                             AVAILABLE INFORMATION

    Baxter and RMI are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected at the Commission's facilities referred to above and at the Commission's Regional Offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60621-2511, and at Room 1228, 75 Park Place, New York, New York 10007. Electronic copies of all such reports are also available on the World Wide Web at http:// www.sec.gov/edgarhp.htm. In addition, Baxter Common Stock is listed and traded on the New York Stock Exchange ("NYSE"), and such reports, proxy statements and other information concerning Baxter should be available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The RMI Common Stock is listed and traded on the Nasdaq National Market, and such reports, proxy statements and other information concerning RMI should be available for inspection and copying at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Baxter has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Baxter Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus, in any document incorporated by reference or deemed to be incorporated by reference into this Proxy Statement/Prospectus, as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each case, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST DIRECTED TO MORROW & CO., INC., 909 THIRD AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, TELEPHONE NUMBER: (800) 662-5200 (TOLL FREE). IN ORDER TO ASSURE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST SHOULD BE RECEIVED BY FEBRUARY 20, 1997. COPIES OF SUCH DOCUMENTS WILL ALSO BE AVAILABLE UPON REQUEST THEREAFTER UNTIL THE EFFECTIVE TIME (AS HEREINAFTER DEFINED).

    Questions and requests for assistance, for additional copies of the Proxy Statement/Prospectus or for copies of documents incorporated by reference herein may be directed to the Company's Solicitation Agent as follows:

                               MORROW & CO., INC.
                          909 Third Avenue, 20th Floor
                            New York, New York 10022
                     Telephone: (800) 662-5200 (toll free)
                           Facsimile: (212) 754-8300

    The Solicitation Agent will also be available to provide, beginning on the second trading day prior to the Special Meeting, information to Shareholders regarding the calculation of the specific fraction of a Baxter Share into which each share of RMI Common Stock will be converted pursuant to the Merger Agreement and to receive by facsimile proxies and revocations of proxies from Shareholders.

    No agent or officer of Baxter or RMI, nor any other person, has been authorized to give any information or to make any representations other than as contained herein; and, if given or made, such information or representations should not be relied upon as having been authorized by Baxter or RMI. Neither the delivery of this Proxy Statement/Prospectus nor any sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of Baxter or RMI since the date of this Proxy Statement/Prospectus, or that the information herein is correct as of any time subsequent to such date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

        1. Baxter's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-4448);

        2. Baxter's Quarterly Reports on Form 10-Q, for the quarters ended March 31, June 30, and September 30, 1996 (File No. 1-4448);

        3. Baxter's Current Reports on Form 8-K dated April 19, August 29, October 7, and December 6, 1996 and January 29, 1997 (File No. 1-4448);

        4. Description of Baxter Capital Stock and Baxter Rights as included in Baxter Form 8-A filed with the Commission on March 21, 1989 (File No. 1-4448);

        5. Information Concerning Baxter directors and executive officers as included in sections entitled "Board of Directors," "Election of Directors," "Compensation of Named Executive Officers" and "Pension Plan, Excess Plans and Supplemental Plans" on pages 2-5 and 8-16 of Baxter's Proxy Statement on
    Schedule 14A dated March 22, 1996 (File No. 1-4448);

        6. The Company's Annual Report on Form 10-K for the year ended June 30, 1996 (File No. 0-6944);

        7. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 0-6944);

        8.  Proxy Statement for RMI dated October 7, 1996 (File No. 0-6944); and

        9. RMI's Current Reports on Form 8-K dated December 3, 1996 and January 8, 1997 (File No. 0-6944).

    All documents filed by the Company and Baxter pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, that indicate on the cover page thereof that they are to be incorporated by reference, after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to the Company and its subsidiaries has been supplied by the Company and all such information relating to Baxter and its subsidiaries has been supplied by Baxter.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................    ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   iii

NOTE REGARDING FORWARD-LOOKING INFORMATION................................    vi

GLOSSARY..................................................................   vii

SUMMARY...................................................................     1
  The Companies...........................................................     1
  The RMI Special Meeting.................................................     1
  The Merger..............................................................     2
  No Dissenting Shareholders' Rights......................................     4
  Certain Federal Income Tax Consequences.................................     4
  Market Price Data and Dividends.........................................     5
  Selected Consolidated Financial Data....................................     7

VOTING AND MANAGEMENT INFORMATION; THE RMI SPECIAL MEETING................    11
  General.................................................................    11
  Shares Entitled to Vote; RMI Shareholder Approval.......................    11
  Voting; Solicitation and Revocation of Proxies..........................    12

THE MERGER................................................................    13
  General.................................................................    13
  Background of the Merger................................................    13
  Baxter's Reasons for the Merger.........................................    17
  Recommendation of the RMI Board of Directors; Reasons of RMI for the
    Merger................................................................    17
  Opinion of RMI Financial Advisor........................................    18
  Governmental and Regulatory Approvals...................................    22
  Anticipated Accounting Treatment........................................    22
  Certain Federal Income Tax Consequences.................................    23
  No Dissenting Shareholders' Rights......................................    24
  Interests of Certain Persons in the Merger..............................    24

CERTAIN TERMS OF THE MERGER AGREEMENT.....................................    25
  Effective Time of the Merger............................................    25
  Conversion of Shares....................................................    26
  Exchange of Certificates Representing Shares............................    27
  Dividends...............................................................    27
  No Fractional Shares....................................................    28
  Unclaimed Amounts.......................................................    28
  Lost Certificates.......................................................    28
  Representations and Warranties..........................................    28
  Ordinary Course.........................................................    28
  Resales of Baxter Common Stock Received in the Merger; Restrictions on
    Affiliates............................................................    29
  NYSE Listing............................................................    30
  No Solicitation.........................................................    30
  Directors' and Officers' Indemnification and Insurance..................    31
  Continuation of Operations..............................................    31
  Employee Benefits.......................................................    31
  Consents and Approvals..................................................    32
  Conditions to the Merger................................................    32

                                                                            PAGE
                                                                            ----
  Termination, Amendment and Waiver.......................................    33
  Fees and Expenses.......................................................    34

INFORMATION CONCERNING BAXTER.............................................    35
  General.................................................................    35
  Recent Developments.....................................................    35
  Industry Overview.......................................................    36
  Methods of Distribution.................................................    36
  Raw Materials...........................................................    37
  Patents and Trademarks..................................................    37
  Research and Development................................................    37
  Government Regulation...................................................    37
  Employees...............................................................    38
  Contractual Arrangements................................................    38
  Properties..............................................................    38

INFORMATION CONCERNING RMI................................................    39
  General.................................................................    39
  Recent Operating Results................................................    39
  Competition.............................................................    40
  Government Regulation...................................................    41
  Principal RMI Shareholders..............................................    41
  Stock Ownership by Management of RMI....................................    42
  Contracts Between Baxter and RMI........................................    42

COMPARISON OF RIGHTS OF HOLDERS OF BAXTER COMMON STOCK AND HOLDERS OF RMI
  COMMON STOCK............................................................    43
  Preemptive Rights.......................................................    43
  Dividends and Other Distributions.......................................    43
  Amendment of Certificate or Articles of Incorporation; Amendment of
    Bylaws................................................................    44
  Action by Written Consent...............................................    45
  Special Meeting of Shareholders.........................................    45
  Voting in the Election of Directors.....................................    45
  Number and Qualification of Directors...................................    46
  Classification of Board.................................................    46
  Removal of Directors....................................................    46
  Filling Vacancies on the Board of Directors.............................    47
  Transactions Involving Officers or Directors or Interested
    Shareholders..........................................................    47
  Indemnification and Limitation of Liability.............................    48
  Mergers and Sales of Substantially All Corporate Assets.................    49
  Dissenting Shareholder's Rights.........................................    50
  Shareholder Approval of Certain Business Combinations...................    51
  Inspection of Shareholder List, Books and Records.......................    52
  Shareholder Derivative Suits............................................    52
  Duration of Proxies.....................................................    53
  Dissolution.............................................................    53

LEGAL MATTERS.............................................................    53

EXPERTS...................................................................    53

SHAREHOLDER PROPOSALS.....................................................    54

ANNEXES
  Amended and Restated Agreement and Plan of Merger.......................   A-1
  Opinion of William Blair & Company, L.L.C...............................   B-1

                   NOTE REGARDING FORWARD-LOOKING INFORMATION

    Certain statements contained herein and in the documents incorporated herein by reference constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company, Baxter or the health care industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the rate of technological change, the success of Baxter's acquisition strategy, the regulatory environment under existing law and future acts of Congress. In addition to statements which explicitly describe such risks and uncertainties, investors are urged to consider statements labeled with the terms "believes," "belief," "expects," "plans," or "anticipates" to be uncertain and forward-looking.

                                    GLOSSARY

    As used in this Proxy Statement/Prospectus, the following are the meanings for the terms set forth below:

"BAXTER" means Baxter International Inc., a Delaware corporation.

"BAXTER COMMON STOCK"         means shares of common stock, $1.00 par value per
                              share, of Baxter.

"BAXTER RIGHT"                means a Right to purchase from Baxter a unit
                              consisting of one one-hundredth of a share (a
                              "Unit") of Series A Junior Participating Preferred
                              Stock, without par value (the "Preferred Stock").

"BAXTER STOCK PRICE"          has the meaning set forth on the Cover Page of
                              this Proxy Statement/ Prospectus.

"BCA"                         means the Revised Utah Business Corporations Act.

"CLOSING"                     means the closing of the transactions contemplated
                              by the Merger Agreement.

"CLOSING DATE"                means the date upon which the Closing occurs.

"CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

"COMMISSION"                  means the Securities and Exchange Commission.

"COMPANY" OR "RMI"            means Research Medical, Inc., a Utah corporation.

"COMPANY COMMON STOCK" OR
  "RMI COMMON STOCK"          means Common Stock, par value $.50, of RMI.

"DELAWARE STATUTE" OR THE
  "DGCL"                      means the Delaware General Corporation Law.

"EFFECTIVE TIME"              means as the date on which the Merger will be
                              deemed effective under the laws of the State of
                              Utah.

"EXCHANGE ACT"                means the Securities Exchange Act of 1934, as
                              amended, and the rules and regulations thereunder.

"EXCHANGE AGENT"              means First Chicago Trust Company of New York or
                              such other qualified transfer agent designated by
                              Baxter and reasonably satisfactory to RMI to
                              perform the duties of exchange agent provided for
                              in the Merger Agreement.

"GAAP" means generally accepted accounting principles in the United States.

"IRS"                         means the Internal Revenue Service.

"MATERIAL ADVERSE EFFECT"     means, with respect to Baxter or RMI, as the case
                              may be, any event, circumstance, condition,
                              development or occurrence, individually or in the
                              aggregate, causing, resulting in or reasonably
                              likely to have a material adverse effect on the
                              condition (financial or otherwise), business,
                              assets, properties, prospects or results of
                              operation of Baxter or RMI, respectively, and its
                              subsidiaries, taken as a whole.

"MERGER" means the merger of Purchaser with and into RMI pursuant to the Merger Agreement.

"MERGER AGREEMENT"            means the Amended and Restated Agreement and Plan
                              of Merger, dated as of December 3, 1996, as
                              amended and restated on February 4, 1997, by and
                              among Baxter, Purchaser and RMI.

"MERGER AGREEMENT OF
  DECEMBER 3, 1996"           means the Agreement and Plan of Merger, dated as
                              of December 3, 1996, by and among Baxter,
                              Purchaser and RMI, prior to the amendment of such
                              agreement on February 4, 1997.

"MERGER CONSIDERATION"        has the meaning set forth on the Cover Page of
                              this Proxy Statement/ Prospectus.

"NYSE"                        means the New York Stock Exchange.

"PROXY" OR "PROXIES"          means a form properly signed by a Shareholder
                              designating and authorizing another person to act
                              for and on behalf of that Shareholder in voting
                              that Shareholder's shares of RMI Common Stock at
                              the Special Meeting. (A form of Proxy to be used
                              for this purpose is being sent along with this
                              Proxy Statement/Prospectus.)

"PURCHASER"                   means Baxter CVG Services III, Inc., a Utah
                              corporation and a wholly owned subsidiary of
                              Baxter.

"RECORD DATE"                 means the close of business on January 29, 1997.
                              This date is set to determine the RMI shareholders
                              entitled to notice of and to vote at the Special
                              Meeting.

"REGISTRATION STATEMENT"      means the registration statement of Baxter on Form
                              S-4 (together with any amendments thereto) filed
                              with the Commission under the Securities Act with
                              respect to the Baxter Common Stock issuable in
                              connection with the Merger.

"RMI BOARD"                   means the Board of Directors of RMI as duly
                              constituted at the time of the particular use of
                              this term in context in this Proxy Statement/
                              Prospectus.

"SECURITIES ACT"              means the Securities Act of 1933, as amended, and
                              the rules and regulations thereunder.

"SHAREHOLDER"                 when capitalized, refers to the holders of RMI
                              Common Stock.

"SOLICITATION AGENT"          means Morrow & Co., Inc., which may be called toll
                              free at (800) 662-5200 and will accept proxies or
                              revocations of proxies by facsimile at (212)
                              754-8300 at any time prior to the taking of the
                              vote at the Special Meeting.

"SPECIAL MEETING"             means the special meeting of RMI shareholders that
                              will be held to consider and vote upon the Merger
                              Agreement and any adjournments or postponements
                              thereof.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY. CAPITALIZED TERMS USED HEREIN AND NOT DEFINED SHALL HAVE THE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

THE COMPANIES

    BAXTER. Baxter International Inc. ("Baxter"), through its subsidiaries, is a global medical-products company with a leading position in technologies related to the blood and circulatory system. It has market-leading positions in four global businesses: BIOTECHNOLOGY, which develops therapies and products in transfusion medicine; CARDIOVASCULAR MEDICINE, which develops products and expands services to treat late-stage cardiovascular disease; RENAL, which develops products and services to improve therapies to fight kidney disease; and INTRAVENOUS SYSTEMS AND MEDICAL PRODUCTS, which develops technologies and systems to improve intravenous medication delivery, and distributes disposable medical products overseas. Baxter's CardioVascular Group (the "CVG Group") provides a wide range of products to treat late-stage cardiovascular disease, encompassing perfusion products; critical-care; heart valve therapy; cardiac assist; perfusion services and vascular systems. Baxter was incorporated in Delaware in 1931. Baxter's principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015 and its telephone number is (847) 948-2000. For further information concerning Baxter, see "--Selected Consolidated Financial Data," "INFORMATION CONCERNING BAXTER," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    RMI. Research Medical, Inc. (the "Company" or "RMI") is engaged in the development, manufacture and distribution of a diversified line of health care products, focusing on specialized cardiovascular, vascular and blood management surgical devices and specialty pharmaceuticals. Products are manufactured by the Company in two facilities located in the United States and sold in many countries. The Company's more than 450 products are used principally by hospitals, clinical and medical research laboratories, and doctors' offices. The Company has real estate holdings remaining from its early years of operations, including properties traded for such original properties. The Company is liquidating its real estate assets in an orderly manner, contributing to the Company's cash and investment position. RMI's principal executive offices are located at 6864 South 300 West, Midvale, Utah 84047, and its telephone number is
(801) 562-0200. For further information concerning the Company, see "--Selected Consolidated Financial Data," "INFORMATION CONCERNING RMI," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

THE RMI SPECIAL MEETING

    A special meeting of the shareholders of RMI will be held at [
       ], Salt Lake City, Utah, on March [ ], 1997, at 10:00 a.m. local time. At the Special Meeting, the Shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and such other matters as may properly be brought before the meeting. See "VOTING AND MANAGEMENT INFORMATION; THE RMI SPECIAL MEETING--General."

    RECORD DATE

    The Company's Board of Directors has established January 29, 1997 (the "Record Date") as the Record Date for the Special Meeting. Only Shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. See "VOTING AND MANAGEMENT

INFORMATION; THE RMI SPECIAL MEETING--Shareholders Entitled to Vote; RMI Shareholder Approval."

    VOTE REQUIRED

    The affirmative vote of the holders of a majority of the outstanding shares of RMI Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement. As of the Record Date, directors and executive officers of RMI and their affiliates beneficially owned approximately 4.71% of the outstanding shares of RMI Common Stock. See "INFORMATION CONCERNING RMI--Stock Ownership by Management of RMI."

THE MERGER

    Pursuant to the Merger Agreement, at the Effective Time, Purchaser will be merged with and into RMI, and RMI, as the surviving corporation in the Merger, will become a wholly owned subsidiary of Baxter, and the Shareholders will become shareholders of Baxter. The Effective Time of the Merger will occur upon the filing of the Articles of Merger with the Division of Corporations and Commercial Code of the Utah Department of Commerce.

    Upon consummation of the Merger, each issued and outstanding share of RMI Common Stock will, without any action on the part of the holder thereof, be cancelled and converted into the right to receive a fraction of a share of Baxter Common Stock which fraction's numerator is $23.50 and its denominator is the Baxter Stock Price. For further information on the Merger Consideration and on the Baxter Stock Price, see "--Market Price Data and Dividends" and "THE MERGER."

    RECOMMENDATION OF THE RMI BOARD; REASONS FOR THE MERGER

    The RMI Board believes that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of RMI and the Shareholders and unanimously recommends that Shareholders vote to approve the Merger Agreement and the transactions contemplated thereby.

    In reaching its determination to enter into the Merger Agreement with Baxter, the RMI Board consulted with William Blair & Company, L.L.C. ("William Blair") and RMI's legal advisors, and considered a number of factors, including, without limitation, the following: the oral opinion of William Blair, which was subsequently confirmed in writing, that, as of December 3, 1996, the consideration to be received by the shareholders of RMI pursuant to the Merger Agreement is fair to such shareholders from a financial point of view; the current and prospective economic environment and competitive constraints facing small medical products companies, including RMI; the RMI Board's evaluation of the risks to consummation of the Merger; the increased liquidity that the Merger would provide to current RMI shareholders; and the RMI Board's review of possible alternatives to the Merger. See "THE MERGER-- Recommendation of RMI Board of Directors; Reasons of RMI for the Merger."

    OPINION OF FINANCIAL ADVISOR

    William Blair has served as financial advisor to RMI in connection with the Merger and has rendered an opinion to the RMI Board that the consideration to be received by the shareholders of RMI pursuant to the Merger Agreement is fair to such shareholders from a financial point of view. See "THE MERGER-- Opinion of RMI Financial Advisor" and the opinion of William Blair attached as Annex B to this Proxy Statement/Prospectus.

    INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of RMI's management and the RMI Board have certain interests in the Merger that are in addition to their interests as shareholders of RMI generally. These include the fee to be paid to

William Blair, of which Mr. Edward Blair, Jr., a director of RMI, is a principal, and an employment agreement between RMI and Mr. Gary Crocker, RMI's Chairman of the Board, President and Chief Executive Officer. The Merger Agreement also provides that Baxter will enter into employment agreements or retention agreements with certain other executive officers of RMI. In addition, as a result of the Merger, all holders of stock options under RMI's stock option plans will receive cash in exchange for the cancellation of their options. See "THE MERGER--Interests of Certain Persons in the Merger."

    CONDITIONS; REGULATORY APPROVALS

    Consummation of the Merger is subject to various conditions, including, among others, receipt of the Shareholders' approval solicited hereby, receipt of certain necessary regulatory approvals, and the receipt of opinions of counsel regarding certain tax and other aspects of the Merger. In addition, RMI's obligations under the Merger Agreement are conditioned upon the nonoccurrence of an event constituting a Material Adverse Effect relating to Baxter. Baxter's obligation to complete the Merger is similarly conditioned as to the nonoccurrence of a Material Adverse Effect relating to RMI. See "CERTAIN TERMS OF THE MERGER AGREEMENT--Conditions to the Merger."

    CONSUMMATION OF THE MERGER

    Baxter and RMI intend to consummate the Merger as soon as practicable after approval of the Merger by the Shareholders and after all other conditions have been met or waived. At present, Baxter and RMI anticipate that all such conditions can be satisfied, and the Closing can occur promptly following the Special Meeting. See "CERTAIN TERMS OF THE MERGER AGREEMENT--Effective Time of the Merger."

    NO SOLICITATION

    RMI has agreed in the Merger Agreement that neither it nor any of its officers or directors will initiate, solicit or encourage any inquiries or the making of any proposal or offer (including with limitation any proposal or offer to Shareholders) with respect to, or, subject to the fiduciary duties of its Board of Directors (after consultation with its counsel), furnish any confidential information relating to or engage in any negotiations or discussions concerning, any acquisition or purchase of all or any significant portion of its assets, or of any equity securities of, or any merger, consolidation or any similar transaction involving it. RMI has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Baxter with respect to any of the foregoing, and to notify Baxter immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. See "CERTAIN TERMS OF THE MERGER AGREEMENT--No Solicitation."

    ANTICIPATED ACCOUNTING TREATMENT

    RMI and Baxter expect to account for the Merger as a purchase, with concomitant recognition of goodwill. However, it is expected that a substantial portion of the purchase price will be allocated to RMI's in-process research and development which, under GAAP, will be expensed by Baxter upon closing of the transaction. RMI and Baxter have agreed, under certain conditions, that Baxter may request, and RMI will make, certain adjustments to RMI's accounts prior to Closing. See "--Selected Consolidated Financial Data" and "THE MERGER--Anticipated Accounting Treatment."

    CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

    At the Effective Time, shareholders of RMI automatically will become shareholders of Baxter, and their rights as shareholders of Baxter will be determined by the Delaware Statute and by Baxter's Certificate of Incorporation and Bylaws. The rights of shareholders of RMI differ from rights of the shareholders of Baxter with respect to certain important matters, including their rights to call special meetings; the procedure for proposals to approve amendments to the Articles or Certificates of Incorporation; receipt of dividends; the required shareholder votes as to certain matters; and statutory and other restrictions on certain business combinations and control share acquisitions. See "COMPARISON OF RIGHTS OF HOLDERS OF BAXTER COMMON STOCK AND HOLDERS OF RMI COMMON STOCK."

NO DISSENTING SHAREHOLDERS' RIGHTS

    Under the BCA, holders of RMI Common Stock outstanding and entitled to vote at the RMI Special Meeting who vote against the Merger Agreement have no right to have their RMI shares appraised and be cashed out as part of the Merger. Every share of RMI, whether voted in favor or against the Merger, will be exchanged for a fraction of a share of Baxter Common Stock once the needed majority of all outstanding RMI shares is voted in favor of the Merger and the other conditions of the Merger are satisfied. See "THE MERGER--No Dissenting Shareholders' Rights".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for Federal income tax purposes: (i) no gain or loss will be recognized by Baxter or RMI as a result of the Merger; (ii) no gain or loss will be recognized by holders of RMI Common Stock upon the receipt of Baxter Common Stock in exchange for RMI Common Stock pursuant to the Merger, except with respect to cash received in lieu of a fractional share interest in Baxter Common Stock; and (iii) the aggregate adjusted tax basis of the shares of Baxter Common Stock to be received by the holders of RMI Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the shares of RMI Common Stock surrendered in exchange therefor (reduced by the amount allocable to fractional share interests for which cash is received). Consummation of the Merger is conditioned upon receipt by RMI of an opinion of Ray, Quinney & Nebeker, dated as of the Effective Time, that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The foregoing summary of the effect for Federal income tax purposes of a reorganization that comes within the meaning of Section 368(a) of the Code reflects the opinion of Ray, Quinney & Nebeker, counsel to the Company, attached as Exhibit 8.1 to the Registration Statement of which this Proxy Statement/Prospectus forms a part, and is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. See "THE MERGER--Certain Federal Income Tax Consequences."

    SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR OWN TAX SITUATIONS.

MARKET PRICE DATA AND DIVIDENDS

    The following table sets forth, for the periods indicated, the high and low closing prices per share of Baxter Common Stock as reported by the NYSE, and the high and low bid prices for RMI Common Stock as reported by the Nasdaq National Market during the same periods of time.

    Baxter Common Stock is publicly traded on the NYSE. The information presented below with respect to Baxter Common Stock quotations was obtained from the NYSE and reflects actual transactions.

    RMI Common Stock is publicly traded through the Nasdaq National Market. The information presented below with respect to RMI Common Stock was obtained from the Nasdaq National Market, and represents the high and low bids posted by market-makers during the period and may not reflect actual transactions.

    The prices shown below do not include retail markup, markdown or commissions.

                                                                         BAXTER                 RMI
                                                                      COMMON STOCK          COMMON STOCK
                                                                    (CLOSING PRICE)      (HIGH AND LOW BID)
                                                                  --------------------  --------------------
           CALENDAR QUARTER                                          LOW       HIGH        LOW       HIGH
           -----------------------------------------------------  ---------  ---------  ---------  ---------
     1994  First................................................  $   21.75  $   24.75  $    9.00  $   11.75
           Second...............................................      21.63      26.75       7.50      10.75
           Third................................................      25.25      29.75       7.75      11.75
           Fourth...............................................      23.75      28.88      10.88      14.38

     1995  First................................................      26.75      34.88      13.00      18.63
           Second...............................................      32.50      37.00      16.13      23.25
           Third................................................      33.75      41.38      21.88      30.50
           Fourth...............................................      36.75      44.75      22.25      30.13

     1996  First................................................      40.00      47.13      16.75      27.50
           Second...............................................      41.25      47.88      19.88      26.13
           Third................................................      41.38      47.75      13.88      23.25
           Fourth...............................................      40.13(1)     46.25(1)     16.63     23.13

     1997  First (through January 29, 1997).....................      40.63(1)     44.00(1)     22.88     23.38

------------------------

(1) On September 30, 1996 Baxter distributed to its stockholders of record as of September 26, 1996 all of the outstanding stock of Allegiance Corporation in the form of a dividend from Baxter. This market price is not adjusted for this spin-off of Allegiance Corporation.

    On December 3, 1996, the last trading day before the announcement of the execution of the Merger Agreement of December 3, 1996, Baxter Common Stock closed at $41.00 per share as reported by the NYSE, and RMI Common Stock closed the day with a last sale at $20.00 per share as reported in the Nasdaq National Market.

    On February 3, 1997, the closing price for Baxter Common Stock as reported on the NYSE was $45.50 per share and the closing price for RMI Common Stock was $23.19 per share.

    Shareholders are advised to obtain current market quotations for the Baxter Common Stock and the RMI Common Stock. No assurance can be given concerning the market price of the Baxter Common Stock before or after the date on which the Merger is consummated. The market price of the Baxter Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of Baxter Common Stock to be received by Shareholders will be determined based on the average closing price of Baxter Common Stock over the ten day period ending on and including the second trading day prior to the date of the Special

Meeting at which the Merger Agreement is approved, and because the price of Baxter Common Stock is subject to fluctuation, the number of shares of Baxter Common Stock that Shareholders will receive in the Merger may increase or decrease from the number of shares such Shareholders would receive based on the current market price for Baxter Common Stock. Moreover, the value of Baxter Common Stock to be received by Shareholders through the Merger may fluctuate following the Effective Time. There is no minimum or maximum fraction or number of Baxter Shares that may be issued under the provisions of the Merger Agreement.

    FOLLOWING DETERMINATION OF THE BAXTER STOCK PRICE ON THE SECOND TRADING DAY PRIOR TO THE SPECIAL MEETING, SHAREHOLDERS CAN OBTAIN THE BAXTER STOCK PRICE AND THE SPECIFIC FRACTION OF A BAXTER SHARE INTO WHICH EACH SHARE OF RMI WILL BE CONVERTED BY CONTACTING THE SOLICITATION AGENT AT (800) 662-5200 (TOLL FREE). PROXIES AND REVOCATIONS OF PROXIES MAY BE DELIVERED AT ANY TIME PRIOR TO THE TAKING OF THE VOTE AT THE SPECIAL MEETING, INCLUDING BY FACSIMILE TO THE SOLICITATION AGENT AT (212) 754-8300.

    On the Record Date, there were approximately 272,573,890 shares of Baxter Common Stock issued and outstanding held by approximately 64,796 holders of record; and on the same day there were 9,632,319 shares of RMI Common Stock issued and outstanding held by approximately 1,200 holders of record.

    Baxter currently pays regular quarterly dividends.

    RMI has never paid dividends on shares of RMI Common Stock.

    See "--Selected Consolidated Financial Data" and "Comparative Per Share Data of Baxter and RMI."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following tables present selected historical financial information for Baxter and RMI which has been derived from year-end consolidated financial statements of Baxter and RMI, certain of which are incorporated herein by reference; and from the September 30, 1996 balance sheet and results of operations of Baxter (nine months) and of RMI (three months), which information is also incorporated by reference into this Proxy Statement/Prospectus.

    The Merger Agreement provides that, prior to consummation of the Merger but after all other conditions to consummation have been satisfied, RMI will, consistent with GAAP and in a manner reasonably requested by Baxter and mutually satisfactory to the parties, establish such additional accruals and reserves as may be necessary to conform the Company's accounting reserve practices and methods to those of Baxter and Baxter's plan with respect to the conduct of the Company's business following the Merger and otherwise to reflect Merger-related expenses and costs incurred by the Company. The data in the financial tables and statements in this Proxy Statement/Prospectus does not reflect the amounts of such accruals or reserves because such amounts have not as yet been determined, and depend on the financial and economic conditions and other relevant factors in existence at and prior to the Effective Time, nor does the table reflect possible adjustments for restructuring charges and other expenses related to the Merger.

    All of the financial information included herein should be read in conjunction with such financial statements and notes thereto which are incorporated by reference, and the information set forth under the captions "INFORMATION CONCERNING BAXTER" and "INFORMATION CONCERNING RMI," which discuss, among other things, recent developments in the months following the most recent filing of a quarterly report with the Commission.

                           BAXTER INTERNATIONAL INC.
                      (in millions, except per share data)

                                                                                                               NINE MONTHS
                                                                                                                  ENDED
                                                                                                                SEPTEMBER
                                                                                                                   30,
                                                                                                               -----------
                                                                                                                1995 (2)
                                                                     YEAR ENDED DECEMBER 31,                   -----------
                                                    ---------------------------------------------------------
                                                      1991       1992      1993 (1)      1994      1995 (2)    (UNAUDITED)
                                                    ---------  ---------  -----------  ---------  -----------
STATEMENT OF INCOME DATA:
Net sales.........................................  $   3,635  $   3,857   $   4,116   $   4,479   $   5,048    $   3,695
Income (loss) from continuing operations..........        302        373        (193)        406         371          223
Net income (loss).................................        591        441        (198)        596         649          473
Per common share data
  Income (loss) from continuing operations........       1.08       1.34       (0.70)       1.45        1.34         0.80
  Net income (loss)...............................       2.03       1.56       (0.72)       2.13        2.35         1.70
Cash dividends declared per common share..........       0.74       0.86        1.00       1.025        1.11         0.83


                                                      1996
                                                    ---------

STATEMENT OF INCOME DATA:
Net sales.........................................  $   3,944
Income (loss) from continuing operations..........        417
Net income (loss).................................        511
Per common share data
  Income (loss) from continuing operations........       1.53
  Net income (loss)...............................       1.88
Cash dividends declared per common share..........       0.89

                                                                             DECEMBER 31,
                                                       ---------------------------------------------------------
                                                         1991       1992      1993 (1)      1994      1995 (2)
                                                       ---------  ---------  -----------  ---------  -----------  SEPTEMBER 30,
                                                                                                                    1996 (5)
                                                                                                                  -------------
                                                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Working capital......................................  $     539  $     347   $     546   $     502   $     757     $   1,279
Capital expenditures (3).............................        306        362         332         380         399           255
Net property, plant and equipment....................      1,337      1,469       1,434       1,642       1,749         1,771
Total assets.........................................      8,428      8,310       9,211       9,039       9,437         7,546
Net debt (4).........................................      2,338      2,902       3,139       2,404       2,115         1,190
Long-term obligations................................      2,246      2,433       2,800       2,341       2,372         1,692
Stockholders' equity.................................      4,373      3,795       3,185       3,720       3,704         2,577
Total capitalization.................................      6,619      6,228       5,985       6,061       6,076         4,269

------------------------

(1) Results include a restructuring charge of a pretax amount of $216 million and a net special charge for litigation of a pretax amount of $330 million.

(2) Results include a restructuring charge of a pretax amount of $103 million and a net special charge for litigation of a pretax amount of $96 million.

(3) Includes additions to the pool of equipment leased or rented to customers.

(4) Total debt and lease obligations net of cash and equivalents.

(5) Amounts for Total assets, Net debt, Long-term obligations, Stockholders' equity and Total capitalization are materially affected by the Allegiance Corporation spin-off from Baxter which occurred on September 30, 1996.

                    RESEARCH MEDICAL, INC. AND SUBSIDIARIES
                     (in thousands, except per share data)

                                                                                                       THREE MONTHS
                                                                                                          ENDED
                                                             YEAR ENDED JUNE 30,                      SEPTEMBER 30,
                                            -----------------------------------------------------  --------------------
                                              1992       1993       1994       1995       1996       1995       1996
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                       (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenues
  Health care.............................  $  15,859  $  19,843  $  22,362  $  28,637  $  33,312  $   7,560  $   9,068
  Real estate.............................      1,709      2,921      5,137      5,387      6,718      1,237      1,227
  Net revenues--total.....................     17,568     22,764     27,499     34,024     40,030      8,837     10,295
Operating income..........................      5,466      7,632      8,280     11,082     13,573      2,855      3,317
Net income................................      4,115      4,935      5,764      7,445      9,147      1,949      2,250
Net income per share......................       0.44       0.54       0.62       0.81       0.96       0.20       0.23

                                                                       JUNE 30,
                                                 -----------------------------------------------------  SEPTEMBER 30,
                                                   1992       1993       1994       1995       1996         1996
                                                 ---------  ---------  ---------  ---------  ---------  -------------
                                                                                                         (UNAUDITED)
COMMON STOCK DATA:
Book value per share (period end)..............  $    2.56  $    3.16  $    3.74  $    4.66  $    5.85    $    6.07
Common shares outstanding (period end).........      9,125      9,257      9,207      9,408      9,627        9,629

BALANCE SHEET DATA:
Cash & investments (including short and long
  term investments)............................      8,240      8,560      9,915      8,500     13,261       12,915
Accounts receivable............................      3,593      5,473      5,777      6,118      9,030        9,462
Inventories....................................      3,126      4,088      4,577      8,085     10,747       10,466
Total assets...................................     25,185     31,753     38,600     46,545     58,972       61,735
Current assets.................................     12,667     16,010     17,105     25,559     31,926       33,255
Current liabilities............................      1,222      1,605      3,289      2,034      2,122        2,752
Long term debt.................................     --            375        272        172         72           47
Stockholders' equity...........................     23,337     29,216     34,467     43,852     56,323       58,485

                  COMPARATIVE PER SHARE DATA OF BAXTER AND RMI

    Presented below is historical comparative per share data of Baxter and RMI for earnings from continuing operations, cash dividends and net book value. Also presented below are the equivalent per share amounts for RMI which adjust the historical Baxter amounts to reflect the exchange ratio of Baxter shares for RMI shares contemplated in the Merger. For the purposes of the comparison below, the exchange ratio was assumed to be 0.5595 shares of Baxter Common Stock for each share of RMI. Pro forma amounts have been omitted because the effects of the Merger on Baxter's earnings from continuing operations and net book value per share are not significant.

BAXTER INTERNATIONAL INC.

                                                                                                                      YEAR ENDED
                                                                                                                     DECEMBER 31,
                                                                                                                         1995
                                                                            THREE MONTHS ENDED   NINE MONTHS ENDED   ------------
                                                                              SEPTEMBER 30,        SEPTEMBER 30,
                                                                                   1996                1996
                                                                            ------------------   -----------------
                                                                               (UNAUDITED)          (UNAUDITED)
Per share amounts:
  Earnings from continuing operations.....................................       $  0.50               $1.53          $ 1.34
  Cash dividends..........................................................        0.3025                0.89            1.11


                                                                              SEPTEMBER 30,                          DECEMBER 31,
                                                                                   1996                                  1995
                                                                            ------------------                       ------------
 Net book value...........................................................       $  9.47(1)                           $13.39(1)

RESEARCH MEDICAL, INC.

                                                                                                         YEAR ENDED
                                                                                                          JUNE 30,
                                                                                                            1996
                                                             THREE MONTHS ENDED                        --------------
                                                                SEPTEMBER 30,
                                                                    1996
                                                             -------------------
                                                                 (UNAUDITED)
Per share amounts:
  Earnings from continuing operations......................      $      0.23                            $    0.96
  Earnings adjusted for exchange ratio.....................             0.28(2)                              0.75(2)
  Cash dividends...........................................          --                                      --
  Cash dividends adjusted for exchange ratio...............             0.17(2)                              0.62(2)


                                                                SEPTEMBER 30,                             JUNE 30,
                                                                    1996                                    1996
                                                             -------------------                       --------------
  Net book value...........................................      $      6.07                            $    5.85
  Net book value adjusted for exchange ratio...............             5.29(2)                              7.48(2)

------------------------

(1) The comparability of Baxter's net book values per share at December 31, 1995 and September 30, 1996 is significantly affected by Baxter's spin-off of Allegiance Corporation on September 30, 1996.

(2) Baxter amounts multiplied by 0.5595, the assumed exchange ratio using a Baxter share value of $42. The actual exchange ratio may be different, as it will be determined using the average closing prices of Baxter Common Stock on the NYSE for the ten trading days ending on and including the second trading day prior to the Special Meeting at which the Merger Agreement is approved.

                       VOTING AND MANAGEMENT INFORMATION;
                            THE RMI SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to Shareholders in connection with the solicitation of proxies by the RMI Board, for use at the Special Meeting of Shareholders of RMI (the "Special Meeting") to be held at
10:00 a.m., local time, on March [  ], 1997, at [        ], Salt Lake City, Utah
and at any adjournments or postponements thereof. This Proxy Statement/Prospectus also constitutes a prospectus of Baxter with respect to the Baxter Common Stock to be issued in the Merger.

    At the Special Meeting, the Shareholders of RMI will be asked to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of December 3, 1996, as amended and restated on February 4, 1997, (the "Merger Agreement"), by and among Baxter, Purchaser and RMI attached as Annex A hereto and more fully described herein. The Merger Agreement provides, among other things, that Purchaser will merge with and into RMI, with RMI thus becoming a wholly-owned subsidiary of Baxter (the "Merger") and, except as described below, each share of RMI Common Stock will be converted into a fraction of a share of Baxter Common Stock, the numerator of which fraction will be $23.50 and the denominator will be the Baxter Share Price. Because the number of shares of Baxter Common Stock to be received by Shareholders will be determined based on the average closing price of Baxter Common Stock over the ten trading day period ending on and including the second trading day prior to the date of the Special Meeting, and because the price of Baxter Common Stock is subject to fluctuation, the number of shares of Baxter Common Stock that Shareholders will receive in the Merger may increase or decrease from the number of shares such Shareholders would receive based on the current market price for Baxter Common Stock. Moreover, the value of Baxter Common Stock to be received by Shareholders through the Merger may fluctuate following the Effective Time.

    FOLLOWING DETERMINATION OF THE BAXTER STOCK PRICE ON THE SECOND TRADING DAY PRIOR TO THE SPECIAL MEETING, SHAREHOLDERS CAN OBTAIN THE BAXTER STOCK PRICE AND THE SPECIFIC FRACTION OF A BAXTER SHARE INTO WHICH EACH SHARE OF RMI WILL BE CONVERTED BY CONTACTING THE SOLICITATION AGENT AT (800) 662-5200 (TOLL FREE). PROXIES AND REVOCATIONS OF PROXIES MAY BE DELIVERED AT ANY TIME PRIOR TO THE TAKING OF THE VOTE AT THE SPECIAL MEETING, INCLUDING BY FACSIMILE TO THE SOLICITATION AGENT AT (212) 754-8300.

    The date on which this Proxy Statement/Prospectus is first being sent to shareholders of RMI is on or about February 11, 1997.

SHARES ENTITLED TO VOTE; RMI SHAREHOLDER APPROVAL

    The RMI Board has fixed January 29, 1997, as the Record Date for the determination of those Shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of RMI Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 9,632,319 shares of RMI Common Stock outstanding, entitled to vote and held by approximately 1,200 holders of record. Each holder of record of shares of RMI Common Stock on the Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and any other matter properly submitted for the vote of the RMI shareholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of RMI Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Shares of RMI Common Stock which are present in person or by proxy but abstain from voting with respect to one or more proposals voted upon at the Special Meeting will be included for purposes of determining a quorum at such meeting.

    The approval and adoption of the Merger Agreement by the Shareholders will require the affirmative vote of the holders of a majority of the outstanding shares of RMI Common Stock. Under the BCA, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the Merger. As described in "CERTAIN TERMS OF THE MERGER AGREEMENT--Conditions to the Merger," such approval by the Shareholders is a condition to consummation of the Merger.

    Approval and adoption of the Merger Agreement by the shareholders of Baxter is not required under Delaware law. Baxter has caused the Merger Agreement to be approved by all requisite corporate action to be taken by it or by the Purchaser, by means of a written consent mechanism.

    As of the Record Date, directors and executive officers of RMI and their affiliates may be deemed to be beneficial owners of 453,611 shares of RMI Common Stock, or approximately 4.71% of the shares of RMI Common Stock outstanding.

VOTING; SOLICITATION AND REVOCATION OF PROXIES

    All shares of RMI Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such signed and dated proxies will be voted FOR approval and adoption of the Merger Agreement.

    If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the relevant form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. RMI does not have any knowledge of any matters to be presented at the Special Meeting other than the proposal to approve the Merger Agreement.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) delivering to the Solicitation Agent (as defined below) or the Secretary of RMI, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Solicitation Agent or Secretary of RMI before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy may be sent by facsimile to the Solicitation Agent, Morrow & Co., Inc., at (212) 754-8300 (confirmed by telephone at (800) 662-5200 (toll free)) or may be hand delivered to, or sent so as to be delivered to Mark W. Winn, Secretary of Research Medical, Inc., 6864 South 300 West, Midvale, Utah 84047 before the taking of the vote at the Special Meeting.

    All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement/ Prospectus, will be borne by the party incurring such expenses. In addition to solicitation by use of the mails, proxies may be solicited by directors and officers of RMI in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. In addition, the Company has retained Morrow & Co., Inc. (the "Solicitation Agent") to assist it in connection with the solicitation of proxies for the Special Meeting, to provide prior to the Special Meeting information to Shareholders regarding the calculation of the specific fraction of a Baxter Share into which each share of RMI Common Stock will be converted, to receive by facsimile proxies and revocations of proxies, and to tabulate the results of votes at the Special Meeting. For providing such services, the Solicitation Agent will be paid a fee of $8,250, plus reimbursement of out-of-pocket expenses.

    Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable expenses incurred in connection therewith.

    SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

GENERAL

    The RMI Board has approved the Merger Agreement, which provides for the Merger at the Effective Time of Purchaser with and into RMI, with RMI as the surviving corporation in the Merger. Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including among others, the requisite approval of the Merger by holders of Company Common Stock, RMI will become a wholly owned subsidiary of Baxter through the merger of Purchaser with and into RMI.

    As a result of the Merger, each issued and outstanding share of Company Common Stock (other than shares owned, directly or indirectly, by Baxter or any subsidiary of Baxter) will be converted into the right to receive a fraction of a Baxter Share, the numerator of which is $23.50, and the denominator of which is the Baxter Stock Price. Because the number of shares of Baxter Common Stock to be received by Shareholders will be determined based on the average closing price of Baxter Common Stock over the ten trading day period ending on and including the second trading day prior to the date of the Special Meeting and because the price of Baxter Common Stock is subject to fluctuation, the number of shares of Baxter Common Stock that Shareholders will receive in the Merger may increase or decrease from the number of shares such Shareholders would receive based on the current market price for Baxter Common Stock. Moreover, the value of Baxter Common Stock to be received by Shareholders through the Merger may fluctuate following the Effective Time. There is no minimum or maximum fraction or number of Baxter Shares that may be issued under the provisions of the Merger Agreement.

    FOLLOWING DETERMINATION OF THE BAXTER STOCK PRICE ON THE SECOND TRADING DAY PRIOR TO THE SPECIAL MEETING, SHAREHOLDERS CAN OBTAIN THE BAXTER STOCK PRICE AND THE SPECIFIC FRACTION OF A BAXTER SHARE INTO WHICH EACH SHARE OF RMI WILL BE CONVERTED BY CONTACTING THE SOLICITATION AGENT AT (800) 662-5200 (TOLL FREE). PROXIES AND REVOCATIONS OF PROXIES MAY BE DELIVERED AT ANY TIME PRIOR TO THE TAKING OF THE VOTE AT THE SPECIAL MEETING, INCLUDING BY FACSIMILE TO THE SOLICITATION AGENT AT (212) 754-8300.

    No Baxter Shares will be issued for fractional interests. All shareholders of RMI entitled to receive, as a result of the Merger, a fractional interest in a Baxter Share will instead be entitled to receive an amount in cash determined by multiplying (x) the fraction of a Baxter Share to which such holder would otherwise be entitled times (y) the Baxter Stock Price.

    Immediately prior to the Effective Time, pursuant to the Merger Agreement, each employee and director option to acquire RMI Common Stock (individually, an "Option") outstanding at the Effective Time under RMI's stock option plans will be cancelled in consideration for payment by RMI to the holder of such Option of an amount in cash equal to (i) the excess, if any, of $23.50 over the exercise price of such Option, multiplied by (ii) the number of shares of RMI Common Stock subject to such Option. Baxter's obligations under the Merger Agreement are conditioned on the holders of such Options, as well as the holders of other options, agreeing, where required, to receive the calculated amount in cash in full settlement of such options, or to otherwise settle their options on terms acceptable to Baxter.

    The RMI Board has approved the Merger Agreement and has determined that the Merger is fair and in the best interest of RMI and RMI's shareholders and unanimously recommends that the shareholders of RMI vote FOR the Merger.

BACKGROUND OF THE MERGER

    The RMI Board and management have from time to time considered RMI's various strategic alternatives as part of their ongoing efforts to enhance shareholder value. Among the alternatives explored have been (i) continuing to operate RMI's businesses as currently operated, coupled with ongoing efforts to further improve operating performance, (ii) changing the mix of RMI's core business through internal growth and/or acquisition of other businesses or technology,
(iii) forming a strategic alliance with one or more other organizations in the medical products industry or (iv) merging with a strategic buyer with significant resources to bring to the combination.

    As part of RMI's exploration of strategies to maximize shareholder value, on April 30, 1996, William Blair was retained to advise the RMI Board on various strategic alternatives and to initiate contact with several potential strategic partners for RMI. Prior to making such contacts, William Blair identified seven potential strategic partners or acquirors from a large database of companies involved in health care products or devices reviewed by William Blair as potential strategic partners, which selection was approved by the RMI Board. The selection of these companies was based on the then current product lines and areas of focus and expertise, the sufficiency of the potential partners' financial resources to partner with or acquire a company the size of RMI, and what was perceived as each potential partner's general level of interest in entering into strategic alliances or making strategic acquisitions. William Blair did not contact any financial buyers because RMI believed that such buyers would not value the RMI business at the level that strategic partners or acquirors would value it, or at the level it was valued by the market.

    As part of its work, William Blair prepared a descriptive information memorandum describing RMI's products, sales and marketing, manufacturing and facilities, research and development efforts, business strategy, and historical financial information. Following the receipt of signed confidentiality agreements, the descriptive information memorandum was sent to each of the selected potential partners or acquirors. William Blair and/or RMI management spoke with each of these organizations about RMI and its prospects for the future.

    On April 30, 1996, William Blair contacted Mr. John Kehl, Vice President, Business Development, of Baxter Healthcare Corporation ("Baxter Healthcare") Cardiovascular Group, a subsidiary of Baxter, to determine whether Baxter or its affiliates had any interest in acquiring RMI. On May 7, 1996, Baxter executed a confidentiality agreement with RMI to enable Baxter to obtain proprietary non-public information concerning RMI. After reviewing the summary information memorandum, management of Baxter Healthcare met with RMI's Chairman and Chief Executive Officer on June 6, 1996 to discuss a possible business combination including a purchase price range approved in principal by the RMI Board. Following the review of certain information concerning RMI, in July, 1996 Baxter engaged J.P. Morgan and Company, Inc. ("J.P. Morgan") to assist it in evaluating any potential transaction. On July 19, 1996, Baxter submitted a preliminary non-binding indication of interest for the acquisition of RMI. The indication of interest was reviewed by the RMI Board and, based on a revision of certain terms on July 25, the RMI Board decided to proceed with more detailed discussions with Baxter.

    Following delivery of the preliminary indication of interest, representatives of Baxter met with representatives of the Company for the purpose of conducting due diligence at the Company's facilities and reviewing various business issues. During such review, on September 25, 1996, Baxter Healthcare and the Company signed an agreement providing for an exclusive negotiating period from that date through October 4, 1996 to be further extended if Baxter submitted an offer to acquire the Company prior to such date.

    On October 4, a representative of J.P. Morgan contacted the Company to indicate that, based on Baxter's due diligence investigation to date, Baxter had concluded that it would not be able to justify a purchase price within the range previously indicated in its preliminary expression of interest. On October 11, 1996, a representative of J.P. Morgan contacted a representative of William Blair to discuss assumptions that J.P. Morgan was using in its valuation of RMI and later sent its valuation model to William Blair. On October 9, 1996 and October 17, 1996 a representative of William Blair sent letters to a representative of J.P. Morgan restating the Company's position on price and, in its October 17, 1996 letter, commenting on certain parts of J.P. Morgan's analysis. Following meetings between Baxter and its advisors, on October 25, 1996 Mr. Michael J. Mussallem, Group Vice President of Baxter Healthcare, contacted Mr. Gary Crocker, Chief Executive Officer of the Company, to convey Baxter's view that it continued to be unable to justify a purchase price in the range previously indicated.

    Following further phone conversations between Messrs. Mussallem and Crocker, on November 5, 1996, Messrs. Mussallem, Crocker and other representatives of Baxter and the Company met in Irvine, California to discuss the status of open issues with respect to the transaction. After such meetings, Messrs. Crocker and Mussallem met privately to discuss the financial terms of any proposed transaction and at which meeting Mr. Mussallem indicated a willingness to propose a purchase price for RMI of $236 million, payable in Baxter Common Stock. Mr. Crocker indicated a willingness to present such a proposal to the RMI Board provided he promptly received a written offer outlining all terms of the proposal consistent with their discussions.

    On November 7, 1996, Baxter delivered to Mr. Crocker and representatives of William Blair a written offer, addressed to the RMI Board, to purchase all of the equity ownership of RMI through a merger with a subsidiary of Baxter for an aggregate purchase price of $236 million, payable in the form of shares of Baxter Common Stock. The offer letter stated that the specific aggregate number of Baxter Shares to be delivered would be based on the average trading price for such shares during a specified period prior to the execution of the definitive merger agreement and that the $236 million amount included any payments to be made to holders of outstanding options to acquire RMI common stock in cancellation of such options. The offer letter also stated (i) that a definitive merger agreement would include certain specified provisions, including conditions to the obligation of Baxter to consummate the transaction relating to the entering into of employment agreements with Mr. Crocker and certain other key employees and the receipt by Baxter of a legal opinion from RMI's outside counsel regarding various matters, (ii) that the offer would terminate if not accepted, subject to the negotiation and execution of a definitive merger agreement, prior to November 13, 1996 and (iii) that RMI would be required to enter into an exclusive negotiating agreement with Baxter for approximately three weeks, while the parties negotiated a definitive merger agreement.

    Following receipt of the November 7, 1996 offer letter from Baxter, management of RMI and its financial advisor contacted Baxter and its financial advisor by telephone and by letter to discuss and clarify the terms of the offer letter in preparation for an RMI Board meeting to discuss and consider such offer letter.

    A special meeting of the RMI Board was called for November 10, 1996 to discuss the Baxter offer letter, and William Blair was instructed to prepare for use by the RMI Board an analysis of the fairness from a financial point of view to RMI Shareholders of the consideration offered by Baxter. At the November 10 special board meeting, Mr. Crocker and RMI Director, Mr. Edward Blair, Jr. (on behalf of William Blair), described the contacts between RMI and its advisors on the one hand and Baxter and its advisors on the other. Such persons also described the terms of the November 7 offer letter from Baxter and the November 8 response letter to Baxter, and answered questions from RMI Board members regarding the terms of the offer letter. A representative of Ray, Quinney & Nebeker, counsel to RMI, described for the RMI Board the fiduciary duties of board members under Utah law and various legal issues relating to the consideration by the RMI Board of significant transactions, such as that contemplated by the Baxter offer letter. The RMI Board determined to review the Baxter offer letter in light of these discussions and to hold another special meeting on November 13, 1996 at which it would receive a preliminary analysis from William Blair of the fairness from a financial point of view to Shareholders of the consideration offered by Baxter in the November 7 offer letter and determine what action, if any, it would take in response to such letter.

    On November 13, 1996, the RMI Board convened to consider the Baxter offer letter of November 7. At this meeting, the RMI Directors considered, among other things, current industry trends of the portion of the medical products industry in which the company competes, RMI's recent and projected operating results and history of stock trading prices, the effect on shareholder value of continuing as a stand-alone entity compared to the effect of a potential combination with Baxter, the results of the contacts and discussions of RMI and its advisors with various third parties, and the belief of RMI management and the RMI Board, that the transaction proposed by Baxter offered the best value available to RMI and its

Shareholders. Representatives of Ray, Quinney & Nebeker, counsel to RMI, and of Kirkland & Ellis, special transaction counsel to RMI, reviewed again certain legal issues surrounding the review of the Baxter proposal by the RMI Board and its fiduciary duties and discussed certain legal issues raised by Baxter in the November 7 offer letter or expected to be raised in connection with any negotiation of a definitive merger agreement. Representatives of William Blair reviewed the financial terms proposed in the November 7 offer letter and delivered its preliminary oral opinion that the consideration proposed in the Baxter offer letter, as of that date, was fair from a financial point of view to the holders of RMI Common Stock. See "--Opinion of RMI Financial Advisor." After deliberating with respect to these matters, the RMI Board determined (i) to authorize management to proceed with the negotiation of a definitive merger agreement as contemplated by the November 7 Baxter offer letter and (ii) to negotiate exclusively with Baxter (as required by the offer letter) until December 6, 1996 toward the negotiation and execution of such an agreement and not to solicit or initiate any other acquisition proposal involving RMI, or to respond to any such proposal, unless the RMI Board determined that such a response was required to discharge its fiduciary duties to RMI and its shareholders. The RMI Board also determined that the exchange ratio of RMI Common Stock for Baxter Common Stock under any definitive merger agreement should be set shortly prior to the shareholders meeting to protect RMI Shareholders from significant movements in the Baxter stock price between the time of entering into any such agreement and the time of consummating the Merger. Baxter was notified of the RMI Board determinations promptly following the November 13, 1996 meeting.

    On November 16, 1996, Baxter's counsel distributed an initial draft of a definitive merger agreement. On November 18, 1996 Baxter's Board of Directors discussed and approved the terms of the acquisition, subject to negotiation of a definitive agreement approved by management.

    During the period November 16, 1996 to and including December 3, 1996, Baxter and its advisors and RMI and its advisors negotiated the terms of a definitive merger agreement, including with respect to the exchange ratio for Baxter shares, the representations, warranties and covenants of RMI and Baxter, the conditions to the obligations of the parties to consummate the merger, the operation of the termination fee and non-solicitation provisions of the definitive merger agreement and the terms of the exhibits to the definitive merger agreement, including the proposed employment contracts with certain individuals. On the evening of December 2, 1996, a copy of the then current draft of the definitive merger agreement together with all exhibits was distributed to the members of the RMI Board.

    On December 3, 1996, RMI and its advisors and Baxter and its advisors continued to negotiate the terms of a definitive merger agreement, and on the afternoon of December 3, 1996, the RMI Board held a special meeting to consider the proposed agreement. At this meeting, the RMI Board reviewed its deliberations and actions taken at the November 13, 1996 meeting and received a report from Mr. Crocker on the negotiations with Baxter and the terms of the proposed definitive merger agreement. The RMI Board also received a report from representatives of Ray, Quinney & Nebeker, counsel to RMI, and of Kirkland & Ellis, special transaction counsel to RMI, regarding the terms of the proposed definitive merger agreement, and such persons answered various questions from RMI Board member relating to the negotiations with Baxter and the Merger Agreement. Next, representatives of William Blair reviewed the financial terms of the Merger Agreement, updated the preliminary oral advice it had given at the November 13, 1996 meeting, and William Blair delivered its oral opinion that the consideration provided in the Merger Agreement, as of that date, was fair from a financial point of view to the holders of RMI Common Stock. Following deliberations, the RMI Board authorized RMI management to enter into the Merger Agreement of December 3, 1996 on behalf of RMI and, after the close of business on December 3, 1996, the Merger Agreement of December 3, 1996 was executed and delivered by RMI. On February 4, 1997, the parties to the Merger Agreement of December 3, 1996 agreed to and executed an amendment to effect technical changes to provide that the Articles of Incorporation of the Surviving Corporation shall continue to be the Articles of Incorporation of RMI and not those of the Purchaser, and to provide that the Merger Consideration shall be calculated to four decimal places. The Merger Agreement, as so amended, is attached hereto as Annex A.

BAXTER'S REASONS FOR THE MERGER

    The CardioVascular Group ("CVG") of Baxter has implemented a business strategy to become the global leader in the treatment of late-stage cardiovascular disease. The treatment of late-stage cardiovascular disease often involves open heart surgery as well as post surgery monitoring and care. Minimally invasive surgical techniques and technologies, for which RMI has developed several products, have become increasingly popular, and Baxter believes these techniques and technologies have the potential to significantly impact the treatment of late-stage cardiovascular disease in the future.

    Baxter believes that RMI provides a unique acquisition opportunity in that the acquisition of RMI will provide three major strategic benefits: first, an additional product platform that fills a key gap in the current product offering for open heart surgery; second, a strategic platform for participating in the apparent shift to minimally invasive cardiovascular surgery; and, third, a unique opportunity to create the leading cardiovascular device sales force in the industry. All are expected to significantly improve CVG's potential for long-term sales growth and profitability, although there can be no assurance such improvements will materialize.

RECOMMENDATION OF THE RMI BOARD OF DIRECTORS; REASONS OF RMI FOR THE MERGER

    On December 3, 1996, the RMI Board convened to consider the Merger and the Merger Agreement of December 3, 1996. At this meeting, representatives of William Blair reviewed the proposed financial terms of the Merger and delivered its oral opinion (later confirmed in writing) that the consideration provided in the Merger Agreement, as of that date, was fair from a financial point of view to the holders of RMI Common Stock. See "--Opinion of RMI Financial Advisor." After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, the RMI Board unanimously approved the Merger Agreement of December 3, 1996 as being fair to and in the best interests of RMI and the holders of RMI Common Stock. ACCORDINGLY, THE RMI BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE MERGER AGREEMENT.

    In reaching its conclusion to approve and recommend the Merger Agreement, the RMI Board considered a number of supporting factors and reasons for the Merger, including:

        (i) The RMI Board analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of RMI. In this regard, the RMI Board noted the continuing consolidation in the medical products industry and the increasing power of larger competitors and the growing strength of large buying groups and other customers.

        (ii) The RMI Board considered the opinion of William Blair that as of December 3, 1996, the consideration to be received by holders of RMI common stock under the Merger Agreement was fair from a financial point of view to such holders. See "--Opinion of RMI Financial Advisor."

       (iii) The RMI Board considered the recent market prices for RMI common stock and for Baxter common stock, the relationship between such prices and certain financial data relating to the companies and that the per share consideration to be received by RMI Shareholders in the Merger would represent a premium over recent prices for RMI common stock. See "--Opinion of RMI Financial Advisor." See "SUMMARY--Comparative Per Share Data of Baxter and the Company."

        (iv) The RMI Board considered that Baxter was significantly more diversified in product offerings and lines of business than RMI on a stand-alone basis and that the combined company's vulnerability would, as a result of such additional diversity, be less affected by adverse developments in the markets for RMI's products.

        (v) The RMI Board considered that the Merger represents an alliance between RMI and Baxter, that RMI Shareholders would have the opportunity to participate as stockholders in Baxter which could be expected to have a significant potential for growth, and that there were a number of benefits that could reasonably be expected to be realized by RMI Shareholders from their continuing interest in Baxter.

        (vi) The RMI Board also considered that RMI's prospects were likely to be enhanced as a result of the Merger because of the operational fit between Baxter and RMI, including but not limited to the prospect for combining Baxter's broader product lines and sales, marketing, distribution and research and development capabilities with RMI's leadership in its focused markets and product lines.

       (vii) The RMI Board analyzed the financial condition, businesses and prospects of Baxter, including, among other things, information with respect to its recent and historical stock and earnings performance, its dividend, and its position in the capital markets.

      (viii) The RMI Board considered the matters described under "--Interests of Certain Persons in the Merger."

        (ix) The RMI Board considered the financial and other terms of the Merger, including that (a) the Merger would generally be tax-free to RMI Shareholders, (b) the Merger would be subject to approval by RMI's Shareholders entitled to vote thereon, (c) while the Merger Agreement contains a termination fee provision and a "no shop" clause, the Merger Agreement permits RMI to provide information to and negotiate with third parties under certain circumstances consistent with the fiduciary duties of the RMI Board. See "THE MERGER--Certain Federal Income Tax Consequences" and "CERTAIN TERMS OF THE MERGER AGREEMENT--No Solicitation;" "--Termination, Amendment and Waiver;" and "--Fees and Expenses."

        (x) The RMI Board considered the detailed financial analyses, and other information with respect to RMI and Baxter presented by William Blair as well as the RMI Board's own knowledge of RMI, Baxter and their respective businesses.

        (xi) The RMI Board considered the effect on shareholder value of RMI continuing as a stand-alone entity compared to the effect of its combining with Baxter in light of the factors summarized above, and the belief of the RMI Board and management that the Merger offered the best transaction available to RMI and its shareholders.

    The foregoing discussion of the information and factors considered by the RMI Board is not intended to be exhaustive but is believed to include all material factors considered by the RMI Board. In reaching its determination to approve and recommend the Merger, the RMI Board did not assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors. The RMI Board is, however, unanimous in its determination that the Merger is fair to and in the best interests of RMI and the holders of RMI Common Stock and in its recommendation to RMI's Shareholders that the Merger Agreement be approved.

OPINION OF RMI FINANCIAL ADVISOR

    William Blair was retained by RMI to act as its exclusive financial advisor in connection with RMI's consideration of the offer by Baxter to merge with RMI and the terms of the Merger Agreement, including the exchange ratio for the Baxter stock to be received in exchange for RMI stock. As part of its engagement, RMI asked William Blair to render an opinion as to whether the consideration to be received by RMI Shareholders pursuant to the Merger Agreement, as determined by the exchange ratio for the Baxter stock to be exchanged for RMI stock, is fair to RMI's Shareholders from a financial point of view. William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. RMI retained William Blair as its financial advisor on the basis of William Blair's experience and expertise in transactions similar to the Merger, its reputation in the investment banking community and its existing investment banking relationship with RMI.

    At the November 13, 1996 meeting of the RMI Board, William Blair delivered its preliminary oral opinion, that, as of such date, and based upon and subject to various factors and assumptions, including a review of the definitive merger agreement, the consideration to be received by RMI's Shareholders in a merger transaction of the type contemplated by the November 7, 1996 offer letter of Baxter would be fair to RMI's Shareholders from a financial point of view. At the December 3, 1996 meeting of the RMI Board, William Blair delivered its oral opinion (confirmed in writing as of such date) that the consideration to be received by the RMI Shareholders pursuant to the Merger Agreement, as determined by the exchange ratio for the Baxter stock to be exchanged for RMI stock, as of such date is fair to RMI's stockholders from a financial point of view. The William Blair opinion is based upon and subject to the factors and assumptions set forth in such opinion. The amount of such consideration was determined pursuant to negotiations between Baxter and RMI and not pursuant to recommendations of William Blair. The full text of William Blair's written opinion to the RMI Board of directors dated as of December 3, 1996 is attached hereto as Annex B and is incorporated herein by reference and should be read in its entirety in connection with this Proxy Statement/Prospectus. The following summary of William Blair's opinion is qualified in its entirety by reference to the full text of such opinion. William Blair's opinion was addressed to the RMI Board for the purposes of its evaluation of the Merger and does not constitute a recommendation to any RMI Shareholders as to how such shareholder should vote at the RMI Shareholders' meeting. Mr. Edward Blair, Jr., a Director of RMI, is a principal of William Blair.

    In connection with its opinion, William Blair reviewed a final draft of the Merger Agreement of December 3, 1996, and certain financial and other information that was publicly available or furnished to William Blair by RMI and Baxter, including certain internal financial analyses, financial forecasts, reports and other information prepared by management of RMI. William Blair held discussions with members of management of RMI and Baxter concerning each company's historical and current operations, financial conditions and prospects. In addition, William Blair (i) compared the financial position and operating results of RMI with those of publicly traded companies William Blair deemed relevant for its opinion, (ii) compared certain financial terms of the Merger to certain financial terms of other selected business combinations William Blair deemed relevant for its opinion and (iii) conducted such other financial studies, analyses and investigations and reviewed such other factors as William Blair deemed appropriate for the purposes of rendering its opinion.

    In rendering its opinion, William Blair relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, and that was provided to Blair by RMI. With respect to the financial projections supplied to William Blair, William Blair assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the management of RMI as to the future operating and financial performance of RMI. William Blair did not assume any responsibility for making any independent evaluation of RMI's assets or liabilities or for making any independent verification of any of the information reviewed by William Blair.

    William Blair's opinion was necessarily based on economic, market, financial and other conditions as they existed on November 13, 1996 and on December 3, 1996, the date of William Blair's opinion, and on the information made available to William Blair as of such date. It should be understood that, although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair has expressed no opinion as to the prices at which Baxter securities will actually trade at any time.

    The following is a summary of the material factors considered and principal financial analyses performed by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the management of RMI the assumptions upon which such analyses were based, and other factors. The summary set forth below does not purport to be a complete description of the analyses performed or factors considered by William Blair in this regard.

    SUMMARIES OF VALUATION ANALYSES. In connection with its opinion and the presentation of its opinion to the Board of Directors of RMI, William Blair performed certain valuation analyses, including: (i) a comparison with comparable publicly traded companies, (ii) a discounted cash flow analysis, and
(iii) an analysis of certain comparable acquisitions. In all cases, RMI's remaining real estate assets were valued based on the estimated cash value of such assets at the current time and revenues or earnings related to such real estate assets were not included in the comparable RMI results of operations or projections. Such analyses are summarized below.

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. William Blair reviewed and compared certain financial information relating to RMI to corresponding financial information, ratios and public market multiples for twelve publicly traded companies in the health care industry. The selected companies compared in the health care industry were (i) Arrow International, Inc., (ii) Arterial Vascular Engineering, Inc., (iii) AVECOR Cardiovascular Inc., (iv) Ballard Medical Products, (v) CardioThoracic Systems, Inc., (vi) Guidant Corp., (vii) Heartport, Inc., (viii) ICU Medical, Inc., (ix) Mentor Corp., (x) Quest Medical, Inc., (xi) Thermo Cardiosystems Inc. and (xii) Vital Signs, Inc. William Blair selected these companies because they are publicly traded companies which William Blair deemed most comparable to RMI's operations and financial conditions. Although William Blair compared the trading multiples of the selected companies at November 13, 1996 to the implied purchase multiples of RMI, none of the selected companies is identical to RMI.

    Among the information considered were revenue, operating income ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income, earnings per share ("EPS"), gross profit margins, EBIT margins and net income margins; growth in revenues and net income; return on assets and equity; and capital structure. The multiples and ratios for RMI and the comparable companies were based on the most recent publicly available financial information and used the closing share prices as of November 8, 1996.

    William Blair observed that the multiples of total enterprise value to revenues, EBIT and EBITDA and multiples of equity value to net income implied by the terms of the Merger compared favorably, from RMI's perspective, to the median of the corresponding multiples of the comparable companies. Specifically, the terms of the Merger implied 5.33 times latest twelve month ("LTM") revenues,
15.71 times LTM EBIT and 14.34 times LTM EBITDA. By comparison, the analysis of selected health care companies resulted in a median multiple of 3.02x for Enterprise Value to LTM revenues, 13.91x for Enterprise Value to LTM EBIT and 12.93x for Enterprise Value to LTM EBITDA. The analysis of selected health care companies also resulted in a median multiple of 22.4x for the common stock share price ("Price") to LTM EPS, 18.2x for Price to fiscal 1996 EPS, and 16.0x for Price to fiscal 1997 EPS. The terms of the Merger implied 25.8x for Price to LTM EPS, 23.9x for Price to fiscal 1996 EPS and 19.6x for Price to fiscal 1997 EPS.

    DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow ("DCF") analysis, William Blair estimated the net present value of the unleveraged free cash flows that RMI could produce on a stand-alone basis over a five-year period from June 30, 1996 to June 30, 2001. In estimating these cash flows William Blair and the management of RMI made certain assumptions about the operating performance of RMI over the five-year period under two scenarios, (i) the base case and (ii) the low case. The low case assumed slightly lower gross profit margins for the projected period. In calculating the "terminal value," William Blair assumed multiples of Enterprise Value to EBIT ranging from 6.0x to 10.0x, which multiples William Blair believed to be appropriate for such an analysis. The annual and terminal free cash flows were discounted to determine a net present value of the unleveraged equity value of RMI. Discount rates in a range of 11.0% to 15.0% were chosen based upon an analysis of the weighted average cost of capital of the publicly traded comparable group of companies described above. The DCF analysis for the base case indicated a valuation of the equity of RMI of $235.5 million, or $23.44 per share. The DCF analysis for the low case indicated a valuation of the equity of RMI of $220.9 million, or $22.04 per share. As a result, William Blair believes that the Merger consideration compares favorably, from RMI's perspective, to the values indicated by the DCF analysis.

    COMPARABLE ACQUISITIONS. William Blair performed an analysis of selected recent merger or acquisition transactions in the health care industry. The companies chosen were primarily suppliers of surgical supplies. The selected transactions were chosen based on William Blair's judgment that they were generally comparable, in whole or in part, to the proposed transaction. In total William Blair examined 66 transactions between February 10, 1994 and October 23, 1996 involving certain health care companies. The selected transactions were not intended to be representative of the entire range of possible transactions in the health care industry. Although William Blair compared the transaction multiples of these companies to the implied purchase multiples of RMI, none of the selected companies is identical to RMI.

    William Blair reviewed the consideration paid in such transactions in terms of the price paid for the common stock ("Equity Purchase Price"), plus total debt (including minority interest and preferred stock) less cash and equivalents ("Total Transaction Value"), of such transactions as a multiple of revenues, EBIT and EBITDA for the latest twelve months ("LTM") prior to the announcement of such transactions. Additionally, William Blair reviewed the consideration paid in such transactions, in terms of the Equity Purchase Price of such transactions as a multiple of net income for the twelve months prior to the announcement of such transactions. Finally, William Blair considered the premium paid on the transactions based on each company's stock price prior to the announcement of a transaction.

    Such analysis of selected acquisitions resulted in a median multiple of 2.40x for Total Transaction Value to LTM revenues, 19.50x for Total Transaction Value to LTM EBIT, 12.90x for Total Transaction Value to LTM EBITDA and 31.3x for Equity Purchase Price to LTM net income. In contrast, the implied purchase multiples for RMI were 5.33x for Total Transaction Value to LTM revenues, 15.71x for Total Transaction Value to LTM EBIT, 14.34x for Total Transaction Value to LTM EBITDA and 25.8x for Equity Purchase Price to LTM EPS.

    The summary set forth above does not purport to be a complete description of the analyses performed by William Blair. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but required William Blair to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the Merger and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    In connection with William Blair's engagement as financial advisor, RMI will pay William Blair in cash a fee of 1% of the consideration received by RMI's stockholders as specified in the Merger Agreement. In addition, RMI will reimburse William Blair for all reasonable out-of-pocket expenses, including attorneys' fees, incurred in connection with the services provided by William Blair, and will indemnify William Blair against certain liabilities, including certain liabilities under the federal securities laws. RMI estimates that William Blair will receive a transaction fee of approximately $2.4 million in connection with the consummation of the Merger and will receive reimbursement for approximately $75,000 in out-of-pocket expenses.

GOVERNMENTAL AND REGULATORY APPROVALS

    ANTITRUST. Under the Hart Scott Rodino Antitrust Improvements Act (the "HSR Act") and the rules promulgated thereunder by the United States Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. All appropriate parties filed the required HSR Act notification and report forms with the Antitrust Division and the FTC with respect to the Merger. The waiting period under the HSR Act expired on January 13, 1997 with respect to the Merger.

    In addition, state and Federal antitrust authorities may also bring legal action under state or Federal antitrust laws at any time before or after the Effective Time, notwithstanding that the HSR Act waiting periods have expired or been terminated. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of the Company or Baxter. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, with respect to the result thereof.

    STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. The Company and Baxter have filed applications with all applicable domestic regulatory agencies, and have taken, or will take, other appropriate action with respect to any requisite approvals or other action of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, whose consent, approval, order or authorization, or with whom registration, declaration or filing of the Merger Agreement is required to consummate the Merger and related transactions, subject to the provisions of the Merger Agreement.

    The Merger Agreement provides that the obligation of Baxter and the Company to consummate the Merger is conditioned upon, among other things, the termination of any applicable waiting period under the HSR Act and the absence of any injunction restraining consummation of the Merger. See "CERTAIN TERMS OF THE MERGER AGREEMENT--Conditions to the Merger." Notwithstanding the expiration of the waiting period under the HSR Act, there can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger. In addition, there can be no assurance that an action will not be brought challenging such approvals or action, including a challenge by the FTC or the Antitrust Division, or, if such a challenge is made, with respect to the result thereof.

    The Company and Baxter are not aware of any material governmental approvals that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger is expected to be accounted for under the "purchase" method of accounting for financial reporting purposes in accordance with GAAP, which requires allocation of the purchase price based on the fair values of the Company's assets and liabilities. It is expected that a substantial portion of the purchase price will be allocated to the Company's in-process research and development which, under GAAP, will be expensed by Baxter immediately following the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING IS A SUMMARY DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR STOCKHOLDER IN LIGHT OF SUCH STOCKHOLDER'S PARTICULAR CIRCUMSTANCES. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL INCOME TAX LAWS AND THE INTERPRETATION THEREOF, WHICH CAN HAVE RETROACTIVE EFFECTS.

    The following summary discusses the material Federal income tax consequences of the Merger. The summary reflects the opinion of Ray, Quinney & Nebeker, counsel to the Company, attached as Exhibit 8.1 to the Registration Statement of which this Proxy Statement/Prospectus forms a part, and is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. The opinion is based on certain assumptions and representations and is subject to certain limitations and qualifications as noted therein. The Code, Treasury Regulations, administrative rulings and judicial authority are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of Company Common Stock hold such shares as capital assets. Further, the discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under Federal income tax law, such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, non-United States persons, and persons who hold shares in a hedging transaction or as part of a straddle or conversion transaction. This discussion, moreover, does not address any Federal income tax consequences of the Merger to shareholders who acquired shares of Company Common Stock through the exercise of employee stock options or rights or otherwise as compensation or through the cashless exercise of the Company's warrants or to persons who hold the Company's options, warrants, stock appreciation rights or convertible or exchangeable debt instruments at the Effective Time. In addition, this discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Company shareholders are urged to consult their tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the applicability and effect of Federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

    Neither the Company nor Baxter has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the Federal income tax consequences of the Merger and the opinions of counsel as to such Federal income tax consequences set forth below will not be binding on the IRS.

    HOLDERS OF COMPANY COMMON STOCK. The Merger has been structured with the intent that it be tax-free to the Company and its shareholders for Federal income tax purposes. Consummation of the Merger is conditioned upon, among other things, the receipt by the Company of an opinion of its counsel, Ray, Quinney & Nebeker, substantially to the effect that, based on certain facts and representations of Baxter and RMI, the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code. Assuming that the Merger is tax-free for Federal income tax purposes, the following are the general Federal income tax consequences:

        (i) No gain or loss will be recognized by holders of Company Common Stock who exchange their Company stock for Baxter Common Stock pursuant to the Merger;

        (ii) The aggregate tax basis of the shares of Baxter Common Stock received in the Merger will be the same as the aggregate tax basis of the Company Common Stock exchanged therefor;

       (iii) The holding period of the Baxter Common Stock in the hands of the Company stockholders will include the holding period of their Company Common Stock exchanged therefor, provided such Company stock is held as a capital asset at the Effective Time; and

        (iv) No gain or loss will be recognized by the Company in connection with the Merger.

NO DISSENTING SHAREHOLDERS' RIGHTS

    Under the provisions of the BCA applicable to Shareholders who may choose to vote AGAINST the Merger Agreement, such Shareholders are not entitled to assert dissenters' rights with respect to the Merger nor are they entitled to receive payment of the fair value of their shares of RMI Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the RMI Board with respect to the Merger Agreement, Shareholders should be aware that certain executive officers and directors of RMI have certain interests in the Merger that are in addition to the interests of the shareholders of RMI generally. The RMI Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    William Blair was appointed the financial advisor to RMI prior to the beginning of merger discussions with Baxter, and William Blair advised RMI throughout the negotiations of the Merger Agreement and also assisted in the preparation of this Proxy Statement/Prospectus. William Blair has also given its written opinion, a copy of which is attached to this Proxy Statement/Prospectus as Annex B, that the Merger is fair to the Shareholders from a financial point of view. For these services, William Blair will be paid a significant fee, and will be reimbursed for expenses associated with the services rendered to RMI. Mr. Edward Blair, Jr., a Director of RMI, is a principal of William Blair, and will benefit indirectly from the fees paid to his company by RMI in connection with the Merger.

    Gary Crocker, RMI's Chairman of the Board, President and Chief Executive Officer, has entered into a one-year employment agreement with RMI pursuant to which Mr. Crocker will serve as President of RMI. Mr. Crocker will receive an annual salary of $234,000 per year, be eligible to receive bonuses in an amount up to 45% of his base salary and receive options to acquire approximately 12,500 shares of Baxter Common Stock. Such compensation is consistent with the terms of Mr. Crocker's former employment agreement with RMI.

    Mark Winn, RMI's Chief Financial Officer, has entered into a retention bonus agreement with RMI pursuant to which Mr. Winn will receive a lump sum cash payment equal in value to six months of his base salary in the event that either
(i) he remains employed by RMI as its Chief Financial Officer for a period of six months following the closing of the Merger or (ii) his employment is actually or constructively terminated by RMI prior to the end of such six-month period.

    RMI has also entered into one-year employment agreements with two other executive officers: Michael Kelly and Clyde Baker, and also with four other key employees. These agreements generally provide for annual base salaries, bonus opportunities and stock option grants consistent with their prior compensation from RMI.

    As of the Record Date, RMI's executive officers held options to purchase a total of 339,940 shares of RMI Common Stock with exercise prices ranging from $6.25 to $19.25 per share, all of which options are vested and exercisable as of the date hereof. Immediately prior to consummation of the Merger, in exchange for the cancellation of such options, RMI will make a cash payment to each option holder in an amount equal to (i) the excess, if any, of $23.50 over the exercise price of the option, multiplied by (ii) the number of shares of RMI Common Stock subject to such option.

    Pursuant to RMI's Non-Employee Director Stock Option Plan, RMI's non-employee directors have been granted and hold as of the Record Date options to purchase a total of 142,834 shares of RMI Common Stock at an average exercise price of $10.11 per share, originally scheduled to vest in equal installments over a three-year period from the various dates of grant. Pursuant to acceleration provisions in the Plan, immediately prior to consummation of the Merger, in exchange for the cancellation of such options, the holders of such options will receive cash in an amount determined as described in "--Employee Stock Options."

    Pursuant to the Merger Agreement, Baxter has agreed, among other things, to
(i) indemnify the members of the RMI Board and RMI's executive officers against any claims, proceedings or investigations pertaining to the Merger Agreement or any of the transactions contemplated thereby, whether asserted or threatened,
(ii) maintain the indemnification with respect to matters occurring before the Effective Time for such officers and directors provided by RMI's Bylaws for a period of six years, and (iii) maintain RMI's directors' and officers' liability insurance policies (or policies containing terms which are substantially no less advantageous) with respect to matters occurring before the Effective Time for a period of six years following the Effective Time, provided that Baxter is not required to spend more than 150% of the current amount spent by RMI to maintain such policies.

    All of RMI's directors and certain of its executive officers own shares of RMI Common Stock. Such shares will be converted in the Merger on the same terms and conditions as apply to all other RMI shareholders. As of the Record Date, RMI's directors and executive officers, and their affiliates, beneficially own a total of shares of RMI Common Stock, constituting approximately 4.71% of all issued and outstanding shares of RMI Common Stock.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

    This section of the Proxy Statement/Prospectus describes certain aspects of the Merger Agreement. The description does not purport to be complete and is qualified by reference to the Merger Agreement, which is attached as Annex A hereto and is incorporated by reference herein. All holders of Company Common Stock are encouraged to read the Merger Agreement in its entirety.

EFFECTIVE TIME OF THE MERGER

    The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and all of its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 16-10a-1106 of the Utah Business Corporation Act (the "BCA").

    The Merger shall become effective when properly executed Articles of Merger meeting the requirements of Section 16-10a-1105 of the BCA are duly filed with the Utah Division of Corporations and Commercial Code or at such later time as the parties hereto shall have designated in such filing as the Effective Time which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.8 hereof. See "--Conditions to the Merger."

    The Merger Agreement also provides that (i) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, (ii) the Bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, (iii) the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, and (iv) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

CONVERSION OF SHARES

    The Merger Agreement provides that, as of the Effective Time, each share of RMI Common Stock issued and outstanding immediately prior to the Effective Time (the "RMI Shares") (other than RMI Shares held by any wholly owned subsidiary of the Company, by Baxter, or by any subsidiary of Baxter) shall be converted into the right to receive the fraction of a share (calculated and rounded to the nearest ten-thousandth of one share) of Common Stock, par value $1 per share of Baxter ("Baxter Shares"), the numerator of which fraction shall be $23.50 and the denominator of which shall be the Baxter Stock Price. All such RMI Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such RMI Shares (each, a "Certificate") shall cease to have any rights with respect thereto, except to receive the Merger Consideration, without interest, upon surrender of such Certificates.

    For purposes of calculating the Merger Consideration, the "Baxter Stock Price" shall be an amount equal to the average closing sale price of a Baxter Share on the NYSE, as such closing sale price shall be reported in THE WALL STREET JOURNAL or, if not available, such other authoritative publication as may be reasonably selected by Baxter, for the ten (10) consecutive trading days ending on and including the second trading day prior to the date of the Special Meeting (as defined herein) at which the Merger Agreement is approved. On February 3, 1997, the last sale price of Baxter Common Stock as reported on the NYSE was $45.50 per share. Because the number of shares of the common stock, $1.00 par value per share, of Baxter ("Baxter Common Stock") to be received by shareholders of RMI ("Shareholders") will be determined based on the average closing price of Baxter Common Stock over the ten trading day period ending on and including the second trading day prior to the date of the Special Meeting, and because the price of Baxter Common Stock is subject to fluctuation, the number of shares of Baxter Common Stock that Shareholders will receive in the Merger may increase or decrease from the number of shares such Shareholders would receive based on the current market price for Baxter Common Stock. Moreover, the value of Baxter Common Stock to be received by Shareholders through the Merger may fluctuate following the Effective Time. There is no minimum or maximum fraction or number of Baxter Shares that may be issued under the provisions of the Merger Agreement.

    Under the foregoing provisions of the Merger Agreement, the specific fraction of a Baxter Share into which each RMI Share will be converted will not be known until shortly prior to the Special Meeting and will vary depending on the Baxter Stock Price. For example, (1) if the Baxter Stock Price is $50, each RMI Share will be converted into .4700 of a Baxter Share, (2) if the Baxter Stock Price is $45, each RMI Share will be converted into .5222 of a Baxter Share, and (3) if the Baxter Stock Price is $40, each RMI Share will be converted into .5875 of a Baxter Share. The foregoing examples are for illustrative purposes only. There can be no assurance that the Baxter Stock Price will be equal to or near any of the foregoing amounts. Moreover, there can be no assurance that the fraction of a Baxter Share into which each RMI Share is converted will have a market value equal to $23.50 at the time of actual receipt of Baxter Shares by a Shareholder.

    FOLLOWING DETERMINATION OF THE BAXTER STOCK PRICE ON THE SECOND TRADING DAY PRIOR TO THE SPECIAL MEETING, SHAREHOLDERS CAN OBTAIN THE BAXTER STOCK PRICE AND THE SPECIFIC FRACTION OF A BAXTER SHARE INTO WHICH EACH SHARE OF RMI WILL BE CONVERTED BY CONTACTING THE SOLICITATION AGENT AT (800) 662-5200 (TOLL FREE). PROXIES AND REVOCATIONS OF PROXIES MAY BE DELIVERED AT ANY TIME PRIOR TO THE TAKING OF THE VOTE AT THE SPECIAL MEETING, INCLUDING BY FACSIMILE TO THE SOLICITATION AGENT AT (212) 754-8300.

    Based upon the number of RMI shares and shares of Baxter Common Stock outstanding as of the Record Date and assuming a Baxter Stock Price of $45.50, approximately 277,548,988 shares of Baxter

Common Stock will be outstanding immediately after the exchange contemplated by the Merger, of which approximately 1.8% will be held by the former holders of Company Common Stock.

    The Merger Agreement also provides that, immediately prior to the Effective Time, each Option outstanding under any RMI employee or director stock option plan will, whether vested or unvested, by virtue of the Merger and without any further action on the part of the Company or the holder of such Option, be cancelled in consideration for payment by RMI to the holder of such Option of an amount in cash equal to (i) the excess, if any, of $23.50 over the exercise price of such Option, multiplied by (ii) the number of shares of RMI Common Stock subject to such Option. Baxter's obligations under the Merger Agreement are conditioned on the holders of such Options, as well as the holders of other options, agreeing, where required, to receive the calculated amount in cash in full settlement of such options, or to otherwise settle their options on terms acceptable to Baxter.

    The Merger Agreement provides that each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

EXCHANGE OF CERTIFICATES REPRESENTING SHARES

    The Merger Agreement provides that, on the date of the Effective Time, Baxter shall deposit, or shall cause to be deposited, with an exchange agent selected by Baxter and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with the Merger Agreement, (i) certificates representing the number of Baxter Shares issuable as part of the Merger Consideration, and (ii) from time to time as requested by the Exchange Agent, cash to be paid in lieu of the issuance of fractional shares (such cash and certificates for Baxter Shares, if any, together with dividends or distributions with respect thereto being hereinafter referred to collectively as the "Exchange Fund").

    At the Effective Time, Baxter shall cause the Exchange Agent to mail (or deliver at its principal office) to each holder of record of Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as Baxter may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash to be paid as part of the Merger Consideration. In the event of any transfer of ownership of Shares which has not been registered in the transfer records of the Company, certificates representing the proper number of Baxter Shares, if any, together with a check in an amount equal to the cash component of the Exchange Fund, will be issued to the transferee of the Certificate presented to the Exchange Agent, accompanied by all documents required to evidence and effect the prior transfer thereof and to evidence that any applicable stock transfer taxes associated with such transfer were paid. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF COMPANY COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

DIVIDENDS

    The Merger Agreement provides that no dividends or other distributions with respect to Baxter Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered

Certificates until such Certificates are surrendered. Upon such surrender, all dividends and other distributions payable in respect of the Baxter Shares to be issued in exchange therefor on a date subsequent to, and in respect of a record date after the Effective Time, shall be paid, without interest, to the person in whose name the certificates representing the Baxter Shares into which such Shares were converted are registered or as otherwise directed by that person. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest on any such dividends or distributions.

NO FRACTIONAL SHARES

    The Merger Agreement provides that no certificates or scrip representing fractional Baxter Shares shall be issued upon the surrender of Certificates and no dividend, stock split or other change in the capital structure of the Company shall relate to any fractional interest, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional interest, each holder of a Certificate who would otherwise have been entitled to a fraction of a Baxter Share upon surrender of Certificates shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the Baxter Stock Price.

UNCLAIMED AMOUNTS

    The Merger Agreement provides that any portion of the Exchange Fund which remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered by the Exchange Agent to Baxter. Any former stockholders of the Company who have not theretofore complied with the exchange provisions of the Merger Agreement shall thereafter look only to Baxter for payment of the Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions in respect of Baxter Shares deliverable as part of the Merger Consideration, in all cases without any interest thereon. None of Baxter, the Surviving Corporation, the Exchange Agent or any other person will be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

LOST CERTIFICATES

    The Merger Agreement provides that, in the event any certificate representing shares of Company Common Stock (a "Certificate") shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming such Certificate to have been lost, stolen or destroyed and, if required by Baxter, the posting by such person of a bond in such reasonable amount as Baxter may direct as indemnity against any claim that would be made against the Company or Baxter with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Exchange Fund deliverable in respect thereof pursuant to the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of Baxter, Purchaser and the Company relating to, among other things, certain aspects of the respective businesses and financial statements of the parties and certain other matters. The representations and warranties expire at the Closing.

ORDINARY COURSE

    The Merger Agreement provides that, except as otherwise specifically provided in the Merger Agreement or as otherwise consented to in writing by Baxter and Purchaser, from the date of the Merger Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries ("Subsidiaries") to, conduct its operations only in the ordinary and usual course of business and consistent with past practices, and will cause each of its Subsidiaries to, preserve intact its present business organization, take all reasonable efforts to keep available the services of its present officers, employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, employees, labor organizations and others with whom they have a significant business relationship.

    Without limiting the generality of the foregoing, and except as otherwise specifically provided in the Merger Agreement, the Company is not permitted, without the prior written consent of Baxter and Purchaser, to (a) propose or adopt any amendment to or otherwise change its Articles of Incorporation or Bylaws or other organizational documents; (b) issue, sell, pledge, dispose of or encumber (except pursuant to the exercise of options outstanding on the date of the Merger Agreement) any of its shares or any securities convertible into or exchangeable for, any of its other securities, or enter into any arrangement or contract with respect to the purchase or voting of shares of its shares, or adjust, split, reacquire, redeem, combine or reclassify any of its securities, or make any other changes in its capital structure; (c) (i) incur (contingently or otherwise) any liability or other obligation including, without limitation, any indebtedness for borrowed money except in the ordinary course of business or enter into any guarantee of any such obligation of another person or mortgage, pledge or subject to any lien, charge or other encumbrance of their assets, properties or business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person; (d) enter into, amend or affirmatively renew any contract, commitment, lease or other transaction (whether of real or personal property) except such contracts, commitments, leases or other transactions that are not material or are in the ordinary course of business and do not involve affiliates of the Company; (e) sell or otherwise dispose of or lease any part of their respective properties or assets, including but not limited to the sale or license of any real estate or intellectual property, or purchase or otherwise acquire or lease properties or assets (including real estate) except sales or purchases of inventory and purchases of capital equipment in the ordinary course of business; (f) declare, set aside or pay any dividends on, or make any distributions in respect of, its outstanding shares; (g) (i) grant any general increase in wage or salary rates, except in the ordinary course of business consistent with past practice; (ii) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants; (iii) enter into or amend any employment, consulting, severance, termination or similar agreement; (iv) adopt any new employee benefit plan or amend any existing such plan; (v) make any loans to any of its officers, directors, employees, agents or consultants or any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on the Closing or otherwise; and (vi) take any unpermitted action to cause to be exercisable any otherwise unexercisable stock option; (h) make any material changes in the type or amount of its insurance coverages; (i) make any material tax election (unless required by law) or settle or compromise any material income tax liability of the Company or any of its Subsidiaries except if such action is taken in the ordinary course of business and Baxter or its affiliate shall have been provided reasonable prior notice thereof; (j) cancel any debts or waive, release or relinquish any material contract rights or other material rights other than in the ordinary course of business and consistent with past practice; (k) take or agree or commit to take any action that would result in any of the Company's representations or warranties being untrue in any material respect; or (l) make, or commit to make, any capital expenditure in excess of $100,000 including, without limitation, for the purchase of real estate.

RESALES OF BAXTER COMMON STOCK RECEIVED IN THE MERGER; RESTRICTIONS ON
  AFFILIATES

    The shares of Baxter Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of RMI for purposes of Rule 145 under the Securities Act. Such persons may not sell their shares of Baxter Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of RMI generally include individuals or entities that control, are controlled by or are under common control with RMI, and may include certain executive officers and directors of RMI as well as principal Shareholders.

    RMI has agreed to use reasonable efforts to cause each person who is an affiliate (for purposes of Rule 145) of RMI to deliver to Baxter a written agreement intended to ensure compliance with the Securities Act.

NYSE LISTING

    Baxter Common Stock is listed on the NYSE. Baxter has agreed to comply with all requirements of the NYSE with respect to listing the new shares of Baxter Common Stock to be issued to Shareholders in connection with the Merger. The obligation of RMI to consummate the Merger is subject to the inclusion of the new shares of Baxter Common Stock to be issued in the Merger for trading on the NYSE. See "--Conditions to the Merger."

NO SOLICITATION

    The Merger Agreement provides that the Company and its Subsidiaries and affiliates will use their reasonable efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents do not, directly or indirectly, initiate, solicit, encourage or participate in, or provide any information to any Person (as defined below) concerning, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below) of the Company or any Subsidiary or affiliate or an inquiry with respect thereto. The Merger Agreement also provides that the Company shall, and shall cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to an appropriate confidentiality agreement, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal and recommend to its shareholders an Acquisition Proposal that the Board of Directors determines in good faith is more favorable to the Company's shareholders than the Merger (x) if such entity or group has submitted a bona fide written proposal to the Board of Directors of the Company relating to any such transaction and (y) if, in the opinion of the Board of Directors of the Company, after consultation with independent legal counsel to the Company (who may be the Company's regularly engaged independent counsel), the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties under applicable law.

    The Merger Agreement provides that the Company shall promptly notify Baxter of any such offers, proposals or Acquisition Proposals (including without limitation the terms and conditions thereof and the identity of the Person making it), and will keep Baxter apprised of all developments with respect to any such Acquisition Proposal. For purposes of the Merger Agreement, any material modification of an Acquisition Proposal shall constitute a new Acquisition Proposal.

    As used in the Merger Agreement, "Acquisition Proposal" when used in connection with any corporation, partnership, person or other entity or group (including the Company and all affiliates and representatives, but excluding Baxter or any of its affiliates or representatives) ("Person") includes any tender or exchange offer involving such Person, any proposal for a merger, consolidation or other business combination involving such Person or any subsidiary of such Person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such Person or any subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person, or any subsidiary of such Person.

DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that Baxter and Purchaser acknowledge that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective charters or Bylaws or otherwise in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. The Merger Agreement also provides that, after the Effective Time, Baxter shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement; provided that any such settlement is effected with the prior written consent of Baxter or the Surviving Corporation) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Utah law, the Company's Articles of Incorporation or Bylaws, in each case as in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; PROVIDED, that nothing in the Merger Agreement shall impair any rights or obligations of any present or former directors or officers of the Company.

    The Merger Agreement provides that Baxter shall cause the Surviving Corporation to maintain in effect for not fewer than six years from and after the Effective Time the policies of directors' and officers' liability insurance most recently maintained by the Company (provided that Baxter may cause the Surviving Corporation to substitute therefor policies with reputable and financially sound carriers of at least the same coverage and containing terms and conditions no less advantageous as long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or related to matters occurring prior to the Effective Time); PROVIDED that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure such insurance coverage; PROVIDED, FURTHER, that if the Surviving Corporation is unable to obtain such insurance, Baxter shall cause the Surviving Corporation to obtain as much comparable insurance as is available for the Premium Amount each year.

    The Merger Agreement also provides that Baxter shall, or shall cause the Surviving Corporation to, pay all expenses (including reasonable attorneys' fees) that may reasonably be incurred by the Indemnified Party in successfully enforcing the rights to which the Indemnified Party is entitled under the Merger Agreement or the Surviving Corporation's Articles of Incorporation or Bylaws or is otherwise entitled.

    The Merger Agreement also provides that, in the event the Surviving Corporation, Baxter or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation and/or Baxter, as the case may be, shall assume its indemnification and insurance obligations as described above.

CONTINUATION OF OPERATIONS

    The Merger Agreement provides that Baxter and Purchaser shall for a period of not less than one year from the Effective Date maintain the location of the Company's headquarters at the same location in Midvale, Utah.

EMPLOYEE BENEFITS

    The Merger Agreement provides that, subject to the right of Baxter or the Surviving Corporation to terminate at will any RMI employees, Baxter will cause the Surviving Corporation (i) for a period of not less than one year after the Effective Time, to provide during the term of their employment after the

Effective Time any individuals employed by RMI immediately before the Merger with salary, wages and other benefits at levels no less favorable in the aggregate than those provided by RMI immediately before the Merger, and (ii) to continue RMI's cash bonus plan as in effect as of the date of the Merger Agreement (or a substitute plan providing substantially similar benefits) through December 31, 1997.

CONSENTS AND APPROVALS

    The Merger Agreement provides that each of the Company, Baxter and Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger Agreement and the transactions contemplated thereby (which actions shall include without limitation furnishing all information required under the HSR Act and in connection with approvals of or filings with any other governmental or regulatory entity, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby. The Merger Agreement also provides that each of the Company, Baxter and Purchaser will, and will cause its respective subsidiaries to, (i) take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental or regulatory entity or other public or private third party required to be obtained or made by Baxter, Purchaser, the Company or any of their respective subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by the Merger Agreement and (ii) cooperate in maintaining good business relationships with distributors of the Company products after the date thereof.

CONDITIONS TO THE MERGER

    The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, on or prior to the Effective Time, of the following conditions: (a) the Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with and subject to applicable law;
(b) all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Federal, state, local or foreign governmental or regulatory authority necessary for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been filed, occurred or been obtained and shall be in effect at the Effective Time; (c) no temporary restraining order, preliminary injunction or permanent injunction or other order precluding, restraining, enjoining, preventing or prohibiting the consummation of the Merger shall have been issued by an Federal, state or foreign court or other governmental or regulatory authority and remain in effect; (d) no Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits the consummation of the Merger or would make the consummation of the Merger illegal;
(e) the Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and (f) the Baxter Shares shall have been listed on the NYSE, subject to official notice of issuance.

    The obligation of Baxter and Purchaser to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Baxter and Purchaser: (a) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time, as if made of such time; (b) the Company shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; (c) the Company shall have obtained all consents, approvals, authorizations and permits required from third parties and any governmental or regulatory entity (applicable to the Company and its subsidiaries) necessary for the consummation by the Company of the transactions contemplated by the Merger Agreement; (d) from the date of the Merger Agreement through the

Effective Time, no event shall have occurred which shall be reasonably likely to result or shall have resulted in a Material Adverse Effect in relation to RMI;
(e) Baxter and the Purchaser shall have received opinions of counsel to RMI and a letter from Workman, Nydegger & Seeley, special patent counsel to RMI, in the forms contemplated by the Merger Agreement; (f) Mr. Crocker and those other persons identified in the Merger Agreement shall have entered into employment or other agreements for the periods and on such other terms substantially as contemplated by the Merger Agreement; and (g) the parties (other than the Company or its affiliates) to outstanding stock options (with one exception) shall have agreed to receive cash payments in cancellation of such options in full prior to the Effective Time in the amounts set forth in the Merger Agreement.

    The obligations of the Company to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by the Company: (a) the representations and warranties of Baxter and the Purchaser set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time, as if made as of such time; (b) Baxter and the Purchaser shall have performed and complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; (c) Baxter and the Purchaser shall have obtained all consents, approvals, authorizations and permits required from third parties and any Governmental Entity (applicable to Baxter and the Purchaser and their subsidiaries) necessary for the consummation by Baxter and Purchaser of the transactions contemplated by this Agreement; (d) the Company shall have received opinions from counsel to Baxter and the Purchaser substantially in the forms contemplated by the Merger Agreement; (e) the Company shall have received a written opinion from Ray, Quinney & Nebeker, counsel to the Company, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization under Section 368(a) of the Code; and (f) from the date of the Merger Agreement through the Effective Time, no event shall have occurred which shall be reasonably likely to result or shall have resulted in a Material Adverse Effect in relation to Baxter.

TERMINATION, AMENDMENT AND WAIVER

    The Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof: (a) by mutual consent of the Board of Directors of Baxter and the Board of Directors of the Company; or (b) by either the Board of Directors of Baxter or the Board of Directors of the
Company: (i) if the Merger shall not have been consummated on or prior to June 30, 1997; or (ii) if a court of competent jurisdiction or other governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

    The Merger Agreement may also be terminated by the Board of Directors of the
Company: (i) if, prior to June 30, 1997, the Company shall have (A) accepted an Acquisition Proposal and (B) paid or caused to be paid the fees provided for in the Merger Agreement; or (ii) if, prior to the Effective Time, Baxter or the Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect.

    The Board of Directors of Baxter may also terminate the Merger Agreement:
(i) if Baxter or the Purchaser is not in material breach of the Agreement and
(A) prior to the Effective Time, the Company shall have received an Acquisition Proposal and not rejected such Acquisition Proposal within 20 days of its receipt or the Board of Directors of the Company shall have withdrawn, or modified or changed (including by amendment to the Company Proxy Statement/Prospectus) in a manner adverse to Baxter or the Purchaser its approval or recommendation of the Merger or this Agreement, or shall have recommended an Acquisition Proposal; or (B) prior to the Effective Time, it shall have been publicly disclosed or Baxter or the Purchaser shall have learned that any person entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act), other than Baxter or its affiliates or any group of which any of them is a member shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 19.9% of any class or series of shares of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right, or warrant, conditional or otherwise, to acquire beneficial ownership of more than 19.9% of any class or series of shares of the Company or (ii) if prior to the Effective Time, the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect.

    Subject to applicable law, the Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated thereby, by written agreement of the parties, by action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained therein; PROVIDED, HOWEVER, that after the approval of the Merger Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration. Under applicable law, any amendment subsequent to the adoption of the Merger Agreement by the Company shareholders that alters any contractual rights of the Company shareholders in connection with the Merger, such as a change in the amount or kind of securities to be received in exchange for Company Common Stock in the Merger, or that otherwise adversely affects the Company shareholders would require the further approval of the Company shareholders.

FEES AND EXPENSES

    The Merger Agreement provides that all costs and expenses incurred in connection with the Agreement are to be borne by the party incurring such expenses. In addition, if the Company terminates the Merger Agreement in order to accept an Acquisition Proposal, or if Baxter terminates the agreement because of one of the circumstances described in the third paragraph under "--Termination, Amendment and Waiver" above, and within six months of such termination the Company consummates an Acquisition Proposal, the Company shall pay a termination fee (which will be the sole and exclusive remedy in such event of Baxter and Purchaser) in the amount of $7 million.

                         INFORMATION CONCERNING BAXTER

GENERAL

    Baxter was incorporated under Delaware law in 1931 and is engaged in the worldwide development, distribution and manufacture of a diversified line of products, systems and services used primarily in the health care field. Products are manufactured by Baxter in 23 countries and sold in approximately 100 countries. Baxter's health care operations are concerned with the preservation of health and with the diagnosis, cure, mitigation and treatment of disease and body defects and deficiencies.

    With the exception of historical information, the matters discussed or incorporated by reference in this Proxy Statement/Prospectus related to Baxter are forward-looking statements that involve risks and uncertainties, including, but not limited to, technological advances in the medical field, economic conditions, product demand and industry acceptance of the company's new products, competitive products and pricing, manufacturing efficiencies, new product development, ability to enforce patents, availability of raw materials and manufacturing capacity, new plant startups, the United States and global regulatory and trade environment, and other risks outlined in Baxter's Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

RECENT DEVELOPMENTS

    SPIN-OFF OF HEALTH CARE COST MANAGEMENT BUSINESS

    On September 30, 1996 Baxter distributed to its stockholders all of the outstanding stock of Allegiance Corporation, its health care cost management business, in a tax-free spin-off transaction. As a result of the spin-off Baxter was separated into two independent companies which will enable Baxter and the new company to devote management time, attention and investments directly to the core strategies of each business.

    For additional information on the effects of the spin-off on Baxter, see Baxter's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, which is incorporated herein by reference.

    RESTRUCTURING PROGRAMS

    Baxter currently has two restructuring programs in process. In November 1993, Baxter initiated a restructuring program designed to accelerate growth and reduce costs in Baxter's businesses worldwide, including reorganizations and consolidations in the United States, Europe, Japan and Canada. In the third quarter of 1995, Baxter initiated a second restructuring program to consolidate manufacturing operations in Puerto Rico in order to eliminate excess capacity and reduce manufacturing costs.

    Since the announcement of the 1993 restructuring program, Baxter has implemented or is in the process of implementing all of the major strategic actions associated therewith and believes that the program is progressing on schedule and will meet previously established financial targets. Baxter utilized $42 million of restructuring reserves during the nine months ended September 30 1996, including $32 million in cash payments. Baxter has eliminated approximately 1,600 positions of the approximately 1,640 positions affected by the program. The majority of the remaining reductions will occur during the period from October 1, 1996 to December 31, 1997, as facility closures and consolidations are completed as planned. During 1996, Baxter anticipates that it will realize approximately $110 million in pretax savings for 1996, which is consistent with its original savings target, although there can be no assurances that the full amount of such savings will be realized. Management anticipates that these savings will be partially invested in research and development and expansion into growing international markets. Management believes that its remaining restructuring reserves are adequate to complete the actions contemplated by the 1993 restructuring program.

    With respect to the 1995 restructuring program, as of September 30, 1996, Baxter had eliminated 322 positions of the 1,450 positions affected by the program, with most of the remaining reductions expected to be completed by the end of 1998. Baxter utilized $13 million of restructuring reserves for the nine months ended September 30, 1996. The plant closures and consolidations will lower Baxter's manufacturing costs. Management believes that these actions will help mitigate Baxter's exposure to future price erosion arising from pricing pressure, primarily in the United States.

    Management anticipates that future cash expenditures related to both the 1993 and 1995 restructuring programs will be funded from cash generated from operations.

    IMMUNO INTERNATIONAL ALLIANCE

    On August 29, 1996, Baxter announced its intention to form a strategic alliance with Immuno International AG (Immuno), a European manufacturer of biopharmaceutical products and services for transfusion medicine. The acquisition is valued at approximately $623 million, using an assumed exchange rate of $1 for each 1.31 Swiss francs, such assumed exchange rate being subject to fluctuation prior to the completion of this transaction. The transaction has cleared review by the Commission of the European Communities and antitrust authorities in the United States.

    On December 19, 1996, Baxter acquired bearer and registered shares of Immuno that represent 54% of the voting interest and 37% of the capital interest. This is the first step in a three-part transaction that will result in Baxter fully acquiring Immuno. With clearance from the FTC and EC and the completion of the first part of the transaction, both Baxter and Immuno will be able to proceed with their previously announced tender offers, the second step in the three-part transaction, which is expected to begin in early 1997. The third step in the three-part transaction is being accelerated and will be completed by June 30, 1997.

    The Baxter/Immuno alliance is consistent with Baxter's strategy to expand globally and to bring new technologies and products to market. It will create one of the world's leading providers of products and services for transfusion medicine, including biopharmaceuticals, with a leading market and research position, and manufacturing facilities in the U.S. and Europe.

INDUSTRY OVERVIEW

    Baxter operates in a single industry segment as a world leader in providing health care products for use in hospitals and other health care settings. On a global basis, Baxter develops, manufactures and markets intravenous solutions and related administration equipment, and highly specialized medical products for treating kidney and heart disease, blood disorders, and for collecting and processing blood. These products include intravenous solutions and pumps; dialysis equipment and supplies; prosthetic heart valves and cardiac catheters; blood-clotting therapies; and machines and supplies for collecting, separating and storing blood. These products require extensive research and development and investment in worldwide manufacturing, marketing and administrative infrastructure.

METHODS OF DISTRIBUTION

    Baxter conducts its selling efforts through its subsidiaries and divisions. Many subsidiaries and divisions have their own sales forces and direct their own sales efforts. In addition, sales are made to independent distributors, dealers and sales agents. Distribution centers, which may serve more than one division, are stocked with adequate inventories to facilitate prompt customer service. Sales and distribution methods include frequent contact by sales representatives, automated communications via various electronic purchasing systems, circulation of catalogs and merchandising bulletins, direct mail campaigns, trade publications and advertising.

RAW MATERIALS

    Raw materials essential to Baxter's business are purchased worldwide in the ordinary course of business from numerous suppliers. The vast majority of these materials are generally available, and no serious shortages or delays have been encountered. Certain raw materials used in producing some of Baxter's products are available only from a small number of suppliers. In addition, certain biomaterials for medical implant applications (primarily polymers) are becoming more difficult to obtain due to market withdrawals by biomaterial suppliers, primarily as a result of perceived exposures to liability in the United States.

PATENTS AND TRADEMARKS

    Baxter owns a number of patents and trademarks throughout the world and is licensed under patents owned by others. While it seeks patents on new developments whenever feasible, Baxter does not consider any one or more of its patents, or the licenses granted to or by it, to be essential to its business.

    Products manufactured by Baxter are sold primarily under its own trademarks and trade names. Some products purchased and resold by Baxter are sold under Baxter's trade names while others are sold under trade names owned by its suppliers.

RESEARCH AND DEVELOPMENT

    Baxter is actively engaged in research and development programs to develop and improve products, systems and manufacturing methods. These activities are performed at 21 research and development centers located around the world and include facilities in Australia, Belgium, Germany, Italy, Japan, Malta, the Netherlands, Sweden, the United Kingdom and the United States. Expenditures for Company-sponsored research and development activities related to continuing operations were $250 million for the nine months ended September 30, 1996, $345 million in 1995, $303 million in 1994 and $280 million in 1993.

    Baxter's research efforts emphasize self-manufactured product development, and portions of that research relate to multiple product lines. For example, many product categories benefit from Baxter's research effort as applied to the human body's circulatory systems. In addition, research relating to the performance and purity of plastic materials has resulted in advances that are applicable to a large number of Baxter's products. Principal areas of strategic focus for research are biotechnology, renal therapy and transplantation, blood disorders and cardiovascular disease.

GOVERNMENT REGULATION

    Most products manufactured or sold by Baxter in the United States are subject to regulation by the Food and Drug Administration ("FDA"), as well as by other federal and state agencies. The FDA regulates the introduction and advertising of new drugs and devices as well as manufacturing procedures, labeling and record keeping with respect to drugs and devices. The FDA has the power to seize adulterated or misbranded drugs and devices or to require the manufacturer to remove them from the market and the power to publicize relevant facts. From time to time, Baxter has removed products from the market that were found not to meet acceptable standards. This may occur in the future. Product regulatory laws exist in most other countries where Baxter does business.

    Environmental policies of Baxter mandate compliance with all applicable regulatory requirements concerning environmental quality and contemplate, among other things, appropriate capital expenditures for environmental protection. Various non-material capital expenditures for environmental protection were made by Baxter during 1995 and 1996.

EMPLOYEES

    As of October 1, 1996, Baxter employed approximately 32,000 people.

CONTRACTUAL ARRANGEMENTS

    A substantial portion of Baxter's products are sold through contracts with purchasers, both international and domestic. Some of these contracts are for terms of more than one year and include limits on price increases. In the case of hospitals, clinical laboratories and other facilities, these contracts may specify minimum quantities of a particular product or categories of products to be purchased by the customer.

PROPERTIES

    Baxter owns or has long-term leases on substantially all of its major manufacturing facilities. Baxter maintains 19 manufacturing facilities in the United States, including seven in Puerto Rico, and also manufactures in Australia, Belgium, Brazil, Canada, Chile, China, Colombia, Costa Rica, the Dominican Republic, France, Indonesia, Ireland, Italy, Japan, Malta, Mexico, the Netherlands, Russia, Singapore, Spain, Switzerland, Turkey and the United Kingdom.

    Baxter owns or operates distribution centers throughout the world, including 66 located in 22 foreign countries.

    Baxter maintains a continuing program for improving its properties, including the retirement or improvement of older facilities and the construction of new facilities. This program includes improvement of manufacturing facilities to enable production and quality control programs to conform with the current state of technology and government regulations.

                           INFORMATION CONCERNING RMI

GENERAL

    RMI is a Utah corporation engaged in the development, manufacture and distribution of a diversified line of health care products, focusing on specialized cardiovascular, vascular and blood management surgical devices and specialty pharmaceuticals. Originally incorporated as "Research Industries Corporation," RMI was originally engaged in the manufacture and sale of specialty pharmaceuticals and in real estate development. In 1983 RMI formed a wholly-owned subsidiary called "Research Medical, Inc." for the purpose of entering the cardiovascular, vascular and blood management surgical devices business. This new business has grown dramatically in the interim, and in 1995 RMI, then named Research Industries Corporation, changed its name to "Research Medical, Inc." (and changed the name of its subsidiary to "Research Industries Corporation") in order to better reflect in the name of the company its major business.

    Products are manufactured by the Company in two facilities located in the United States and sold in many countries. The Company's more than 450 products are used principally by hospitals, clinical and medical research laboratories, and doctors' offices. The Company has concentrated on disposable devices used in surgery procedures.

    RMI has valuable real estate holdings remaining from its early years of operations, including properties traded for original properties in tax-driven exchanges. RMI also has advanced funds to purchasers of certain of its properties to assist in the development of those properties, resulting in higher purchase prices realized by the Company for such properties. Since the mid-1980's RMI has been in a mode of carefully liquidating its real estate assets in an orderly manner. In past years, the Company's real estate activities provided start-up financing to health care division operations.

    RMI's executive offices are located at 6864 South 300 West, Midvale, Utah 84047, and its telephone number is (801) 562-0200.

RECENT OPERATING RESULTS

    RMI's earnings were $2,249,802 for the first quarter of fiscal 1997, ended September 30, 1996, a 15% increase over net income of $1,948,592 recorded in the same quarter of the prior year. Earnings per share were $.23 and $.20 for these two periods, respectively. Total revenues increased from $8,836,760 in the first quarter of fiscal 1996 to $10,294,834 in the same quarter of fiscal 1997, which represents a growth rate of 17%. The total growth rate is comprised of a 19% increase in health care revenues and a 1% decrease in real estate revenues over the comparable period in 1996.

    HEALTH CARE

    Net health care sales were $9,067,600 in the first quarter of 1997 compared to $7,599,971 in the same quarter of 1996, which represents a 19% increase. Medical device and solution sales increased by 12% and proprietary pharmaceuticals and sterile solution product sales increased by 44% for the quarter. The growth in medical device and solution revenues reflects an increase in domestic and international open-heart surgeries as well as market share gains for bypass circuitry cannulae, balloon cardioplegia delivery catheters, cardiac-assist devices. Additionally, the Company experienced significant increases in the sales of its Biofilter hemoconcentrator as well as its vascular shunt product line.

    As in the prior year, the growth in proprietary pharmaceuticals resulted from more units sold, particularly to distributors in anticipation of an October 1 price increase. Also, increased purchases by foreign distributors contributed to the growth. Sterile solutions sales directly attributable to OEM customer orders have been higher during the current period. Growth in sterile solutions sales is not expected to continue and tend to fluctuate from quarter to quarter. The Company has new products in various stages of development and approval which it believes will contribute to sales growth in the future.

Management also believes that it will continue to experience growth in the sales of its existing cardiovascular surgical products.

    Although the Company does not have foreign operations, it does sell worldwide to specialized cardiovascular distributors and other customers in foreign markets. Foreign sales decreased by 11% in the first quarter over the same quarter of the prior year. Generally, international sales have increased faster than domestic sales in recent years; however, foreign sales revenues in any given quarter fluctuate due to the timing of large distributor bid purchases. These sales represented 17% of sales in the first quarter of 1997 compared to 23% in 1996.

    Gross margins were 62% in the first quarter of fiscal 1997 compared to 61% for the same quarter in the prior year. Gross margins improved primarily as a result of the Company s efforts to automate portions of the manufacturing process as well as from an improved sales mix of higher margin products.

    The Company continues to invest resources in research and product development to introduce new products. Royalty costs, which in many respects represent the cost of acquired research and development technologies, are recorded as a component of cost of sales. All R&D expenses relate to the health care segment. These expenditures increased 21% from $421,181 in the first quarter of 1996 to $510,328 in the first quarter of fiscal 1997. This increase reflects the Company s preparation for new products, including a broad range of minimally invasive heart surgery products, the embolectomy catheter with viewing capability, several new vascular catheters, the Autologous Fibrinogen Delivery Kit, and the Heparin Removal Device.

    REAL ESTATE

    In past years the Company s real estate activities were used to help finance the Company's start-up of health care operations. The Company continues to divest real estate assets as reasonable offers are received. Real estate sales in the first quarter of 1997 include the sale of industrial land, interest on real estate contracts and revenue from the sale of the Company s interests in other real estate projects.

    Gross margins for real estate were 25% for the first quarter of 1997 compared to 36% for the same period in 1996. The gross margins are reflective of the Company's cost basis in the specific properties sold and the related selling prices. The gross margins, therefore, may vary significantly between specific pieces of property sold.

    BALANCE SHEET

    The Company's balance sheet continued to strengthen during the first quarter of fiscal 1997. The following key measurements are indicative of the excellent liquidity and strong financial position of the Company:

                                                                       JUNE 30,   SEPT. 30,
                                                                         1996       1996
                                                                       ---------  ---------
                                                                       (IN THOUSANDS EXCEPT
                                                                             RATIOS)
Cash and investments.................................................  $  13,261  $  12,915
Working capital......................................................     29,805     30,503
Shareholders' equity.................................................     56,323     58,485
Current ratio........................................................       15:1       12:1

COMPETITION

    Although the health care products market in the United States and globally is highly competitive and populated with numerous large and small general competitors, RMI believes that it is a significant and growing factor in the manufacture and distribution of products in the markets in which it competes.

Although no single company competes with RMI in all of its product lines, RMI is faced with competition in all of its markets, including increasing competition from larger and better capitalized competitors. This is a result of ongoing consolidation at all levels in the medical services and products market in the United States and elsewhere.

    Historically competition in the health products industry has been characterized as a search for technological and therapeutic innovations. RMI believes that it has benefited from the technological advantages of certain of its products. While competitors have introduced and will continue to introduce new products in competition with those of RMI, RMI believes it can continue to effectively and efficiently use its research and development abilities to remain innovative and competitive.

    RMI continually examines its costs of production for ways to reduce such costs and thus become more competitive in its markets. Innovations in its production systems have allowed RMI to effect competitive price reductions on certain of its products as needed to meet and beat competitive threats.

GOVERNMENT REGULATION

    Products manufactured or sold by the Company in the United States are subject to regulation by the FDA, as well as by other federal and state agencies. The FDA's approval process for new drugs and devices is complex and often requires long-term and sustained investment with no reliable basis for predicting the FDA's eventual decision regarding market approval, nor how long the approval process may continue. The FDA has the power to seize drugs or devices which it considers to be adulterated or misbranded or to require the manufacturer to remove them from the market and the power to publicize relevant facts.

    Recent political and regulatory changes and uncertainties relating to the health care industry may affect both the underlying demand for health care products and the pricing of such products.

PRINCIPAL RMI SHAREHOLDERS

    The following table sets forth the name and address of each person known to management of RMI who owns beneficially more than five percent of the outstanding shares of RMI Common Stock, together with certain information with respect to such ownership, as of the Record Date.

                                                                     SHARES OWNED    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                 BENEFICIALLY      CLASS
-------------------------------------------------------------------  -------------  ------------
Michael A. Roth and Brian J. Stark.................................       633,800         6.58%
  1500 West Market Street
  Mequon, Wisconsin 53092

STOCK OWNERSHIP BY MANAGEMENT OF RMI

    The following table sets forth certain information as to the shares of RMI Common Stock beneficially owned by each Director and each Executive Officer of RMI and by all Directors and Executive Officers of RMI, as a group, as of the Record Date.

                                                                                                   PRO FORMA
                                                                                                  OWNERSHIP OF
                                                                 RMI SHARES OWNED              BAXTER SHARES (1)
                                                           ----------------------------  ------------------------------
                                                            AMOUNT &                      AMOUNT &
                                                            NATURE OF     PERCENT OF      NATURE OF      PERCENT OF
                                                           BENEFICIAL    COMMON STOCK    BENEFICIAL     COMMON STOCK
NAME                                                        OWNERSHIP     OUTSTANDING     OWNERSHIP    OUTSTANDING(2)
---------------------------------------------------------  -----------  ---------------  -----------  -----------------
Gary L. Crocker..........................................     286,492           2.97%       158,888           0.00%
Louis M. Haynie..........................................      49,213           0.51         27,293           0.00
Edward McC. Blair, Jr....................................      49,184           0.51         27,277           0.00
Sterling D. Sessions.....................................       1,009           0.01            559           0.00
Charles J. Aschauer, Jr..................................      28,166           0.29         15,620           0.00
William A. Gay, Jr.......................................      11,482           0.12          6,367           0.00
Clyde H. Baker...........................................       4,058           0.04          2,250           0.00
Michael N. Kelly.........................................      19,974           0.21         11,077           0.00
James C. McRae...........................................       3,433           0.04          1,903           0.00
Mark W. Winn.............................................         225           0.00            124           0.00
J. Steven Johnson........................................         371           0.00            205           0.00
All directors & executive officers as a group (11
  persons)...............................................     453,611           4.71        251,563           0.00

------------------------

(1) After giving effect to the Merger and assuming a Baxter Stock Price of $42.375, based on the closing market price of Baxter Common Stock on January 29, 1997.

(2) Based on the number of shares of Baxter Common Stock outstanding as of the Record Date.

CONTRACTS BETWEEN BAXTER AND RMI

    In the ordinary course of business, Baxter and its affiliates have engaged in transactions with RMI and its affiliates in the last two years, including sales by RMI to Baxter amounting to an aggregate of less than $2.5 million and sales by Baxter to RMI amounting to an aggregate of less than $300,000.

             COMPARISON OF RIGHTS OF HOLDERS OF BAXTER COMMON STOCK
                        AND HOLDERS OF RMI COMMON STOCK

    Upon consummation of the Merger, the former shareholders of the Company, a Utah corporation, will become stockholders of Baxter, a Delaware corporation. The rights of such stockholders will be governed by applicable Delaware law, including the Delaware General Corporation Law (the "DGCL"), and by the Restated Certificate of Incorporation and Bylaws of Baxter (the "Baxter Certificate" and "Baxter Bylaws," respectively). The following is a summary of the material differences between the DGCL and the BCA, and between the Baxter Certificate and Baxter Bylaws, on the one hand, and the Articles of Incorporation and Bylaws of the Company (the "Company Articles" or "RMI Articles" and "the Company Bylaws" or "RMI Bylaws," respectively), on the other hand, that may affect the rights of the Company shareholders who become stockholders of Baxter. The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL, the BCA, the Baxter Certificate, the Baxter Bylaws, the Company Articles and the Company Bylaws.

PREEMPTIVE RIGHTS

    Under both the DGCL and the BCA, security holders of a corporation have only such preemptive rights as may be provided in the corporation's certificate or articles of incorporation. The Baxter Certificate grants no preemptive rights to its stockholders. The RMI Articles specifically deny preemptive rights to its shareholders.

DIVIDENDS AND OTHER DISTRIBUTIONS

    Under the BCA, a corporation may make distributions to shareholders so long as such action would not (a) make the corporation unable to pay its debts as they become due in the usual course of business or (b) cause the corporation's total assets to be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed to satisfy preferential rights of shareholders senior to those receiving the distribution. A Utah corporation may acquire its own shares, and such shares are either returned to the status of "authorized but unissued" or removed from the authorized number of shares, whichever is specified in the articles of incorporation. Limitations on payment of dividends also apply to redemptions of stock.

    The DGCL permits a corporation, subject to any restrictions in its certificate of incorporation, to declare and pay dividends out of surplus (defined as net assets minus capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, subject to certain limitations, the DGCL generally provides that a corporation may redeem or repurchase its shares if the capital of the corporation is not impaired or such redemption or repurchase would not impair the capital of the corporation.

    The RMI Articles and RMI Bylaws contain no restrictions on the payment of dividends or the repurchase of shares. The Baxter Certificate also contains no restrictions on the payment of dividends or the repurchase of shares. The Baxter Bylaws provide that the Board of Directors may declare dividends upon the capital stock of the Corporation as and when they deem expedient, but that the Directors may set apart out of any funds available for dividends sums for working capital or other reserves. The Baxter Bylaws contain provisions relating to purchases by the corporation of outstanding shares of common stock at a price above the market price for those shares. See "--Shareholder Approval Of Certain Business Combinations."

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION; AMENDMENT OF BYLAWS

    Under the BCA, a corporation's articles of incorporation may be amended by resolution of the board of directors and approval by the holders of a majority of the outstanding shares of capital stock entitled to vote thereon. The Board of Directors may adopt without shareholder action amendments which delete the names and addresses of the initial registered agent or office; change issued and unissued authorized shares of a class into a greater number of whole shares if the corporation has only shares of that class outstanding; change the corporation's name by adding "Corporation," "Incorporated" or abbreviations; and making other changes allowed by the BCA. If any particular class of shares has a right to vote on any amendment to the articles of incorporation, a majority of such shares must be voted in favor of the amendment. The holders of outstanding shares of a class are entitled to vote as a class upon a proposed amendment if it would have certain specified effects, such as changing the preferential rights of such shares, altering rights regarding redemption of such shares, altering preemptive rights of such shares, altering voting rights on such shares or reducing such shares to fractional shares that may be redeemed for cash. In addition, outstanding shares of a class are entitled to vote as a class on proposed amendments which would increase or decrease the aggregate number of authorized shares in the class; effect a reclassification of such shares into another class; effect an exchange of other shares into the class; change shares into a different number of the same class; and affect rights to distributions that have accumulated but not yet been declared. Approval of all affected shareholders is required for any amendment that would impose personal liability on such shareholders for the debts of a corporation. Supermajority voting requirements may be imposed and maintained by the articles of incorporation.

    Under the BCA, the bylaws of a corporation may be amended at any time by the corporation's board of directors, except to the extent that the articles of incorporation or bylaws reserve this power exclusively to the shareholders, in whole or in part. However, the board of directors (without shareholder approval) may not change a bylaw regarding quorum or voting requirements applicable to approvals by shareholders once such a bylaw is adopted by shareholders, and may not change a bylaw regarding quorum or voting requirements applicable to approvals by directors if such a bylaw was adopted by shareholders or the articles of incorporation or bylaws require shareholder approval. Conferring power to amend the bylaws upon the directors does not divest shareholders of the power to amend the bylaws.

    Under the DGCL, an amendment to a corporation's certificate of incorporation must be approved by a resolution of the Board of Directors declaring the advisability of the amendment and by the affirmative vote of a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of voting by classes. Under the DGCL, a provision in a corporation's certificate of incorporation requiring a super-majority vote of the board of directors, stockholders or holders of any other securities having voting power may be amended only by such super-majority vote.

    The DGCL provides that stockholders may amend the bylaws of a corporation, provided that the corporation may, in its certificate of incorporation, also confer such power upon the board of directors.

    The Baxter Bylaws provide that a majority vote of stockholders, or a majority vote of the directors present at any meeting, may amend or alter any of the Bylaws. The RMI Articles together with the RMI Bylaws reserve to the Board of Directors the power to alter, amend or repeal the Bylaws or to adopt a new code of bylaws, subject to the prior unanimous approval and recommendation for adoption by the

Executive Committee which consists of two members of the Board of Directors and the President of the corporation.

ACTION BY WRITTEN CONSENT

    Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Utah has a similar provision but requires that for corporations in existence prior to July 1, 1992, the consent must be by all shareholders unless a resolution providing for a majority of shareholders is adopted. Even in such case, the BCA prohibits the election of directors by written consent of the shareholders unless the consent is unanimous.

    The Baxter Certificate provides that no action which requires the vote or consent of stockholders of the corporation may be taken without a meeting and vote of stockholders, and specifically denies the power of stockholders to consent in writing without a meeting to the taking of any action. The RMI Articles contain no restriction on the ability of the shareholders of the corporation to take action by written consent. The RMI Bylaws provide that action by the written consent of all shareholders shall be as valid as if such action had been taken at a meeting regularly called and noticed.

SPECIAL MEETING OF SHAREHOLDERS

    The BCA provides that a special meeting of shareholders may be called by the board of directors, the holders of shares representing at least 10% of the votes at such meeting or such other persons as are authorized by the bylaws. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Notice of a stockholders' meeting generally must be given to all stockholders of record entitled to vote thereat not less than 10 nor more than 60 days prior to the meeting.

    The Baxter Bylaws provide that special meetings of the stockholders for any purpose may be called only by (a) the Chairman of the Board and Chief Executive Officer or Secretary, and shall be done so upon a request in writing therefor signed by a majority of the Directors or (b) by resolution of the Directors. The RMI Bylaws contain a provision concerning special meetings consistent with the provisions of the BCA described above, authorizing the Chairman of the Board and the President, the Board of Directors, the holders of not less than one-tenth of all the shares entitled to vote at the meeting, or any three Directors, to call a special meeting.

VOTING IN THE ELECTION OF DIRECTORS

    In an election of directors under cumulative voting, each share of stock is entitled to a number of votes equal to the number of votes the holder of such stock ordinarily would be entitled to cast for the election of directors multiplied by the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose.

    Under the BCA, unless otherwise provided in the articles of incorporation, every shareholder entitled to vote at the election of directors has the right to cast, in person or by proxy, all of the votes to which the shareholder's shares are entitled for as many persons as there are directors to be elected and for whose election the shareholder has the right to vote. Directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting of shareholders at which a quorum is present. Shareholders do not have the right to cumulate their votes for the election of directors unless the articles of incorporation so provide.

    Under the DGCL, cumulative voting rights must be provided in a corporation's certificate of incorporation if stockholders are to be entitled to cumulative voting rights. The DGCL requires that elections of directors be by written ballot, unless otherwise provided in a corporation's certificate of incorporation.

    Neither the Baxter Certificate nor the RMI Bylaws provides for cumulative voting.

NUMBER AND QUALIFICATION OF DIRECTORS

    The BCA permits the board of directors to change the authorized number of directors by amendment to the bylaws unless the number of directors is fixed (and not allowed to be changed) by the articles of incorporation, in which case a change in the number of directors may be made only by amendment to the articles of incorporation. Shareholders may also change the number of Directors. The minimum number of individuals on a board of directors is three unless there are only one or two shareholders. No decrease in the number of directors is permitted to shorten the term of any incumbent director.

    Under the DGCL, the minimum number of directors is one. The DGCL provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws of a corporation unless the number of directors is fixed in the corporation's certificate of incorporation, in which case a change in the number of directors can be made only if the stockholders approve an amendment to the certificate of incorporation.

    The Baxter Certificate, together with the Baxter Bylaws, provides for a variable number of Directors between 12 and 20 as fixed from time to time by the Board of Directors. The Baxter Bylaws provide that no person shall be eligible for reelection or appointment as a Director who, at the time of his election or appointment is 72 years old, or older. The RMI Bylaws provide for a number of Directors between three and seven, as the Board may from time to time determine, who need not be shareholders of the Company. RMI has no age restrictions on its Directors.

CLASSIFICATION OF BOARD

    A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process.

    The BCA and the DGCL permit, but do not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively.

    The Baxter Certificate provides that the Board of Directors shall be divided into three classes, each to be elected at every third annual board meeting. Neither the RMI Articles nor the RMI Bylaws provide for a classified Board of Directors.

REMOVAL OF DIRECTORS

    Under the BCA, directors may generally be removed, with or without cause, by holders of a majority of the shares entitled to vote at an election of directors, unless the articles of incorporation provide otherwise. However, in the case of a corporation having cumulative voting, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against removal.

    Under the DGCL, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed, with or without cause, by the holders of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation, such as Baxter, with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. Neither the Baxter Certificate nor the RMI Articles alters the statutory means by which directors may be removed by shareholders.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Under the BCA, vacancies or new positions in the board of directors of a corporation may be filled by vote of the shareholders or an affirmative vote of a majority of the remaining directors (even though less than a quorum of the board of directors). Unless the articles of incorporation provide otherwise, if one or more directors are elected by a particular class of shareholders, only such shareholders or the directors elected by such shareholders may fill the vacancy. The RMI Articles do not provide otherwise.

    Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Neither the Baxter Certificate nor the Baxter Bylaws provide otherwise. However, if the certificate of incorporation directs that a particular class is to elect such director, such vacancy may be filled by the other directors elected by such class. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board as constituted immediately prior to such increase, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent of the total number of shares outstanding having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS OR INTERESTED SHAREHOLDERS

    Under the BCA, a transaction between a corporation and a party related to a director in some way may not be enjoined, set aside or create a cause of action solely because such party has an interest in the transaction unless the director's relationship to such party would constitute a statutory "conflicting interest transaction." "Conflicting interest transactions" relate to beneficial financial interests of a director or persons or entities associated with the director so as to influence the director's decisions. A director's conflicting interest transaction may be protected against future challenge if approved by a majority of the disinterested directors, even if not otherwise a quorum, or if approved by disinterested shareholders holding a majority of the shares entitled to vote upon the matter, in each case after full disclosure.

    Under the DGCL, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity in which one or more of its directors or officers are directors or officers or have a financial interest, is void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because the vote of the director or officer was counted for such purpose, if (i) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or committee which in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders. A corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries, including directors who are also officers or employees, when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Any such loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as approved by the Board of Directors, including with a pledge of stock of the corporation.

    The RMI Articles provide for an 85% majority vote and majority vote on the shares other than interested shareholder shares in the event a transaction with an interested shareholder (which is defined as a 10% or greater shareholder) is entered. Such transactions include mergers, a sale, license, mortgage, pledge, transfer or other disposition of any substantial part of the corporation's assets; the issuance of $1,000,000 or more of equity to such interested shareholder; and liquidation or dissolution or any reclassification or combination that would increase the proportional shares of the corporation held by the interested shareholder. There are exceptions to this requirement if protective provisions relating to the price and terms of the transaction and disclosure are met.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    The BCA generally permits indemnification of a director against liability provided there is a determination by a disinterested quorum of the directors, by a disinterested committee of the board of directors consisting of at least two directors, by special legal counsel or by a majority vote of a quorum of the shareholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. However, indemnification in connection with a shareholder derivative suit is limited to reasonable expenses, and a director may not be indemnified in a derivative suit in which the director was found liable to the corporation or in connection with any other proceeding in which the director is found liable on a charge that he derived an improper personal benefit. Unless otherwise provided in the articles of incorporation, indemnification is mandatory to a director who is successful in defending an action on the merits or otherwise.

    The BCA permits a corporation to adopt a provision in its charter documents or by resolution eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for acts or failures to act in the director's capacity as a director, except liability for financial benefits to which the director was not entitled, intentional infliction of harm to the corporation or shareholders, unlawful distributions or intentional violation of criminal laws.

    Under the DGCL, a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses, judgments, fines and settlements incurred in any such action, suit or proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses incurred in defending or settling the action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court of competent jurisdiction determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine. The DGCL requires that, to the extent an officer, director, employee or agent of a corporation is successful on the merits or otherwise in defense of any proceeding referred to within this paragraph, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses incurred in connection therewith.

    Under the DGCL, a corporation may advance expenses incurred by an officer or director prior to final disposition of the action, suit or proceeding upon an undertaking by the officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to be indemnified by the corporation. Expenses of employees and agents may be advanced by the corporation upon such terms and conditions, if any, as the board of directors deems appropriate.

    The rights to indemnification and advancement of expenses provided by the DGCL are not exclusive of any other such rights that may be provided under a corporation's charter or by-laws, by contract or otherwise.

    Under the DGCL, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) any transaction in which the director received an improper personal benefit.

    The Baxter Certificate provides that, to the fullest extent permitted under Delaware law, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Baxter Certificate provides that the corporation shall indemnify officers and directors to the fullest extent permitted by Delaware law, except with respect to an action commenced by such director or officer against the corporation or by such director or officer as a derivative action by or in the right of the corporation.

    The RMI Articles provide for indemnification of directors, officers and employees for reasonable expenses, including attorney's fees and amounts paid in satisfaction or judgment or in settlement, other than amounts paid to the corporation by him, except in relation to matters as to which it is adjudged that such person is liable by reason of willful malfeasance, bad faith, gross negligence or reckless disregard of duties. The RMI Articles also limit the personal liability of directors unless there is a breach of duty of loyalty to the corporation or its shareholders or there are acts or omissions not in good faith or which involve intentional or knowing violations of law or where the director has derived improper personal benefit.

MERGERS AND SALES OF SUBSTANTIALLY ALL CORPORATE ASSETS

    The BCA generally requires that a majority of the shareholders of both the acquiring and the target corporation approve statutory mergers. However, the BCA does not require a shareholder vote of the surviving corporation in a merger if
(a) the merger occurs between a parent and its subsidiary, if the parent owns at least 90% of the total outstanding stock of the subsidiary and certain other provisions of the BCA are met, (b) the articles of incorporation of the surviving corporation are not amended, (c) each shareholder of the surviving corporation holds the same number of identical shares immediately after the merger and (d) the number of shares issued by the surviving corporation in the merger does not represent an increase by more than 20% of (i) the voting shares of the corporation or (ii) the shares that would participate without limitation in distributions unless otherwise provided in the corporation's articles of incorporation. The board of directors may sell, lease, exchange or otherwise dispose of all, or substantially all, of the corporation's assets without consent or approval of the shareholders when done in the regular course of its business and may mortgage or pledge such property whether or not in the regular course of its business. When not done in the regular course of the corporation's business, the disposition of all or substantially all of the corporation's assets requires the approval of a majority of the outstanding shares of each class.

    Under the DGCL, mergers must be approved by a corporation's board of directors and generally require the approval of the holders of a majority of the outstanding stock of each of the merging corporations entitled to vote thereon. Unless otherwise required in a corporation's certificate of incorporation, the DGCL does not require a stockholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger and (iii) either no shares of common stock of the surviving corporation and no securities convertible into such stock are to be issued in the merger or the number of shares to be issued by the surviving corporation in the merger plus those initially issuable upon conversion of any other securities does not exceed 20% of the shares outstanding immediately prior to the merger. The DGCL also permits a Delaware corporation to engage in a merger transaction to effect a reorganization into a holding company structure without stockholder approval, provided the corporation's charter does not specifically require a stockholder vote on such a transaction and provided the various substantive and procedural requirements of the DGCL are satisfied.

    A disposition of all or substantially all of a corporation's assets must be approved by a corporation's board of directors and requires the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

    None of the Baxter Certificate, the Baxter Bylaws, the RMI Articles nor the RMI Bylaws contain any additional provisions relating to mergers or sales of substantially all corporate assets other than as set forth above under "Transaction Involving Officers, Directors or Interested Shareholders."

DISSENTING SHAREHOLDER'S RIGHTS

    Under the BCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of shares held by him, in the event of certain corporate actions, including (i) a merger of the corporation if shareholder approval is required or if the corporation is a subsidiary that is merged with its parent;
(ii) a share exchange to which the corporation is a party as the corporation whose shares will be acquired; (iii) a sale of all or substantially all of the property of a corporation other than in the regular course of the corporation's business; and (iv) any other corporate action to the extent provided in the articles of incorporation, bylaws or a resolution of the board of directors. Unless otherwise provided in the charter documents or by resolutions of the directors, dissenters' rights of appraisal are not available for any shares which either were listed on a national securities exchange or on the Nasdaq National Market or were held of record by more than 2,000 shareholders unless such shareholders are to receive anything other than (i) shares of the surviving corporation, (ii) shares which either will be listed on a national securities exchange or on the Nasdaq National Market or will be held of record by more than 2,000 shareholders, or (iii) cash in lieu of fractional shares.

    Under the DGCL, holders of shares have the right, in certain circumstances, to dissent from certain merger or consolidation transactions and seek an appraisal of the fair value of such shares (exclusive of any value arising from the accomplishment or expectation of the merger or consolidation), as determined by the Delaware Court of Chancery in an action timely brought by the corporation or such holders. The DGCL grants appraisal rights to the shares of any class of a constituent corporation in a statutory merger or consolidation subject to the appraisal statute, except that such rights are not available (i) for shares of stock of the surviving corporation if no vote of its stockholders is required for such transaction under the DGCL and (ii) for shares of stock listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders, provided stockholders are not required by the terms of the merger or consolidation to accept anything in consideration other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation which are listed on a national securities exchange or designated by Nasdaq or held of record by more than 2,000 stockholders or (iii) cash in lieu of fractional shares of such stock, or any combination thereof. Delaware law also permits a corporation to grant in its certificate of incorporation appraisal rights in connection with transactions other than statutory mergers and consolidations otherwise subject to the foregoing provisions.

    None of the Baxter Articles, the Baxter Bylaws, the RMI Articles nor the RMI Bylaws contain any additional provision relating to dissenters' rights of appraisal.

SHAREHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

    Under the Utah Control Shares Acquisitions Act (the "CSAA"), acquisition (on a cumulative basis) of 20% or more of the voting power of certain publicly held Utah corporations in a "control shares acquisition" prohibits such shares, known as "control shares," from being voted on any matter unless and until a resolution allowing such shares to be voted is approved by a majority of the outstanding shares of each class excluding "interested shares." "Interested shares" are those held by the control share acquiror and all officers and employee-directors of the Utah corporation. A corporation may "opt out" of the CSAA in its charter documents at any time prior to a control share acquisition.

    The CSAA defines "control shares" as shares of a publicly traded corporation that, when combined with all other shares of that company owned or controlled by one shareholder or group of shareholders acting in concert, represents 20% or more of the voting power of the corporation in an election of directors. The definition of "control shares acquisition" contains exceptions to the list of transactions that would trigger application of the CSAA, including (a) transactions entered into or agreed upon in writing before the CSAA's 1987 adoption, (b) pursuant to laws of descent and distribution, (c) pursuant to a pledge arrangement made in good faith and not intended to circumvent the CSAA,
(d) pursuant to a merger or share exchange approved by shareholders under the BCA and (e) in certain cases, if the shares are acquired from a shareholder that had received approval under the CSAA or whose shares would have been outside of the definition of control share acquisition under one of the exemptions mentioned.

    The CSAA applies only to shares of a corporation formed under the laws of the State of Utah that has (a) 100 or more shareholders, (b) its principal office or place of business, or substantial assets, located in Utah and (c) (i) more than 10% of its shareholders are resident in Utah, (ii) more than 10% of its shares are owned by Utah residents or (iii) 10,000 shareholders are Utah residents. Shares held by banks, depositories (except as trustees), brokers or nominees are disregarded for purposes of calculating the above percentages or numbers. The CSAA does not state that the corporation's shares must be traded on a stock exchange or national trading system in order to be considered an "issuing public corporation."

    Upon an acquiror obtaining a majority interest in a corporation subject to the CSAA, other shareholders obtain dissenter's rights to appraisal and cash payment in return for their shares, if desired, and such amount must not be less than the amount paid for the shares acquired in the control shares acquisition. The CSAA also contains provisions allowing the corporation to provide in its charter documents for the ability to redeem the acquiror's shares at fair market value under certain conditions for up to 60 days after the control share acquisition; however, the corporation may not redeem the shares if the acquiror files a notice with the corporation unless the shareholders refuse to grant full voting rights.

    Section 203 of the DGCL ("Section 203") prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the time that such person becomes an interested stockholder, subject to certain exceptions contained in Section 203. As defined in Section 203, a business combination generally includes mergers, consolidations, sales of 10% or more of a corporation's assets, certain stock issuances or other transactions benefitting the interested stockholder, and interested stockholders include, among others, persons who beneficially own 15% or more of the outstanding voting stock of a corporation.

    The three-year moratorium imposed on business combinations by Section 203 does not apply if (i) prior to the time that such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction which made him an interested stockholder, the interested stockholder owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding from the 85% calculation shares owned by directors who are also officers of the corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) at or after the time such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting (and not by written consent) by at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

    Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, are authorized for quotation on the NASDAQ Stock Market or are held of record by more than 2,000 stockholders. However, a Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by the holders of a majority of shares entitled to vote and any such by-law amendment may not be further amended by the board of directors. Neither the Baxter Certificate nor the Baxter Bylaws contains such a provision.

    The Baxter Bylaws require the affirmative vote of the holders of not less than a majority of the voting stock of Baxter before Baxter may purchase any outstanding shares of common stock at a price above the market price from a selling stockholder, except with respect to purchases made as part of a tender or exchange offer by the corporation or any purchaser or acquisition made pursuant to an open market purchase program approved by the board of directors. Neither the RMI Articles nor the RMI Bylaws contain any additional provisions relating to transactions with interested shareholders or other takeover situations, other than as provided above.

INSPECTION OF SHAREHOLDER LIST, BOOKS AND RECORDS

    Both the BCA and the DGCL allow any shareholder to inspect and copy a corporation's shareholder list for a purpose reasonably related to such person's interest as a shareholder.

    The BCA allows any director or shareholder to inspect and copy for any purpose the corporation's charter documents; list of officers and directors; most recent annual report; and, for the past three years, financial statements and minutes of shareholder meetings, actions and written communications. In addition, any director or shareholder may inspect and copy minutes of board of directors and shareholders meetings and actions, accounting records and shareholder lists upon demand made in good faith for a purpose reasonably related to the demanding shareholder's or director's interest as a shareholder or director. Such information may not be used for other purposes.

    The DGCL allows any stockholder complying with the procedural requirements of the statute to inspect a corporation's stock ledger, stockholders' list and other books and records for a purpose reasonably related to such person's interest as a stockholder. Directors, whether or not stockholders, have a similar right for purposes reasonably related to their positions as directors.

    None of the Baxter Articles, the Baxter Bylaws, the RMI Articles, nor the RMI Bylaws contain any additional provisions relating to the inspection of the shareholder list, books and records.

SHAREHOLDER DERIVATIVE SUITS

    Under the BCA, a shareholder may only bring a derivative action on behalf of the corporation if the shareholder was a shareholder when the transaction complained of occurred or he became a shareholder through transfer by operation of law from someone who was a shareholder at that time. The suing shareholder must explain what request, if any, was made to the board of directors and that the request was refused or ignored or why the shareholder did not make such a demand. Dismissal of such a proceeding requires court approval.

    Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the matter in question or the stockholder's stock thereafter devolved upon the stockholder by operation of law.

    Neither the Baxter Certificate nor the Baxter Bylaws contain any additional provision relating to shareholder derivative suits, except with respect to limiting the indemnification of directors and officers who bring derivative actions against the corporation. Neither the RMI Articles nor the RMI Bylaws contain any additional provision relating to shareholder derivative suits.

DURATION OF PROXIES

    Under the BCA, a proxy appointment is ordinarily valid only for 11 months. Proxies may be given by facsimile or other electronic transmission.

    Under the DGCL, proxies may not have a duration of more than three years, unless the proxy provides for a longer period. Proxies may be given by facsimile or other electronic transmission.

    The Baxter Bylaws and the RMI Bylaws contain provisions consistent with the provisions of the DGCL and the BCA, respectively, regarding the duration of proxies.

DISSOLUTION

    Under the BCA, the Board of Directors of the corporation must recommend dissolution (unless there are conflicts or other special circumstances and the Board communicates such to the shareholders) and a majority of all votes entitled to be cast in each voting group must authorize such dissolution unless a greater vote is required by the charter documents or the board of directors.

    Under the DGCL, unless the board of directors approves a proposal to dissolve a corporation, the dissolution must be approved by stockholders holding 100% of the shares entitled to vote upon the dissolution. If the dissolution is initiated by the board of directors, it need only be approved by the stockholders holding a majority of the shares entitled to vote upon the dissolution.

                                 LEGAL MATTERS

    The legality of the Baxter Common Stock offered hereby and certain other matters with respect to the Merger will be passed upon for Baxter by Skadden, Arps, Slate, Meagher & Flom LLP. Legal issues related to the Merger Agreement will be passed on for RMI by Ray, Quinney & Nebeker. As of the Record Date, attorneys at Ray, Quinney & Nebeker, as a group, were beneficial owners of 2,400 RMI shares and no Baxter shares.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1995 and 1994, and for each of the three years in the three-year period ended December 31, 1995, incorporated in this Proxy Statement/Prospectus by reference from Baxter's Annual Report on Form 10-K have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, and have been given on the authority of that firm as experts in auditing and accounting.

    The consolidated financial statements of RMI and subsidiaries as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, have been incorporated by reference in this Proxy Statement/Prospectus in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference in this Proxy Statement/Prospectus, and upon the authority of said firm as experts in accounting and auditing.

    With respect to the unaudited consolidated financial information of Baxter for the three-month periods ended March 31, 1996 and 1995, the three-month and six month periods ended June 30, 1996 and 1995 and the nine-month periods ended September 30, 1996 and 1995, all incorporated by reference in this Proxy Statement/Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 14, 1996, August 13, 1996 and November 11, 1996, incorporated by reference herein, state that they did not audit and they do not express an opinion on such unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Act.

                             SHAREHOLDER PROPOSALS

    If the Merger is consummated, RMI will not hold an annual meeting of shareholders in 1997. In the event the Merger is not consummated, any shareholder of RMI who wishes to present a proposal at the 1997 annual meeting of shareholders of the Company and who wishes to have such proposal included in the Company's proxy material for that meeting must deliver a copy of such proposal to RMI at 6864 South 300 West, Salt Lake City, Utah 84047, Attention Mark W. Winn, Secretary, for receipt not later than July 31, 1997.

    From time to time Baxter stockholders present proposals which may be proper subjects for inclusion in Baxter's proxy statement and for consideration at Baxter's annual meeting. The deadline for submission of stockholder proposals for inclusion in Baxter's proxy statement for Baxter's 1997 annual meeting has already passed.

    However, stockholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in the Baxter Bylaws. The Baxter Bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to Baxter 60 to 90 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 1997 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by Baxter between February 6 and March 7, 1997. The provision is intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                           BAXTER INTERNATIONAL INC.,
                         BAXTER CVG SERVICES III, INC.
                                      AND
                             RESEARCH MEDICAL, INC.

                          DATED AS OF DECEMBER 3, 1996
                  AMENDED AND RESTATED AS OF FEBRUARY 4, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
ARTICLE I  THE MERGER.....................................................................................        A-1

  Section 1.1      The Merger.............................................................................        A-1
  Section 1.2      Effective Time of the Merger...........................................................        A-1

ARTICLE II  THE SURVIVING CORPORATION.....................................................................        A-1

  Section 2.1      Articles of Incorporation..............................................................        A-1
  Section 2.2      Bylaws.................................................................................        A-1
  Section 2.3      Directors and Officers of Surviving Corporation........................................        A-2

ARTICLE III  CONVERSION OF SHARES.........................................................................        A-2

  Section 3.1      Merger Consideration...................................................................        A-2
  Section 3.2      Exchange of Certificates Representing Shares...........................................        A-3
  Section 3.3      Dividends..............................................................................        A-3
  Section 3.4      No Fractional Shares...................................................................        A-3
  Section 3.5      Closing of Company Transfer Books......................................................        A-3
  Section 3.6      Unclaimed Amounts......................................................................        A-3
  Section 3.7      Lost Certificates......................................................................        A-4
  Section 3.8      Closing................................................................................        A-4
  Section 3.9      Shareholders' Meeting..................................................................        A-4

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................        A-4

  Section 4.1      Organization and Qualification; Subsidiaries...........................................        A-5
  Section 4.2      Capitalization.........................................................................        A-5
  Section 4.3      Authority..............................................................................        A-6
  Section 4.4      Consents and Approvals; No Violation...................................................        A-6
  Section 4.5      Company SEC Reports....................................................................        A-7
  Section 4.6      Financial Statements...................................................................        A-7
  Section 4.7      Absence of Undisclosed Liabilities.....................................................        A-8
  Section 4.8      Absence of Certain Changes.............................................................        A-8
  Section 4.9      Taxes..................................................................................        A-9
  Section 4.10     Litigation.............................................................................        A-9
  Section 4.11     Employee Benefit Plans; ERISA..........................................................        A-9
  Section 4.12     Environmental Matters..................................................................       A-11
  Section 4.13     Compliance with Applicable Laws........................................................       A-12
  Section 4.14     Material Contracts.....................................................................       A-12
  Section 4.15     Intellectual Property Rights...........................................................       A-13
  Section 4.16     Fraud and Abuse........................................................................       A-14
  Section 4.17     Insurance..............................................................................       A-15
  Section 4.18     Opinion of Financial Advisor...........................................................       A-15
  Section 4.19     Utah Law...............................................................................       A-15
  Section 4.20     Company Disclosure.....................................................................       A-15
  Section 4.21     Patent Opinion.........................................................................       A-15
  Section 4.22     Labor Matters..........................................................................       A-15
  Section 4.23     WARN Act...............................................................................       A-16
  Section 4.24     Transactions with Related Parties......................................................       A-16
  Section 4.25     Suppliers and Customers................................................................       A-16
  Section 4.26     Accounts Receivable....................................................................       A-16
  Section 4.27     Absence of Certain Payments............................................................       A-16

                                                                                                              PAGE
                                                                                                            ---------
  Section 4.28     Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment;
                     Condition of Inventory...............................................................       A-17
  Section 4.29     FDA Matters............................................................................       A-17

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BAXTER AND PURCHASER.........................................
                                                                                                                 A-17

  Section 5.1      Organization...........................................................................       A-18
  Section 5.2      Capitalization; Registration Rights....................................................       A-18
  Section 5.3      Authority..............................................................................       A-18
  Section 5.4      Consent and Approvals; No Violation....................................................       A-18
  Section 5.5      Purchaser's Operations.................................................................       A-19
  Section 5.6      No Shares Owned by Baxter, Purchaser or Affiliates.....................................       A-19
  Section 5.7      Baxter SEC Reports.....................................................................       A-19
  Section 5.8      Baxter Disclosure......................................................................       A-19
  Section 5.9      Baxter Financial Statements............................................................       A-20

ARTICLE VI  COVENANTS OF THE COMPANY......................................................................       A-20

  Section 6.1      Ordinary Course........................................................................       A-20
  Section 6.2      Advice of Changes......................................................................       A-21
  Section 6.3      Rule 145 Affiliates....................................................................       A-22
  Section 6.4      No Solicitation........................................................................       A-22
  Section 6.5      No WARN Act Activities.................................................................       A-22
  Section 6.6      Termination of Employee Stock Purchase Plan............................................       A-23

ARTICLE VII  COVENANTS OF BAXTER AND PURCHASER............................................................       A-23

  Section 7.1      Directors' and Officers' Indemnification and Insurance.................................       A-23
  Section 7.2      Continuation of Operations.............................................................       A-24
  Section 7.3      NYSE Listing...........................................................................       A-24
  Section 7.4      Baxter Public Information..............................................................       A-24
  Section 7.5      Employee Benefits......................................................................       A-24
  Section 7.6      Third Party Beneficiaries..............................................................       A-24
  Section 7.7      Employment Offer.......................................................................       A-24

ARTICLE VIII  MUTUAL COVENANTS............................................................................       A-24

  Section 8.1      Access to Information; Confidentiality.................................................       A-24
  Section 8.2      HSR Act................................................................................       A-25
  Section 8.3      Consents and Approvals.................................................................       A-25
  Section 8.4      Notification of Certain Matters........................................................       A-26
  Section 8.5      Brokers or Finders.....................................................................       A-26
  Section 8.6      Publicity..............................................................................       A-26
  Section 8.7      Registration Statement.................................................................       A-26
  Section 8.8      Additional Agreements..................................................................       A-27
  Section 8.9      Tax-Free Reorganization................................................................       A-27
  Section 8.10     Pre-Closing Adjustments................................................................       A-27

ARTICLE IX  CONDITIONS TO CONSUMMATION OF THE MERGER......................................................       A-28

  Section 9.1      Conditions to Each Party's Obligation to Effect the Merger.............................       A-28
  Section 9.2      Conditions of Obligations of Baxter and Purchaser......................................       A-28
  Section 9.3      Conditions of Obligations of the Company...............................................       A-29

                                                                                                              PAGE
                                                                                                            ---------
ARTICLE X  TERMINATION, AMENDMENT AND WAIVER..............................................................       A-30

  Section 10.1     Termination............................................................................       A-30
  Section 10.2     Effect of Termination and Abandonment..................................................       A-31

ARTICLE XI  GENERAL PROVISIONS............................................................................       A-31

  Section 11.1     Fees and Expenses......................................................................       A-31
  Section 11.2     Amendment and Modification.............................................................       A-31
  Section 11.3     Nonsurvival of Representations and Warranties..........................................       A-31
  Section 11.4     Notices................................................................................       A-31
  Section 11.5     Definitions; Interpretation............................................................       A-32
  Section 11.6     Counterparts...........................................................................       A-32
  Section 11.7     Entire Agreement; No Third Party Beneficiaries.........................................       A-32
  Section 11.8     Severability...........................................................................       A-33
  Section 11.9     Governing Law..........................................................................       A-33
  Section 11.10    Assignment.............................................................................       A-33

EXHIBIT 4.21--Patent Opinion
EXHIBIT 6.3--Rule 145 Affiliate Agreement
EXHIBIT 9.2(d)(i)--Company Officers Certificate
EXHIBIT 9.2(d)(ii)--Company Secretary's Certificate
EXHIBIT 9.2(f)(i)--Company In-House Counsel Opinion
EXHIBIT 9.2(f)(ii)--Ray, Quinney & Nebeker Opinion
SCHEDULE 9.2(g)--Employment Agreements
EXHIBIT 9.2(g).A--Employment Agreement of Gary L. Crocker
EXHIBIT 9.2(g).B--Employment Agreement of Other Executives
EXHIBIT 9.2(g).C--Retention Bonus Agreement of Mark Winn
SCHEDULE 9.2(h)--Stock Options
EXHIBIT 9.3(d)(i)--Baxter Officer's Certificate
EXHIBIT 9.3(d)(ii)--Baxter Secretary's Certificate
EXHIBIT 9.3(e)(i)--Baxter In-House Counsel Opinion
EXHIBIT 9.3(e)(ii)--SASMF Opinion

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of December 3, 1996, as amended and restated on February 4, 1997 (the "Agreement"), by and among Baxter International Inc., a Delaware corporation ("Baxter"), Baxter CVG Services III, Inc., a Utah corporation and a wholly owned subsidiary of Baxter ("Purchaser"), and Research Medical, Inc., a Utah corporation (the "Company").

    WHEREAS, the respective Boards of Directors of Baxter, Purchaser and the Company have previously approved the merger (the "Merger") of Purchaser into the Company, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 3, 1996 (the "Original Agreement"), by and among Baxter, Purchaser and the Company;

    WHEREAS, Baxter, Purchaser and the Company have previously entered into AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of February 4, 1997 (the "Amendment"); and

    WHEREAS, Baxter, Purchaser and the Company desire to restate the Original Agreement so as to incorporate certain technical changes to Sections 2.1 and 3.1(b) of the Original Agreement, such changes having been agreed to by the parties in the Amendment.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof), Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and all of its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 16-10a-1106 of the Utah Business Corporation Act (the "UBCA").

    Section 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective when properly executed Articles of Merger meeting the requirements of
Section 16-10a-1105 of the UBCA are duly filed with the Utah Division of Corporations and Commercial Code or at such later time as the parties hereto shall have designated in such filing as the Effective Time of the Merger (the "Effective Time"), which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with
Section 3.8 hereof.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

    Section 2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

    Section 2.2 BYLAWS. The Bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

    Section 2.3 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. (a) The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

    (b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III
                              CONVERSION OF SHARES

    Section 3.1 MERGER CONSIDERATION. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

    (a) Each share of Company Common Stock (as hereinafter defined) owned by any wholly owned subsidiary of the Company and each share of Company Common Stock held by Baxter, or any subsidiary of Baxter shall be cancelled and retired and cease to exist and no consideration shall be delivered in exchange therefor.

    (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Company Common Stock to be cancelled in accordance with Section 3.1(a) (the "Shares") shall be converted into the right to receive (the "Merger Consideration") the fraction of a share (calculated and rounded to the nearest ten-thousandth of one share) of Common Stock, par value $1 per share of Baxter ("Baxter Shares"), the numerator of which fraction shall be (i) $23.50, and the denominator of which shall be (ii) the Baxter Stock Price (as defined herein). All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such Shares (each, a "Certificate") shall cease to have any rights with respect thereto, except to receive the Merger Consideration, without interest upon surrender of such Certificates.

    (c) For purposes of calculating the Merger Consideration, the "Baxter Stock Price" shall be an amount equal to the average closing sale price of a Baxter Share on the New York Stock Exchange ("NYSE"), as such closing sale price shall be reported in THE WALL STREET JOURNAL or, if not available, such other authoritative publication as may be reasonably selected by Baxter, for the ten
(10) consecutive trading days ending on and including the second trading day prior to the date of the Special Meeting (as defined herein) at which this Agreement is approved.

    (d) Immediately prior to the Effective Time, each outstanding employee and director option (individually, an "Option") outstanding at the Effective Time granted under the Company's (i) Long-Term Equity Based Incentive Plan, (ii) Non-Employee Director Stock Option and SAR Plan, (iii) 1994 Supplemental Equity Based Incentive Plan and (iv) any other stock option plan or arrangement of the Company or any Subsidiary (as defined herein) of the Company (collectively, the "Company Stock Option Plans"), shall, whether vested or unvested, by virtue of the Merger and without any further action on the part of the Company or the holder of such Option, be cancelled in consideration for payment by the Company, at or immediately prior to the Effective Time, to the holder of such Option an amount in cash equal to (i) the product of (A) the Merger Consideration (expressed as a fraction), (B) the Baxter Stock Price, and (C) the number of Shares subject to such Option, less (ii) the aggregate exercise price of such Option.

    (e) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

    Section 3.2 EXCHANGE OF CERTIFICATES REPRESENTING SHARES. (a) On the date of the Effective Time, Baxter shall deposit, or shall cause to be deposited, with an exchange agent selected by Baxter and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article III, (i) certificates representing the number of Baxter Shares issuable as part of the Merger Consideration (exclusive of shares to be cancelled pursuant to Section 3.1(a)), and (ii) from time to time as requested by the Exchange Agent, cash to be paid in lieu of the issuance of fractional shares as provided in Section 3.4 hereof (such cash and certificates for Baxter Shares, if any, together with dividends or distributions with respect thereto being hereinafter referred to collectively as the "Exchange Fund").

    (b) At the Effective Time, Baxter shall cause the Exchange Agent to mail (or deliver at its principal office) to each holder of record of Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as Baxter may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive pursuant to the provisions of this Article III, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash to be paid as part of the Merger Consideration. In the event of any transfer of ownership of Shares which has not been registered in the transfer records of the Company, certificates representing the proper number of Baxter Shares, if any, together with a check in an amount equal to the cash component of the Exchange Fund, will be issued to the transferee of the Certificate presented to the Exchange Agent, accompanied by all documents required to evidence and effect the prior transfer thereof and to evidence that any applicable stock transfer taxes associated with such transfer were paid.

    Section 3.3 DIVIDENDS. No dividends or other distributions with respect to Baxter Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in Section 3.1. Upon such surrender, all dividends and other distributions payable in respect of the Baxter Shares to be issued in exchange therefor on a date subsequent to, and in respect of a record date after the Effective Time, shall be paid, without interest, to the person in whose name the certificates representing the Baxter Shares into which such Shares were converted are registered or as otherwise directed by that person. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest on any such dividends or distributions.

    Section 3.4 NO FRACTIONAL SHARES. No certificates or scrip representing fractional Baxter Shares shall be issued upon the surrender of Certificates pursuant to this Article III and no dividend, stock split or other change in the capital structure of the Company shall relate to any fractional interest, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional interest, each holder of a Certificate who would otherwise have been entitled to a fraction of a Baxter Share upon surrender of Certificates pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the Baxter Stock Price.

    Section 3.5 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article III.

    Section 3.6 UNCLAIMED AMOUNTS. Any portion of the Exchange Fund which remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered by the

Exchange Agent to Baxter. Any former stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Baxter for payment of the Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions in respect of Baxter Shares deliverable as part of the Merger Consideration as determined pursuant to this Agreement, in all cases without any interest thereon. None of Baxter, the Surviving Corporation, the Exchange Agent or any other person will be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    Section 3.7 LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming such Certificate to have been lost, stolen or destroyed and, if required by Baxter, the posting by such person of a bond in such reasonable amount as Baxter may direct as indemnity against any claim that would be made against the Company or Baxter with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Exchange Fund deliverable in respect thereof pursuant to this Agreement.

    Section 3.8 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP 10 a.m., local time, on the later of (a) twenty (20) business days after the mailing of the Company Proxy Statement/Prospectus (as defined in Section 8.7 below) and (b) the business day on which all of the conditions set forth in Article IX hereof are satisfied or waived, or at such other date, time and place as Baxter and the Company shall agree (the "Closing Date").

    Section 3.9 SHAREHOLDERS' MEETING. If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

    (a) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the execution of this Agreement, such notice shall indicate that one of the purposes of the Special Meeting is to consider the Merger;

    (b) prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Company Proxy Statement/ Prospectus and, after consultation with Baxter, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Company Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

    (c) include in the Company Proxy Statement/Prospectus (x) a summary of the plan of merger contemplated by the Agreement and (y) the recommendation of the Board of Directors that the shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement unless the Board of Directors determines after consultation with independent counsel that because of a conflict of interest or other special circumstances it should make no recommendation and the Board of Directors communicates the basis for such determination in the Company Proxy Statement/ Prospectus.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as otherwise disclosed to Baxter and Purchaser in a letter delivered to them prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Company Disclosure Letter"), the Company represents and warrants to Baxter and Purchaser as follows:

    Section 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on Section 4.1(a) of the Company Disclosure Letter, which include each jurisdiction in which the character of the Company's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Material Adverse Effect (as defined below). The Company has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. The Company has delivered to Baxter or its affiliate a complete and correct copy of its Articles of Incorporation and Bylaws, each as currently in effect. The Company is not in default in any respect in the performance, observation or fulfillment of any provision of its Articles of Incorporation or Bylaws.

    (b) Section 4.1(b) of the Company Disclosure Letter lists the name and jurisdiction of organization of each Subsidiary (as defined below) and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation as of the date hereof. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on Section 4.1(b) of the Company Disclosure Letter, which include each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Material Adverse Effect. Each of the Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Each of such Subsidiaries is operating in accordance with all applicable laws and regulations of its jurisdiction of incorporation, except where the failure so to operate would not result in a Material Adverse Effect. The Company has delivered to Baxter or its affiliate a complete and correct copy of the Articles of Incorporation and Bylaws (or similar charter documents) of each of the Subsidiaries, each as currently in effect. No Subsidiary is in default in any respect in the performance, observation or fulfillment of any provision of its Articles of Incorporation or Bylaws (or similar charter documents).

    (c) For purposes of this Agreement, (i) a "Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence, individually or in the aggregate, causing, resulting in or reasonably likely to have a material adverse effect on the condition (financial or otherwise), business, assets, properties, prospects or results of operations of the Company and its Subsidiaries taken as a whole, (ii) "subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least 50 percent or more of the securities or other interests having voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party do not have a majority of the voting interest in such partnership); and (iii) "Subsidiary" shall mean any subsidiary of the Company.

    Section 4.2 CAPITALIZATION. (a) The authorized capital shares of the Company consists solely of 20,000,000 common shares $.50 par value per share (the "Company Common Stock"), of which (i) 9,628,706 shares are issued and outstanding; (ii) no shares are issued and held in the treasury of the Company;
(iii) 687,660 shares are reserved for issuance upon exercise of outstanding Options under the Company Stock Plans; (iv) no shares are reserved for issuance under the Employee Stock Purchase Plan; and (v) 170,000 shares are reserved for issuance under non-employee stock option agreements. No agreement or other document grants or imposes on any shares of the Company Common Stock any right, preference, privilege or restriction with respect to the transaction contemplated hereby (including, without limitation, any rights of first refusal) other than the right to vote on the Merger. All of the issued and outstanding shares of the Company Common Stock are, and all shares that may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. There are no employee or director stock appreciation rights with respect to the Shares (each, an "SAR") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above, (i) there are no shares of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (including without limitation "earn-out" arrangements) obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of or Voting Debt of, or other equity interest in, or any interest relating to or whose value is dependent on the value of the equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

    (b) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries will be required to redeem, repurchase or otherwise acquire shares of capital stock of the Company or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

    (c) All of the issued and outstanding shares of capital stock of each Subsidiary are owned beneficially and of record by the Company or a wholly owned subsidiary of the Company, free and clear of all liens, charges, pledges, encumbrances, equities, voting restrictions, claims and options of any nature, and all such shares have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. The Company has not made, directly or indirectly, any material investment in, advance to or purchase or guaranty of any obligations of, any entity other than such Subsidiaries.

    Section 4.3 AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of the Company have been duly and validly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary, as a matter of law or otherwise for the consummation of the transactions contemplated hereby other than the approval of the Merger by the Company's shareholders at the Special Meeting. This Agreement has been duly and validly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against it in accordance with its terms. The Merger will not entitle any shareholder of the Company to Dissenter's rights under Part 13 of the UBCA.

    Section 4.4 CONSENTS AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder will not:

    (a) conflict with or result in any breach of any provision of the Company's Articles of Incorporation or Bylaws or the Articles of Incorporation or Bylaws (or other similar charter documents) of any of its Subsidiaries;

    (b) require any consent, approval, order, authorization or permit of, or registration, filing with or notification to, any governmental or regulatory authority or agency (a "Governmental Entity") or any private third party, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of the Company Proxy Statement/Prospectus relating to the approval by the Company's shareholders of this Agreement, if such approval is required by law and such reports under
Section 13(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) the filing of the Articles of Merger with the Utah Division of Corporations and Commercial Code;

    (c) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to a loss of a material benefit or result in the creation or imposition of a lien under) any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which, individually or in the aggregate, would not (i) result in a Material Adverse Effect, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

    (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company or any Subsidiary, in such a manner as to (i) result in a Material Adverse Effect, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or
(iii) prevent the consummation of any of the transactions contemplated by this Agreement; or

    (e) result in the creation of any lien, charge or encumbrance upon any shares of capital stock, properties or assets of the Company or its Subsidiaries under any agreement or instrument to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound.

    Section 4.5 COMPANY SEC REPORTS. The Company has filed with the SEC, and has heretofore made available to Baxter or its affiliate true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since June 30, 1993 under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, each of which is identified on Section
4.5 of the Company Disclosure Letter (collectively, the "Company SEC Reports"). As of the respective dates such Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act.

    Section 4.6 FINANCIAL STATEMENTS. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended June 30, 1994, 1995 and 1996 and its Quarterly Reports on Form 10-Q for all interim periods during such period and subsequent thereto (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

    Section 4.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except (a) as specifically disclosed in the Company SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since September 30, 1996, the Company and any of its Subsidiaries have not incurred any liabilities or obligations of any nature (contingent or otherwise) which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

    Section 4.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Reports, since September 30, 1996 the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course, and there has not been, nor has the Company or any of its Subsidiaries agreed, whether in writing or otherwise, to take any action that would result in, (a) any Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or any of its Subsidiaries or any redemption, repurchase or other acquisition of any shares of capital stock of the Company;
(c) any change by the Company in tax or financial accounting principles, practices or methods; (d) any labor dispute or difficulty which would reasonably be likely to result in any Material Adverse Effect, and to the Company's knowledge no such dispute or difficulty is now threatened; (e) any material asset damaged, sold, disposed of (except inventory sold in the ordinary course of business), mortgaged, pledged or subjected to any lien, charge or other encumbrance; (f) any increase in the compensation payable or which could become payable by the Company or any of its Subsidiaries to their directors, officers, employees, agents, consultants, distributors, dealers or sales representatives;
(g) any adoption or amendment of any Plan (as defined in Section 4.11(a) herein); (h) any issuance, transfer, sale or pledge by the Company or its Subsidiaries of any shares of stock or other securities or stock appreciation rights or of any commitments, options, rights or privileges under which the Company or its Subsidiaries is or may become obligated to issue any shares of stock or other securities, except for issuances of stock pursuant to the exercise of options outstanding on such date; (i) any indebtedness incurred by the Company or its Subsidiaries, except such as may have been incurred in the ordinary course of business and consistent with past practice; (j) any loan made or agreed to be made by the Company or its Subsidiaries, nor has the Company or its Subsidiaries become liable or agreed to become liable as a guarantor with respect to any indebtedness; (k) any waiver by the Company or its Subsidiaries of any right or rights of material value or any payment, direct or indirect, of any material debt, liability or other obligation; (l) any change in or amendment to the articles of incorporation or bylaws (or similar charter documents) of the Company or its Subsidiaries; (m) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement arrangement or transaction with any officer or director of the Company or its Subsidiaries or any affiliate thereof, or any business or entity in which the Company or its Subsidiaries or any affiliate thereof, or relative of any such person, has any direct or material indirect interest (collectively, "Related Parties") except for (i) directors' fees and (ii) compensation to the officers and employees of the Company in the ordinary course of business; (n) any material adverse change or any overt threat of any material adverse change in the Company's relations with, or any loss or threat of loss of, any of the Company's or any Subsidiary's important suppliers, clients or customers; (o) any material modification or change, or any modification or change that would result in a diminishment of coverage, to insurance policies; (p) any write-offs as uncollectible of any notes or accounts receivable of the Company or any Subsidiary or write-downs of the value of any assets or inventory by the

Company and its Subsidiaries other than in immaterial amounts or in the ordinary course of business consistent with past practice; or (q) any material adverse change to a material contract.

    Section 4.9 TAXES. (a) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

    (b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

    (c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for current Taxes not yet due.

    (d) Neither the Company nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

    (e) Prior to the date hereof, the Company and its Subsidiaries have disclosed all material Tax sharing, Tax indemnity, or similar agreements to which the Company or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

    (f) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, payroll and employment taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

    Section 4.10 LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against or affecting the Company, any of its Subsidiaries or any of the directors or officers of the Company or any of its Subsidiaries in their capacity as such. Neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Entity from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Subsidiary nor, to the knowledge of the Company, is the Company, any Subsidiary or any officer, director or employee of the Company or its Subsidiaries under investigation by any Governmental Entity related to the conduct of the Company's business. There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Company or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties.

    Section 4.11  EMPLOYEE BENEFIT PLANS; ERISA.

    (a) Section 4.11(a) of the Company Disclosure Letter contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or stock-based incentive, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any current or former employee or director of the Company, whether formal or informal and whether legally binding or not (the "Plans"). Section 4.11(a) of the Company Disclosure Letter identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company.

    (b) With respect to each of the Plans, the Company has heretofore delivered to Purchaser true and complete copies of each of the following documents:

        (i) a copy of the Plan (including all amendments thereto) or a written description of any Plan that is not otherwise in writing;

        (ii) a copy of the annual report, if required under ERISA, with respect to each ERISA Plan for the last three years;

       (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three years;

        (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

        (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

        (vi) all contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

       (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under section 401(a) of the Internal Revenue Code of 1986, as from time to time amended (the "Code").

    (c) Neither the Company nor any current or former ERISA Affiliate is currently or has ever been the sponsor of or required to make contributions to any "employee benefit plan" (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA (including without limitation any "multiemployer plan" (as defined in Section 3(37) of ERISA)), and neither the Company nor any ERISA Affiliate has at any time incurred any liability with respect to any such employee benefit plan.

    (d) Neither the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

    (e) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts which the Company or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans, and all such amounts properly accrued through the Closing with respect to the current plan year thereof will be paid by the Company on or prior to the Closing or will be properly recorded on the Company's balance sheet.

    (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

    (g) Each of the ERISA Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified. The Company has timely applied for and received a currently effective determination letter from the Internal Revenue Service with respect to each such plan.

    (h) Each of the ERISA Plans that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

    (i) No amounts payable under any of the Plans or any other agreement or arrangement with respect to which the Company has or may have any liability could give rise to the payment of any amount that would fail to be deductible for Federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

    (j) No "leased employee" (as is defined in section 414(n) of the Code) performs services for the Company or any ERISA Affiliate.

    (k) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary).

    (l) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

    (m) The consummation of the transactions contemplated hereunder will not result in the payment, vesting, acceleration or enhancement of any benefit under any Plan.

    (n) The Company has no severance and termination policy and the Company's employees are not entitled to severance pay under any current Company arrangement.

    (o) The Current Plan Year under the Company's Employee Stock Purchase Plan will end on December 31, 1996, and there are no outstanding rights to acquire Company Common Stock under the Employee Stock Purchase Plan.

    (p) No options intended to qualify as "incentive stock options" under
Section 422 of the Code have at any time been granted under the Company's 1991 Long Term Equity Based Incentive Plan.

    Section 4.12  ENVIRONMENTAL MATTERS.

    (a) The businesses of the Company and its Subsidiaries have been and are in full compliance with all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, ambient air, surface water, ground water, land surface or subsurface strata (together "Environmental Laws" and including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, polychlorinated biphenyls (PCBs), or asbestos or asbestos-containing materials

("Materials of Environmental Concern")), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; such compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof.

    (b) Neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in compliance with any Environmental Laws, and, to the best knowledge of the Company after due inquiry, there are no circumstances that may prevent or interfere with such compliance in the future. The Company has provided to Baxter or its affiliate all information that is in the possession of or reasonably available to the Company or any of its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business or real property of the Company or any of its Subsidiaries, or the Company's or any of its Subsidiaries' compliance (or noncompliance) with any Environmental Laws.

    (c) There is no claim, action, cause of action, investigation or notice (written or oral) (together, "Environmental Claim") by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, person injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending or, to the best knowledge of the Company after due inquiry, threatened against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

    (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that, to the best knowledge of the Company after due inquiry, could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

    (e) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company or any of its Subsidiaries has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Section 4.12 of the Company Disclosure Letter, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or controlled by the Company or any of its Subsidiaries are identified in Section
4.12 of the Company Disclosure Letter, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by the Company or any of its Subsidiaries, and (iv) no PCBs or PCB-containing items are used or stored at any property owned, leased, operated or controlled by the Company or any of its Subsidiaries.

    Section 4.13 COMPLIANCE WITH APPLICABLE LAWS. The Company and each of its Subsidiaries hold all licenses, permits and authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and the Company has not received any notice from any authority or person that such businesses have been or are being, conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to (a) the protection of the environment,
(b) the provision of medical supplies and services, or (c) occupational health and safety, except for possible violations which either singly or in the aggregate have not resulted and are not reasonably expected to result in a Material Adverse Effect.

    Section 4.14 MATERIAL CONTRACTS. Section 4.14 of the Company Disclosure Letter hereto sets forth a true and correct list of any and all agreements, contracts, purchase or installment agreements, indentures, leases, mortgages, licenses, plans, arrangements, commitments (whether written or oral) and instruments (collectively, "contracts") that are material to the Company and its Subsidiaries (the "Material Contracts") (other than such contracts that are specifically filed with the Company's SEC Reports), including without limitation the following types of contracts to which the Company or any of its Subsidiaries is a party:

    (a) any contract which is not terminable by the Company or any of its Subsidiaries upon 30 days' or less notice and which involves outstanding payments of more than $50,000;

    (b) any customer contract between the Company or its Subsidiaries and any party to whom the Company or its Subsidiaries provides goods or services which represent annual payments by the Company of $50,000 or more;

    (c) any contract for the purchase or sale of supplies, raw materials, commodities or similar products used by the Company or its Subsidiaries and which call for performance over a period of more than one year or represent annual payments by the Company of $50,000 or more;

    (d) any contract with third party payors, including Medicaid, health maintenance organizations, preferred provider organizations, insurance companies and other payment sources;

    (e) any contract for the employment of any director, officer, employee, consultant or other person or entity on a full-time, part-time, consulting or other basis, including any severance or other termination provisions with respect to such employment;

    (f) any noncompetition agreement, other than customary agreements with employees who are not officers, directors or key employees, or any other contract that in any way restricts the Company or any of its Subsidiaries from carrying on their business any place in the world; and

    (g) any contract between the Company and any of its Subsidiaries or any of their affiliates or with any officers, directors or key employees of the Company or any of its Subsidiaries.

True and complete copies of each written Material Contract, or form thereof and true and complete written summaries of each oral Material Contract have been made available to Baxter and its affiliate by the Company prior to the date hereof. In addition:

        (i) Each of the Material Contracts is a valid, binding and enforceable agreement of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto and will, subject to the satisfaction of the conditions in Article IX, continue to be valid, binding and enforceable immediately after the Closing, except (x) as such enforcement may be subject to bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors' rights, and (y) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

        (ii) The Company has no reason to believe that the Company or the relevant Subsidiary will not be able to fulfill in all material respects all of its obligations under the Material Contracts which remain to be performed after the date hereof; and

       (iii) There has not occurred (i) since June 30, 1993 any material default (or event which upon provision of notice or lapse of time or both would become such a default) or (ii) prior to June 30, 1993 any uncured material default (or event which upon provision of notice or lapse of time or both would become such a default) under any of the Material Contracts on the part of the Company or the relevant Subsidiary party thereto.

    Section 4.15 INTELLECTUAL PROPERTY RIGHTS. (a) The Company owns or possesses adequate rights to use all intellectual and similar property of every kind and nature relating to or used or necessary in the operation of the Company business, including, without limitation, (i) patents,trademarks associated with the Company business (including all Governmental Entity trademarks, service marks, logos and designs, all registrations and recordings thereof, and all applications in the United States or any other Governmental

Entity, all goodwill symbolized thereby or associated therewith and all extensions or renewals thereof which are set forth on Schedule 4.15 of the Company Disclosure Letter), (iii) copyrights associated solely with the Company business, including all copyrights, United States and foreign copyright registrations, and applications to register copyrights which are set forth on
Schedule 4.15 of the Company Disclosure Letter, (iv) inventions, formulae, processes, designs, know-how, showq-how or other data or information, (v) confidential or proprietary technical and business information, processes and trade secrets, (vi) Computer Software, (vii) technical manuals and documentation made or used in connection with any of the foregoing, and (viii) licenses and rights with respect to the foregoing or property of like nature (collectively, "Intellectual Property").

    (b) (i) Schedule 4.15 of the Company Disclosure Letter sets forth a complete and accurate list of all registered copyrights, patents and trademarks owned by or under obligation of assignment to the Company, currently used in the conduct of the Company business;

        (ii) each owner, listed on Schedule 4.15 of the Company Disclosure Letter is listed in the records of the appropriate Governmental Entity as the sole owner of record (except as otherwise indicated in such Schedule
    4.15 of the Company Disclosure Letter);

       (iii) Schedule 4.15 of the Company Disclosure Letter sets forth a complete and accurate list of all agreements between the Company, on the one hand, and any Person, on the other hand, granting any right to use or practice any rights under any Intellectual Property (collectively, "Intellectual Property Licenses");

        (iv) there is no Encumbrance on the right of the Company, to transfer to Purchaser any of the Intellectual Property, as herein contemplated;

        (v) no trade secret, formula, process, invention, design, know-how or any other information has been disclosed or authorized to be disclosed to any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity (any of the foregoing, a "Person"), except in the ordinary course of business or pursuant to an obligation of confidentiality binding upon said Person;

        (vi) there are no pending proceedings by or before Governmental Bodies, including oppositions, interferences, proceedings or suits, relating to such Intellectual Property, and no such proceedings are threatened;

       (vii) the conduct of the Company business and the exercise of rights relating to patents contained within the Intellectual Property does not infringe upon or otherwise violate, Intellectual Property Rights of any Person;

      (viii) based on the Company's actual knowledge, no Person is infringing upon or otherwise violating any patents contained within Intellectual property;

        (ix) the Company has not received notice of any claims, obligations or liabilities and there are no pending claims, obligations or liabilities, of any Persons relating to the scope, ownership or use of any of the Intellectual Property; and

        (x) each copyright registration, patent and registered trademark and application therefor listed on Schedule 4.15 of the Company Disclosure Letter is in proper form, not disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions except with respect to use requirements as to trademarks.

    Section 4.16 FRAUD AND ABUSE. The Company and its Subsidiaries are not regulated under federal Medicare and Medicaid statutes, including without limitation, 42 U.S.C. Section1320a-7b and 42 U.S.C. Section1395nn or related state or local statutes or regulations.

    Section 4.17 INSURANCE. Section 4.17(a) of the Company Disclosure Letter lists each of the insurance policies relating to the Company or its Subsidiaries which are currently in effect. The Company has provided Parent and Purchaser with a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of the Company, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Material Adverse Effect. Section 4.17(b) of the Company Disclosure Letter describes any self-insurance arrangements affecting the Company or its Subsidiaries. The insurance policies listed on Section 4.17(a) of the Company Disclosure Letter include all policies which are required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted by applicable laws and all agreements relating to the Company and its Subsidiaries. All such policies provide coverage in reasonably sufficient amounts to insure against all risks usually insured against by companies operating similar businesses or owning property in the location where the Company and the Subsidiaries operate their businesses. All such policies are in full force and effect, all premiums due with respect thereto covering all periods up to and including the Closing Date will have been paid as of such date and no notice of cancellation or termination has been received with respect to any such policy. All policies of insurance will remain in full force and effect through the Closing Date without the payment of additional premiums.

    Section 4.18 OPINION OF FINANCIAL ADVISOR. The Company has received, and delivered to Baxter or its affiliate a copy of, the opinion of William Blair & Company, LLC, the Company's financial advisor, to the effect that the Merger Consideration to be received by the Company's shareholders in the Merger, taken as a whole, is fair to the Company's shareholders from a financial point of view.

    Section 4.19 UTAH LAW. The provisions of Sections 61-6-1 to 61-6-12 of the Utah Code will not apply to the transactions contemplated by this Agreement.

    Section 4.20 COMPANY DISCLOSURE. No representation or warranty by the Company in this Agreement (including, without limitation, Company SEC Reports), schedule or certificate furnished or to be furnished by the Company or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains as of the date hereof any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

    Section 4.21 PATENT OPINION. The Company has received, and delivered to Baxter or its affiliate a copy of the opinions of Workman Nydegger & Seeley, special counsel to the Company, substantially in the form of Exhibit 4.21 attached hereto.

    Section 4.22 LABOR MATTERS. There is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company (which term, for purposes of this Section 4.22, includes each of the Company's Subsidiaries and Affiliates), threatened against or affecting the Company and, during the past five years, there has not been any such action; (i) no union, guild or other labor organization represents or claims to represent the employees of the Company and no union, guild or other labor organizing activity currently is occurring among and no question of representation exists concerning such employees; (ii) the Company is neither a party to nor bound by any collective bargaining, guild or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company; (iii) there are no written personnel policies, rules or procedures applicable to employees of the Company;
(iv) the Company has at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (v) there is no grievance or arbitration proceeding arising out of any collective bargaining or guild agreement or other grievance procedure relating to the Company; (vi) to the knowledge of the Company, no charges or complaints relating to the Company are pending before the Equal Employment Opportunity Commission, the Utah Industrial Commission or any other corresponding state or foreign agency; and (vii) to the knowledge of the Company, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws, immigration laws, occupational health and safety laws or any other law affecting the employees of the Company intends to conduct or currently is conducting an investigation with respect to or relating to the Company, and no such agencies have threatened to or have filed any claims, charges, complaints or citations against the Company.

    Section 4.23 WARN ACT. Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), neither the Company nor any of its Subsidiaries have effectuated (i) a "plant closing" (as defined in the WARN
Act) affecting any site of employment or one or more operating units within any site of employment of the Company or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting the Company or any of its Subsidiaries; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of any of the Company or its Subsidiaries has suffered an "employment loss" (as defined in the WARN
Act) during the ninety-day period prior to the Effective Date of this Agreement.

    Section 4.24  TRANSACTIONS WITH RELATED PARTIES.  No Related Party:

    (a) has borrowed money or loaned money to the Company or any Subsidiary;

    (b) has made or threatened any contractual or other claim of any kind whatsoever against the Company or any Subsidiary;

    (c) has any interest in any property or assets used by the Company or any Subsidiary in its business; or

    (d) has been engaged in any other transaction with the Company or any Subsidiary (other than employment relationships disclosed in Section 4.14).

    Section 4.25 SUPPLIERS AND CUSTOMERS. No supplier or customer accounted for more than five percent of the Company's and its Subsidiaries' sales or purchases in either of the past two years and no other supplier or customer material to the business of the Company and its Subsidiaries, taken as a whole, has materially decreased its supplies or orders, as the case may be, or terminated its relationship with the Company or any Subsidiary.

    Section 4.26 ACCOUNTS RECEIVABLE. All of the accounts and notes receivable of the Company and each Subsidiary represent amounts receivable for merchandise actually delivered or services actually provided (or in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona fide business transactions) and have arisen in the ordinary course of business. To the Company's knowledge, the allowances for doubtful accounts reflected on the Company's audited consolidated balance sheets for the years ended June 30, 1996 and 1995 were adequate, and the Company knows of no facts or liabilities which would cause uncollected debts to exceed those allowances.

    Section 4.27 ABSENCE OF CERTAIN PAYMENTS. Neither the Company nor any of the Subsidiaries nor any of their affiliates nor any of their respective officers, directors, employees or agents or their people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of the Company nor any of the Subsidiaries nor any of their affiliates or any of their respective directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

    Section 4.28 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT; CONDITION OF INVENTORY.

    (a) The Company and the Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used in their business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the Company's audited financial statements or except for such imperfections of title and encumbrances, if any which are not substantial in character, amount or extend, and which do not materially detract from the value as reflected in the Company's September 30, 1996 balance sheet, or interfere with the present use, of the property subject thereto or affected thereby.

    (b) The equipment owned or leased by the Company or the Subsidiaries is, taken as a whole, (A) adequate for the conduct of the businesses consistent with their past practice, (B) suitable for the uses to which it is currently employed, (C) in good operating condition, (D) regularly and properly maintained, (E) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (F) free from any defects, except, with respect to clauses (B) through (E) above, as would not have a Material Adverse Effect.

    (c) The inventories of raw materials, work in process and finished goods (collectively called "Inventories") shown on the Company's audited financial statements included in the SEC Reports, consist of items of a quality and quantity useable and salable in the ordinary course of business by the Company, except for obsolete and slow moving items and items below standard quality, all of which have been written down on the books of the Company to estimated net realizable value or have been provided for by adequate reserves. All items included in the Inventories are the property of the Company and in its possession. No items included in the Inventories have been pledged as collateral or are held by the Company or any Subsidiary on consignment from others. The Inventories shown on the Company's consolidated balance sheets included in the SEC Reports are based on quantities determined by physical count or measurement, taken within the preceding twelve months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

    Section 4.29 FDA MATTERS. The Company is in full compliance with all statutes, rules and regulations of the U.S. Food and Drug Administration or similar domestic state authority ("FDA") with respect to the manufacturing, marketing and sale of all of its products. The Company has all requisite FDA permits, approvals or the like to sell or manufacture such products in the United States. The Company has previously delivered to Baxter summary information concerning all 510(k) applications, Premarket Approvals and Investigational Device Exemptions obtained by the Company from the FDA or required in connection with the manufacturing, marketing and sale of any product of the Company. There are no pending or threatened actions, proceedings or complaints by the FDA, the Consumer Product Safety Commission or the Better Business Bureau, as applicable, which would prohibit or impede the sale of any product currently manufactured or sold, or currently contemplated to be manufactured or sold, by the Company into any market. The Company has received no notice or communication from the FDA since September 30, 1996. No product sold or leased by the Company or any Subsidiary within the past five years has been the subject of any product recall order by the manufacturer thereof, the FDA or any similar body.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF BAXTER AND PURCHASER

    Except as otherwise disclosed to the Company in a letter delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Baxter Disclosure Letter"), Baxter and Purchaser represent and warrant to the Company as follows:

    Section 5.1 ORGANIZATION. Each of Baxter and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and has the requisite corporate power and authority to own, use or lease properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Purchaser has delivered to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as currently in effect. Each of Baxter and Purchaser is not in default in any material respect in the performance, observation or fulfillment of any provision of its Articles of Incorporation or Bylaws.

    Section 5.2 CAPITALIZATION; REGISTRATION RIGHTS. The authorized capital stock of Baxter consists of 350,000,000 Baxter Shares and 100,000,000 shares of preferred stock, par value $0 per share ("Baxter Preferred Stock"), including, 3,500,000 shares of Series A Junior Participating Stock, par value $0 per share ("Series A Preferred"). As of September 30, 1996, (i) 287,701,247 Baxter Shares were issued and outstanding, of which 13,608,765 Baxter Shares were held in treasury and no shares of Series A Preferred were outstanding, and (ii) 31,137,613 Baxter Shares were reserved under all employee stock option plans of Baxter. All of the issued and outstanding Baxter Shares are validly issued, fully paid and nonassessable and free of preemptive rights. All of the Baxter Shares reserved for issuance in exchange for Shares at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The authorized capital stock of Purchaser consists of 1000 shares of common stock, par value $.01 per share, 100 of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by Baxter. Except as set forth above or as specified in Section 5.2 of the Baxter Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of Baxter issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Baxter to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of the capital stock or securities or any interests relating to or whose value is dependent on the value of any equity interest, in Baxter or Purchaser. Except as provided in this Agreement or as disclosed in Section 5.2 of the Baxter Disclosure Letter, after the Effective Time Baxter will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

    Section 5.3 AUTHORITY. Each of Baxter and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Baxter and Purchaser have been duly and validly authorized by the Boards of Directors of Baxter and of Purchaser and by Baxter as the sole shareholder of Purchaser and no other corporate proceedings on the part of Baxter and Purchaser as a matter of law or otherwise are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Baxter and Purchaser and constitutes a valid and binding agreement of each of Baxter and Purchaser, enforceable against each of them in accordance with its terms.

    Section 5.4 CONSENT AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Baxter and Purchaser of their obligations hereunder will not:

    (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Baxter or the Articles of Incorporation or Bylaws of Purchaser;

    (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) the filing of a pre-merger notification and report form by Baxter or Purchaser under the HSR Act, (ii) the filing with the SEC of (x) the Company Proxy Statement/ Prospectus relating to the approval by the Company's shareholders of the Agreement as contemplated by Section 3.9 of the Agreement, if such approval is required by law, and (y) the filing of a Registration

Statement relating to the issuance of Baxter Shares as contemplated in Section
8.7 of the Agreement, if such filing is required by law, and (iii) the filing of the Articles of Merger and Share Exchange with the Utah Division of Corporations and Commercial Code;

    (c) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to a loss of a material benefit or result in the creation or imposition of a lien under) any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Baxter or Purchaser is a party or by which Baxter or Purchaser or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which, individually or in the aggregate, would not (i) have a material adverse effect on the condition (financial or otherwise), business, assets, properties, prospects or results of operations of Baxter, Purchaser and their subsidiaries, taken as a whole (a "Baxter Material Adverse Effect"), (ii) materially impair the ability of Baxter or Purchaser to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

    (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Baxter or Purchaser, in such a manner as to (i) have a Baxter Material Adverse Effect, (ii) materially impair the ability of Baxter or Purchaser to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement; or

    (e) result in the creation of any lien, charge or encumbrance upon any shares of capital stock, properties or assets of Baxter or Purchaser under any agreement or instrument to which Baxter or Purchaser is a party or by which Baxter or Purchaser is bound.

    Section 5.5 PURCHASER'S OPERATIONS. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

    Section 5.6 NO SHARES OWNED BY PURCHASER OR AFFILIATES. As of the date hereof neither Baxter nor Purchaser nor any of their affiliates owns any Shares.

    Section 5.7 BAXTER SEC REPORTS. Baxter has filed with the SEC, and has heretofore made available to the Company true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1993 under the Securities Act, or the Exchange Act (collectively, the "Baxter SEC Reports"). As of the respective dates such Baxter SEC Reports were filed or, if any such Baxter SEC Reports were amended, as of the date such amendment was filed, each of the Baxter SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    Section 5.8 BAXTER DISCLOSURE. No representation or warranty by Baxter or Purchaser in this Agreement and no statement contained in any document (including, without limitation, Baxter SEC Reports), schedule or certificate furnished or to be furnished by Baxter or Purchaser to the Company or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains as of the date hereof any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

    Section 5.9 BAXTER FINANCIAL STATEMENTS. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Baxter (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1993, 1994 and 1995 and its Quarterly Reports on Form 10-Q for all interim periods during such period and subsequent thereto (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of Baxter and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Baxter and its subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Baxter and its subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

                                   ARTICLE VI
                            COVENANTS OF THE COMPANY

    Section 6.1 ORDINARY COURSE. Except as otherwise specifically provided in this Agreement or as otherwise consented to in writing by Baxter and Purchaser, from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business and consistent with past practices and will, and will cause each of its Subsidiaries to, preserve intact its present business organization, take all reasonable efforts to keep available the services of its present officers, employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, employees, labor organizations and others with whom they have a significant business relationship. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement or as set forth in
Section 6.1 of the Company Disclosure Letter, the Company will not, and will not permit any Subsidiary to, directly or indirectly, from the date of this Agreement to the Effective Time, without the prior written consent of Baxter and
Purchaser:

    (a) propose or adopt any amendment to or otherwise change its Articles of Incorporation or Bylaws or other organizational documents;

    (b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, pledge, dispose of or encumber (except pursuant to the exercise of Options under the Company Stock Option Plans or pursuant to options disclosed in
Section 4.2 of the Company Disclosure Letter that are outstanding on the date hereof) any of its shares or any of its other securities or any interest relating to or whose value is dependent on the value of any equity interest in the Company or the Subsidiaries or issue any securities convertible into or exchangeable for, options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any of its shares or any of its other securities, or enter into any arrangement or contract with respect to the purchase or voting of shares of its shares, or adjust, split, reacquire, redeem, combine or reclassify any of its securities, or make any other changes in its capital structure;

    (c) (i) incur (contingently or otherwise) any liability or other obligation including, without limitation, any indebtedness for borrowed money except in the ordinary course of business or enter into any guarantee of any such obligation of another person or mortgage, pledge or subject to any lien, charge or other encumbrance of their assets, properties or business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person;

    (d) enter into, amend or affirmatively renew any contract, commitment, lease or other transaction (whether of real or personal property) except such contracts, commitments, leases or other transactions that are not material or are in the ordinary course of business and do not involve affiliates of the Company;

    (e) sell or otherwise dispose of or lease any part of their respective properties or assets, including but not limited to the sale or license of any real estate or intellectual property, or purchase or otherwise acquire or lease properties or assets (including real estate) except sales or purchases of inventory and purchases of capital equipment in the ordinary course of business, or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

    (f) declare, set aside or pay any dividends on, or make any distributions in respect of, its outstanding shares;

    (g) (i) grant any general increase in wage or salary rates, except in the ordinary course of business consistent with past practice; (ii) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants; (iii) enter into or amend any employment, consulting, severance, termination or similar agreement (except as contemplated by Section 7.7); (iv) adopt any new Plan or amend any existing Plan; (v) make any loans to any of its officers, directors, employees, agents or consultants or any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on the Closing or otherwise; or (vi) except to the extent permitted by Section 3.1(b) hereof, take any action to cause to be exercisable any otherwise unexercisable Option under the Company Stock Option Plans;

    (h) make any material changes in the type or amount of its insurance coverages;

    (i) make any material tax election (unless required by law) or settle or compromise any material income tax liability of the Company or any of its Subsidiaries except if such action is taken in the ordinary course of business and Baxter or its affiliate shall have been provided reasonable prior notice thereof. The Company shall consult with Baxter or its affiliate before filing or causing to be filed any material Tax Return of the Company or any of the Subsidiaries or before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any Taxes of the Company or any of its Subsidiaries;

    (j) cancel any debts or waive, release or relinquish any material contract rights or other material rights other than in the ordinary course of business and consistent with past practice;

    (k) take or agree or commit to take any action that would result in any of the Company's representations or warranties hereunder qualified as to materiality being untrue and any such representations and warranties that are not so qualified being untrue in any material respect; and

    (l) make, or commit to make, any capital expenditure in excess of $100,000 including, without limitation, for the purchase of real estate.

    Section 6.2 ADVICE OF CHANGES. The Company shall promptly give notice to Baxter or its affiliate upon becoming aware of (i) any representation or warranty of the Company contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, or (ii) the failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and shall use its reasonable best efforts to prevent or promptly remedy same.

    Section 6.3 RULE 145 AFFILIATES. At least 30 days prior to the Effective Time, the Company shall cause to be delivered to Baxter a letter identifying all Persons who, at the time of the Shareholder Meeting described in Section 3.9, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act (the "Securities Act Affiliates"). The Company shall use its reasonable efforts to cause each person who is identified as a Securities Act Affiliate to deliver to Baxter at least 15 days prior to the Effective Time an agreement substantially in the form of Exhibit 6.3 to this Agreement.

    Section 6.4 NO SOLICITATION. (a) The Company and its Subsidiaries and affiliates will not, and the Company and its Subsidiaries and affiliates will use their reasonable efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents do not, directly or indirectly, initiate, solicit, encourage or participate in, or provide any information to any Person (as defined below) concerning, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below) of the Company or any Subsidiary or affiliate or an inquiry with respect thereto. The Company shall, and shall cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to an appropriate confidentiality agreement, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal and recommend to its shareholders an Acquisition Proposal that the Board of Directors determines in good faith is more favorable to the Company's shareholders than the Merger (x) if such entity or group has submitted a bona fide written proposal to the Board of Directors of the Company relating to any such transaction and (y) if, in the opinion of the Board of Directors of the Company, after consultation with independent legal counsel to the Company (who may be the Company's regularly engaged independent counsel), the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties under applicable law.

    (b) The Company shall promptly notify Baxter of any such offers, proposals or Acquisition Proposals (including without limitation the terms and conditions thereof and the identity of the Person making it), and will keep Baxter apprised of all developments with respect to any such Acquisition Proposal. For purposes hereof, any material modification of an Acquisition Proposal shall constitute a new Acquisition Proposal.

    (c) As used in this Agreement, "Acquisition Proposal" when used in connection with any Person shall mean any tender or exchange offer involving such Person, any proposal for a merger, consolidation or other business combination involving such Person or any subsidiary of such Person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such Person or any subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person, or any subsidiary of such Person; PROVIDED, HOWEVER, that, as used in this Agreement, the term "Acquisition Proposal" shall not apply to any transaction of the type described in this subsection (c) involving Baxter, Purchaser or their affiliates. As used in this Agreement, "Person" shall mean any corporation, partnership, person or other entity or group (including the Company and its affiliates and representatives, but excluding Baxter or any of its affiliates or representatives).

    Section 6.5 NO WARN ACT ACTIVITIES. From the date hereof through the Closing Date, the Company shall not effectuate i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company's or the Subsidiaries' business, or ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company's or the Subsidiaries' business without giving all notices required by the WARN Act, or any similar state law or regulation and Seller shall assume all liability for any alleged failure to give such notice and indemnify and hold harmless Baxter and its affiliates for any and all claims asserted under the WARN Act or any similar state law or regulation because of a "plant closing" or a "mass layoff" occurring on or before the Closing Date. For purposes of this Agreement, the Closing Date is the "effective date" for purposes of the WARN Act.

    Section 6.6 TERMINATION OF EMPLOYEE STOCK PURCHASE PLAN. The Company shall suspend indefinitely its Employee Stock Purchase Plan effective as of December 31, 1996, and the Company shall not issue any rights to acquire Company Common Stock under such plan prior to such date.

                                  ARTICLE VII
                       COVENANTS OF BAXTER AND PURCHASER

    Section 7.1  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

    (a) Baxter and Purchaser acknowledge that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective charters or Bylaws or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. After the Effective Time, Baxter shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Baxter or the Surviving Corporation)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Utah law, the Company's Articles of Incorporation or Bylaws, in each case as in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; PROVIDED, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company.

    (b) Baxter shall cause the Surviving Corporation to maintain in effect for not fewer than six years from and after the Effective Time the policies of directors' and officers' liability insurance most recently maintained by the Company (provided that Baxter may cause the Surviving Corporation to substitute therefor policies with reputable and financially sound carriers of at least the same coverage and containing terms and conditions no less advantageous as long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or related to matters occurring prior to the Effective
Time); PROVIDED that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant to this Section 7.1(b); PROVIDED, FURTHER, that if the Surviving Corporation is unable to obtain the insurance called for this Section 7.1(b), Baxter shall cause the Surviving Corporation to obtain as much comparable insurance as is available for the Premium Amount per year.

    (c) Baxter shall, or shall cause the Surviving Corporation to, pay all expenses (including reasonable attorneys' fees that may reasonably be incurred by the Indemnified Party in successfully enforcing the rights to which the Indemnified Party is entitled under this Agreement or the Surviving Corporation's Articles of Incorporation or Bylaws or is otherwise entitled.

    (d) In the event the Surviving Corporation, Baxter or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation and/or Baxter, as the case may be, shall assume its obligations set forth in this Section 7.1.

    Section 7.2 CONTINUATION OF OPERATIONS. Baxter and Purchaser shall for a period of not less than one year from the Effective Date maintain the location of the Company's headquarters at the same location from which the Company conducted its headquarters immediately prior to the Effective Time.

    Section 7.3 NYSE LISTING. Baxter shall use its reasonable efforts to cause the Baxter Shares to be issued in the Merger in accordance with this Agreement to be listed on the NYSE and on each national securities exchange on which shares of Baxter Common Stock may at such time to be admitted for trading or listed, subject to official notice of issuance, prior to the Effective Time.

    Section 7.4 BAXTER PUBLIC INFORMATION. Baxter shall, for a period of at least three years after the Effective Time, file on a timely basis all reports required to be filed pursuant to Section 13 of the Exchange Act, so that current information regarding Baxter is available as contemplated by Rule 144(c), or any successor rule thereto, of the Securities Act

    Section 7.5 EMPLOYEE BENEFITS. Subject to the right of Baxter or the Surviving Corporation to terminate at will any Employees, Baxter shall cause the Surviving Corporation (i) for a period of not less than one (1) year after the Effective Time, to provide during the term of their employment after the Effective Time any individuals employed by the Company immediately before the Merger ("Employees") with salary, wages and other benefits at levels no less favorable in the aggregate than those provided by the Company immediately before the Merger, and (ii) continue the Company's current cash bonus plan (or a substitute plan with substantially similar benefits) through December 31, 1997.

    Section 7.6 THIRD PARTY BENEFICIARIES. The provisions of Section 7.1 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives.

    Section 7.7 EMPLOYMENT OFFER. Baxter shall cause the Surviving Corporation to offer employment to the persons specified in Exhibit 9.2(g) attached hereto on the terms specified therein.

                                  ARTICLE VIII
                                MUTUAL COVENANTS

    Section 8.1 ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Between the date of this Agreement and the Effective Time, upon reasonable notice the Company shall (and shall cause each of its Subsidiaries to) (i) give Baxter, its affiliates and their respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access to all plants, offices, warehouses and other facilities and to all contracts, internal reports, data processing files and records, Federal, state, local and foreign tax returns and records, commitments, books, records and affairs of the Company and its Subsidiaries, whether located on the premises of the Company or one of its Subsidiaries or at another location during normal business hours; (ii) furnish promptly to Baxter or its affiliates a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or regulations;
(iii) permit Baxter or its affiliates to make such inspections as they may reasonably require; (iv) cause its officers and the officers of its Subsidiaries to furnish Baxter and its affiliates such financial, operating, technical and product data and other information with respect to the business and properties of the Company and its Subsidiaries as Baxter or its affiliates from time to time may request, including without limitation financial statements and schedules; (v) allow Baxter and its affiliates the opportunity to interview such employees, vendors, customers, sales representatives, distributors and other personnel of the Company with the Company's prior written consent, which consent shall not be unreasonably withheld; and (vi) assist and cooperate with Baxter and its affiliates in the development of integration plans for implementation by Baxter and its affiliates and the Surviving Corporation following the Effective Time; PROVIDED, HOWEVER, that no investigation pursuant to this

Section 8.1 shall affect or be deemed to modify any representation or warranty made by the Company herein. Until the Effective Time, materials furnished to Baxter or its affiliates pursuant to this Section 8.1 may be used by Baxter or its affiliates solely for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby and for compliance with the applicable securities laws.

    (b) Except as otherwise provided below, until the Effective Time, Baxter and Purchaser shall, and shall cause their affiliates, agents and representatives to, keep secret and retain in confidence, and not use for the benefit of any such person or others (other than in connection with this Agreement and the transactions contemplated hereby), any confidential information of the Company which Baxter or Purchaser or other affiliates obtained from the Company pursuant to this Section 8.1. The restrictions on use and disclosure contained herein shall not apply if and to the extent any such information (i) is publicly available or becomes publicly available (through no action or fault of Baxter or Purchaser or other affiliates), (ii) was or is obtained by Baxter or Purchaser or other affiliates from a third party, PROVIDED that to the recipient's knowledge, after reasonable inquiry, such third party was not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or material, (iii) was already in the possession of Baxter or Purchaser or other affiliates or known to Baxter, Purchaser or other affiliates prior to being disclosed or provided to them by or on behalf of the Company, PROVIDED, that, to the recipient's knowledge, after reasonable inquiry, the source of such information or material was not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect thereto, or (iv) is required to be disclosed in a legal proceeding or pursuant to applicable law or the rules or regulations of any national securities exchange or over-the-counter market. In the event that Baxter, Purchaser or its affiliates is requested or required (by oral questions, interrogatories, request for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the confidential information provided under this Section 8.1, such party shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/ or waive compliance with the provisions of this Section 8.1. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Baxter or Purchaser is nonetheless, based on advice of its outside counsel, legally compelled to disclose the confidential information to any tribunal or else stand liable to contempt or suffer other censure or penalty, such party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such party is legally required to be disclosed, provided that such party shall use its reasonable efforts to preserve the confidentiality of the confidential information, including without limitation by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded the confidential information by such tribunal. The restrictions on use and disclosure of confidential information under this Section 8.1 shall expire three years from the date hereof.

    Section 8.2 HSR ACT. The Company, Baxter and Purchaser shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Divisions of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters.

    Section 8.3 CONSENTS AND APPROVALS. Each of the Company, Baxter and Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include without limitation furnishing all information required under the HSR Act and in connection with approvals of or filings with any other (Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective subsidiaries in connection with this Agreement and the transactions contemplated hereby.

Each of the Company, Baxter and Purchaser will, and will cause its respective subsidiaries to, (i) take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Baxter, Purchaser, the Company or any of their respective subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and (ii) cooperate in maintaining good business relationships with distributors of the Company products after the date hereof.

    Section 8.4 NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to Baxter or Purchaser, and Baxter and Purchaser will give prompt notice to the Company, of (a) any notice of default received by either of them or any of their subsidiaries subsequent to the date of this Agreement and prior to the Effective Time under any material instrument or material agreement to which either of them, or any of their subsidiaries, is a party or by which either is bound, which default would, if not remedied, result in a Material Adverse Effect or a Baxter Material Effect as the case may be or which would render materially incomplete or untrue any representation made herein, (b) any suit, action or proceeding instituted or, to the knowledge of any of them, threatened against or affecting any of them subsequent to the date of this Agreement and prior to the Effective Time which, if adversely determined, would result in a Baxter Material Adverse Effect or result in a Material Adverse Effect in the Company and its Subsidiaries or which would render materially incorrect any representation made herein and (c) any material breach of the Company's, or Baxter's or Purchaser's, as the case may be, covenants hereunder or the occurrence of any event that is reasonably likely to cause any of its representations and warranties hereunder to become incomplete or untrue in any material respect.

    Section 8.5 BROKERS OR FINDERS. Each of Baxter and the Company represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except J.P. Morgan & Co. Incorporated and William Blair & Company LLC, whose fees and expenses will be paid by Baxter and the Company, respectively, in accordance with the agreements with such firms (copies of which have been delivered by each of the Company and Baxter to the other prior to the date of this Agreement), and each of Baxter and the Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

    Section 8.6 PUBLICITY. So long as this Agreement is in effect and subject to Section 6.4 hereof, neither the Company, Baxter nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

    Section 8.7 REGISTRATION STATEMENT. As promptly as practicable, Baxter and the Company shall cooperate and promptly prepare and file with the SEC the Company Proxy Statement, which shall include a summary of the plan of merger contemplated by this Agreement, and Baxter shall prepare and file with the SEC the Registration Statement (collectively, such Company Proxy Statement and Registration Statement, being the "Company Proxy Statement/Prospectus"). Baxter shall use its reasonable efforts, and the Company will cooperate with Baxter, to have the Registration Statement declared effective by the SEC as promptly as practicable. Baxter shall also use its reasonable efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the Baxter Shares pursuant hereto. The Company shall furnish Baxter with all information concerning the Company and the holders of its shares and shall take such other action as Baxter reasonably may request in connection with such Company Proxy Statement/Prospectus and issuance of the Baxter Shares hereunder. Baxter agrees that the Company Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof through twenty
(20) business days thereafter, or, in the case of the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Baxter in reliance upon and in conformity with written information concerning the Company furnished to Baxter by the Company specifically for use in the Company Proxy Statement/Prospectus. The Company agrees that the information provided by it for inclusion in the Company Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof through twenty (20) business days thereafter, or, in the case of information provided by the Company for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Baxter or Purchaser furnished to the Company by Baxter or Purchaser specifically for use in the Company Proxy Statement/Prospectus. Except as otherwise required by law, no amendment or supplement to the Company Proxy Statement/Prospectus will be made by Baxter or the Company without the approval of the other party, which approval will not be unreasonably withheld. Baxter will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Baxter Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Company Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    Section 8.8 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals in connection with any governmental requirements set forth in
Section 4.4 of the Agreement, to effect all necessary registrations and filings and to obtain all necessary financing. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Baxter, Purchaser and the Company shall take all such necessary action.

    Section 8.9 TAX-FREE REORGANIZATION. Baxter and the Company shall each use its reasonable efforts to cause the Merger to be treated as a reorganization under Section 368(a) of the Code.

    Section 8.10 PRE-CLOSING ADJUSTMENTS. At or before the Effective Time, the Company shall, consistent with GAAP and in a manner reasonably requested by Baxter and mutually satisfactory to the parties, establish such additional accruals and reserves as may be necessary to conform the Company's accounting reserve practices and methods (including credit loss practices and methods) to those of Baxter (as such practices and methods are to be applied to the Company from and after the Effective Time) and Baxter's plan with respect to the conduct of the Company's business following the Merger and otherwise to reflect Merger-related expenses and costs incurred by the Company, PROVIDED, HOWEVER, that the Company shall not be required to take such action (a) more than five days prior to the Effective Time and (b) unless Baxter agrees that all conditions to Closing set forth in Section 9.2 which can be satisfied prior to the Effective Time have been satisfied or waived, and no accrual or reserve made by the Company or any Company subsidiary pursuant to this Section 8.10, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

                                   ARTICLE IX
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    Section 9.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, on or prior to the Effective Time, of the following conditions:

    (a) GOVERNMENTAL APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, and Federal, state, local or foreign governmental or regulatory authority necessary for the consummation of the Merger and the transactions contemplated by this Agreement shall have been filed, occurred or been obtained and shall be in effect at the Effective Time.

    (b) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order precluding, restraining, enjoining, preventing or prohibiting the consummation of the Merger shall have been issued by an Federal, state or foreign court or other governmental or regulatory authority and remain in effect.

    (c) STATUTES. No Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits the consummation of the Merger or would make the consummation of the Merger illegal.

    (d) SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company respectively in accordance with and subject to applicable law.

    (e) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (f) LISTING. The Baxter Shares shall have been listed on the New York Stock Exchange ("NYSE"), subject to official notice of issuance.

    Section 9.2 CONDITIONS OF OBLIGATIONS OF BAXTER AND PURCHASER. The obligation of Baxter and Purchaser to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Baxter and Purchaser:

    (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as if made of such time.

    (b) The Company shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

    (c) The Company shall have obtained all consents, approvals, authorizations and permits required from third parties and any Governmental Entity (applicable to the Company and its subsidiaries) necessary for the consummation of the transactions by the Company of the transactions contemplated by this Agreement.

    (d) Baxter and Purchaser shall have received from the Company an officer's certificate substantially in the form of Exhibit 9.2(d)(i) attached hereto and a Secretary's certificate substantially in the form of Exhibit 9.2(d)(ii) attached hereto.

    (e) From the date of this Agreement through the Effective Time, no event shall have occurred which shall be reasonably likely to result or shall have resulted in a Material Adverse Effect.

    (f) Baxter and Purchaser shall have received (i) an opinion from Louis M. Haynie, Esq., counsel to the Company, substantially in the form of Exhibit 9.2(f)(i) attached hereto, (ii) an opinion from Ray, Quinney & Nebeker, counsel to the Company, substantially in the form of Exhibit 9.2(f)(ii) and (iii) a letter dated the date hereof from Workman, Nydegger & Seeley, special counsel to the Company, affirming the statements set forth in their opinions previously delivered pursuant to Section 4.21 of the Agreement.

    (g) Gary L. Crocker and those other persons specified in Schedule 9.2(g) attached hereto shall have entered into employment or other agreements for the periods and on such other terms substantially as set forth in Exhibits 9.2(g).A, 9.2(g).B and 9.2(g).C, provided, however that no person listed on Schedule 9.2(g) will be required by Baxter or Purchaser to relocate outside of the State of Utah.

    (h) The parties (other than the Company or its affiliates) to the options listed in Schedule 9.2(h) attached hereto shall have agreed to receive cash payments as calculated by Section 3.1(d) in cancellation of such options in full prior to the Effective Time.

    Section 9.3 CONDITIONS OF OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by the
Company:

    (a) The representations and warranties of Baxter and Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as if made as of such time.

    (b) Baxter and Purchaser shall have performed and complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

    (c) Baxter and Purchaser shall have obtained all consents, approvals, authorizations and permits required from third parties and any Governmental Entity (applicable to Baxter and Purchaser and their subsidiaries) necessary for the consummation of the transactions by Baxter and Purchaser of the transactions contemplated by this Agreement.

    (d) The Company shall have received from Baxter and Purchaser (i) an officer's certificate substantially in the form of Exhibit 9.3(d)(i) attached hereto and (ii) a Secretary's certificate substantially in the form of Exhibit 9.3(d)(ii)

    (e) The Company shall have received an opinion (i) from Jay P. Wertheim, Esq., in-house counsel to Baxter, substantially in the form of Exhibit 9.3(e)(i) attached hereto and (ii) an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Baxter and Purchaser substantially in the form of Exhibit 9.3(e)(ii) attached hereto.

    (f) The Company shall have received a written opinion from Ray, Quinney & Nebeker, counsel to the Company, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization under Section 368(a) of the Code.

    (g) From the date of this Agreement through the Effective Time, no event shall have occurred which shall be reasonably likely to result or shall have resulted in a Baxter Material Adverse Effect.

                                   ARTICLE X
                       TERMINATION, AMENDMENT AND WAIVER

    Section 10.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

    (a) BY MUTUAL CONSENT. By mutual consent of the Board of Directors of Parent and the Board of Directors of the Company.

    (b) BY BAXTER AND PURCHASER OR THE COMPANY. By either the Board of Directors of Baxter or the Board of Directors of the Company:

        (i) if the Merger shall not have been consummated on or prior to June 30, 1997; PROVIDED, HOWEVER, that the right to terminate this Agreement under Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in, the failure of the Merger to be consummated on or prior to such date; or

        (ii) if a court of competent jurisdiction or other governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

    (c)  BY THE COMPANY.  By the Board of Directors of the Company:

        (i) if, prior to June 30, 1997, the Company shall have (A) accepted an Acquisition Proposal in compliance with the terms of Section 6.4 hereof and
    (B) paid or caused to be paid the fees provided for in Section 11.1(b) hereof; or

        (ii) if, prior to the Effective Time, Baxter or Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect.

    (d)  BY BAXTER AND PURCHASER.  By the Board of Directors of Baxter:

        (i) if Baxter or Purchaser is not in material breach of the Agreement and (A) prior to the Effective Time, the Company shall have received an Acquisition Proposal and not rejected such Acquisition Proposal within 20 days of its receipt or the Board of Directors of the Company shall have withdrawn, or modified or changed (including by amendment to the Company Proxy Statement/ Prospectus) in a manner adverse to Baxter or Purchaser its approval or recommendation of the Merger or this Agreement, or shall have recommended an Acquisition Proposal; or (B) prior to the Effective Time, it shall have been publicly disclosed or Baxter or Purchaser shall have learned that any person entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act), other than Baxter or its affiliates or any group of which any of them is a member shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange
    Act) of more than 19.9% of any class or series of shares of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right, or warrant, conditional or otherwise, to acquire beneficial ownership of more than 19.9% of any class or series of shares of the Company (including the Shares); or

        (ii) if prior to the Effective Time, the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect.

    Section 10.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement as provided in Section 10.1 above, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Baxter and Purchaser, or any of them, or the Company, or their respective officers, directors or employees, except (a) for fraud or for material breach of this Agreement and (b) as set forth in this Section 10.2, Sections 8.1(b) and 11.1 hereof.

                                   ARTICLE XI
                               GENERAL PROVISIONS

    Section 11.1 FEES AND EXPENSES. (a) Except as contemplated by this Agreement, including Section 11.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

    (b) If (i) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 10.1(c)(i) hereof or (ii) the Board of Directors of Baxter shall terminate this Agreement pursuant to either of Section 10.1(d)(i) or 10.1(d)(ii) hereof after receipt by the Company of an Acquisition Proposal, the Company shall pay or cause to be paid to Baxter (concurrently with the termination of this Agreement in the case of termination referred to in
Section 10.1(c)(i) hereof, or the earlier of (i) entering into an agreement to consummate an Acquisition Proposal or (ii) upon consummation of an Acquisition Proposal which existed at the time of termination, in either case within six months of a termination referred to in either of Sections 10(d)(i) or 10(d)(ii) hereof), an amount equal to $7,000,000.

    (c) The Company's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Baxter and Purchaser against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by the Company with respect to such occurrence.

    Section 11.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein; PROVIDED, HOWEVER, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

    Section 11.3 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement shall survive the termination of this Agreement in accordance with Article X or the Effective Time.

    Section 11.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to Baxter or Purchaser, to:
       c/o Baxter Healthcare Corporation
       17221 Red Hill Avenue
       Irvine, California 92614
       Telecopy No.: (714) 474-6445
       Attention: Jay P. Wertheim, Esq.,
                Vice President, Law

with a copy to:
       Skadden, Arps, Slate, Meagher & Flom LLP
       300 South Grand Avenue, Suite 3400
       Los Angeles, California 90071
       Telecopy No.: (213) 687-5600
       Attention: Joseph J. Giunta, Esq.

    (b) if to the Company, to:
       Research Medical, Inc.
       6864 South 300 West
       Midvale, Utah 84047
       Telecopy No.: (801) 562-1122
       Attention: Gary L. Crocker

with a copy to:
       Ray, Quinney & Nebeker
       79 South Main Street
       Salt Lake City, Utah 84111
       Telecopy No.: (801) 532-7543
       Attention: A.R. Thorup

    Section 11.5 DEFINITIONS; INTERPRETATION. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 11.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    Section 11.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement dated May 7, 1996 by and between Baxter Healthcare Corporation and the Company (including the documents and the instruments referred to herein and therein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 7.6 hereof are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 11.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or to her authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Section 11.9 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Utah (without giving effect to the principles of conflicts of law thereof).

    Section 11.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Baxter or to any direct or indirect wholly owned subsidiary of Baxter. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    IN WITNESS WHEREOF, each of Baxter, Purchaser and the Company has caused this Agreement to be executed on its behalf by its duly authorized officers hereunder all as of the date first above written.

                                BAXTER INTERNATIONAL INC.

                                By:  /s/ HARRY M. JANSEN KRAEMER, JR.
                                     -------------------------------------------
                                     Name:  Harry M. Jansen Kraemer, Jr.
                                     Title: Senior Vice President and
                                            Chief Financial Officer

                                BAXTER CVG SERVICES III, INC.

                                By:  /s/ MICHAEL A. MUSSALLEM
                                     -------------------------------------------
                                     Name:  Michael A. Mussallem
                                     Title: President

                                RESEARCH MEDICAL, INC.

                                By:  /s/ GARY L. CROCKER
                                     -------------------------------------------
                                     Name:  Gary L. Crocker
                                     Title: President and
                                            Chief Executive Officer

                                                                         ANNEX B

                      [WILLIAM BLAIR & COMPANY LETTERHEAD]

                                                                December 3, 1996

Board of Directors
Research Medical, Inc.
6864 South 300 West
Midvale, UT 84047

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the shareholders (the "Shareholders") of Research Medical, Inc. (the "Company") of the consideration to be received pursuant to the terms of the Merger Agreement dated as of December 3, 1996 (the "Merger Agreement") by and among Baxter International Inc. ("Baxter") and the Company.

    Pursuant to the terms of the Merger Agreement, the Company will be merged with a newly formed wholly-owned subsidiary of Baxter (the "Merger"), with such Baxter subsidiary surviving the Merger. The Merger Agreement provides, among other things, that each share of common stock of the Company will be converted into that number of shares of Baxter common stock equal to the quotient arrived at by dividing $23.50 by the market value of Baxter common stock (as defined in the Merger Agreement).

    We have acted as financial advisor to the Company in connection with the Merger. In connection with our review of the Merger and the preparation of our opinion herein, we have: (a) reviewed the terms and conditions of the Merger Agreement and the financial terms of the Merger as set forth in the Merger Agreement; (b) analyzed certain historical financial statements and other information regarding the Company; (c) analyzed certain financial and other information relating to the prospects of the Company provided to us by the Company's management, including financial projections; (d) discussed the past and current operations and financial condition and prospects of the Company with senior executives of the Company; (e) reviewed the financial terms, to the extent publicly available, of selected actual business combinations we believe to be relevant; and (f) performed such other analyses as we have deemed appropriate.

    We have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to financial information, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management, as to the future financial performance of the Company. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of the date hereof.

    In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company.

    William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee and indemnify us against certain liabilities.

    We have been retained by the board of directors of the Company, and this letter is furnished for the use and benefit of the board of directors and is not a recommendation to the Company's shareholders with respect to the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that it may be included in a proxy statement mailed to shareholders by the Company with respect to the Merger.

    Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of December 3, 1996, the consideration to be paid to the Shareholders of the Company in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such Shareholders.

                                          Very truly yours,

                                          /s/ WILLIAM BLAIR & COMPANY, L.L.C.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The registrant, a Delaware corporation, is empowered by section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director or officer of the registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Restated Certificate of Incorporation of the registrant provides that the registrant shall indemnify its directors and officers substantially to the fullest extent permitted by the Delaware General Corporation Law.

    The registrant is also empowered by section 102(b) of the Delaware General Corporation Law to include a provision in its certificate of incorporation to limit a director's liability to the registrant or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article Eighth of the Restated Certificate of Incorporation states that directors of the registrant shall not be liable for monetary damages for breach of fiduciary duty "to the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended." As Delaware law now exists, directors will remain liable for damages for (i) a breach of their duty of loyalty to the registrant and its stockholders; (ii) their failure to act in good faith; (iii) their intentional misconduct or knowing violation of law; (iv) improper dividend payments, stock repurchases or redemptions; and (v) any transaction from which the director derived an improper personal benefit.

    Policies of insurance are maintained by the registrant under which the directors and officers of the registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

    The registrant has entered into indemnification agreements with its officers and directors, which its stockholders have approved or ratified. These agreements provide for full indemnification, including indemnification for judgments or settlements against an officer or director in favor of the registrant, with certain exceptions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS

    The exhibits to this registration statement are listed in the Exhibit Index and are incorporated herein by reference.

    (b) FINANCIAL STATEMENT SCHEDULES

    The information required of Baxter by Schedule II, Schedule of Valuation and Qualifying Accounts, for the three years ended December 31, 1995 is incorporated herein by reference to Baxter's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1995, file No. 1-4448.

    (c) REPORTS, OPINIONS OR APPRAISALS

    Opinion of William Blair & Company, L.L.C. (Included as Annex B to the Proxy Statement/ Prospectus included in this registration statement, (the "Proxy Statement/Prospectus")).

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of West Deerfield, State of Illinois, on the 7th day of February, 1997.

                                BAXTER INTERNATIONAL INC.

                                By:           /s/ VERNON R. LOUCKS JR.
                                     -----------------------------------------
                                                Vernon R. Loucks Jr.
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 7th day of February, 1997.

(i) Principal Executive Officer

   /s/ VERNON R. LOUCKS JR.
------------------------------
     Vernon R. Loucks Jr.
 CHAIRMAN AND CHIEF EXECUTIVE
           OFFICER

(ii) Principal Financial
Officer

 /s/ HARRY M. JANSEN KRAEMER,
             JR.
------------------------------
 Harry M. Jansen Kraemer, Jr.
  SENIOR VICE PRESIDENT AND
       CHIEF FINANCIAL
    OFFICER AND A DIRECTOR

(iii) Principal Accounting
Officer

    /s/ BRIAN P. ANDERSON
------------------------------
      Brian P. Anderson
          CONTROLLER

(iv) A Majority of the Board of Directors

Pei-yuan Chia
John W. Colloton
Susan Crown
Mary Johnston Evans
Frank R. Frame
Martha R. Ingram
Harry M. Jansen Kraemer, Jr.
Arnold J. Levine, Ph.D.
Georges C. St. Laurent, Jr.
Monroe E. Trout, M.D.
Reed V. Tuckson, M.D.
Fred L. Turner

By:     /s/ VERNON R. LOUCKS
                 JR.
      -------------------------
        Vernon R. Loucks Jr.
            DIRECTOR AND
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                      DESCRIPTION OF DOCUMENTS
-----------  ------------------------------------------------------------------------------------------
       2.1*  Amended and Restated Agreement and Plan of Merger, dated as of December 3, 1996, as amended and restated on February 4, 1997, (the "Merger Agreement") by and among Baxter
             International Inc. ("Baxter"), Baxter CVG Services III, Inc. and Research Medical, Inc.
             ("RMI") (Included as Annex A to the Proxy Statement/Prospectus) (exhibits to the Merger
             Agreement omitted, but will be filed by Baxter with the Commission upon request).
       4.1*  Certificate of Designation of Series A Junior Participating Preferred Stock, filed under the Securities Act of 1933 as Exhibit 4.3 to Baxter's registration statement on Form S-8
             (No. 33-28428).
       4.2*  Rights Agreement dated as of March 20, 1989 between Baxter International Inc. and the
             First National Bank of Chicago, as Rights Agent, filed as Exhibit 1 to Baxter's registration statement on Form 8-A dated March 21, 1989 (file No. 1-4448).
       5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
       8.1   Opinion of Ray, Quinney & Nebeker regarding tax matters.
      12.1*  Statements re computation of ratios filed as Exhibit 12 to Baxter's Annual Report on Form
             10-K for the year ended December 31, 1995 (file No. 1-4448).
      15.1   Awareness Letter of Price Waterhouse LLP.
      23.1   Consent of Price Waterhouse LLP.
      23.2   Consent of KPMG Peat Marwick LLP.
      23.3   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (Included in Exhibit 5.1 hereto).
      23.4   Consent of Ray, Quinney & Nebeker.
      23.5   Consent of Workman, Nydegger & Seeley.
      23.6   Consent of William Blair & Company L.L.C. (Included in Annex B to the Proxy
             Statement/Prospectus)
      24.1   Power of Attorney of Pei-yuan Chia.
      24.2   Power of Attorney of John W. Colloton.
      24.3   Power of Attorney of Susan Crown.
      24.4   Power of Attorney of Mary Johnston Evans.
      24.5   Power of Attorney of Frank R. Frame.
      24.6   Power of Attorney of Martha R. Ingram.
      24.7   Power of Attorney of Harry M. Jansen Kraemer, Jr.
      24.8   Power of Attorney of Arnold J. Levine, Ph.D.
      24.9   Power of Attorney of Georges C. St. Laurent, Jr.
     24.10   Power of Attorney of Monroe E. Trout, M.D.
     24.11   Power of Attorney of Reed V. Tuckson, M.D.
     24.12   Power of Attorney of Fred L. Turner.
      99.1   Form of RMI proxy card.

------------------------

 *  Incorporated by reference.